QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 7, 2005

File No. 333-125274

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Penn National Gaming, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	7990 (Primary Standard Industrial Classification Code Number)	23-2234473 (I.R.S. Employer Identification No.)

Wyomissing Professional Center
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
(610) 373-2400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
 Peter M. Carlino
Chief Executive Officer
Wyomissing Professional Center
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
(610) 373-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Rodrigo Guerra, Jr., Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Ave, Suite 3400 Los Angeles, CA 90071 (213) 687-5000 (213) 687-5600 (facsimile)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        The registrant hereby amends this registration statement on such date or date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 7, 2005

PROSPECTUS

Penn National Gaming, Inc.

Offer to Exchange All Outstanding
6 3/4% Senior Subordinated Notes due 2015
for 6 3/4% Senior Subordinated Notes due 2015
which have been registered under the Securities Act of 1933, as amended

The exchange offer will expire at 5:00 p.m., New York City time, on                   , 2005,
unless we extend the exchange offer.

Terms of the exchange offer:

  •
  We will exchange the new notes for all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions, registration rights and liquidated damages provisions relating to the old notes will not apply to the new notes.

  •
  The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Material United Stated Federal Tax Considerations."

  •
  We will not receive any proceeds from the exchange offer.

  •
  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

        When we refer to the term expiration date, we mean 5:00 p.m., New York City time on                        , 2005, unless extended or earlier terminated by us at our discretion.

        There is no established trading market for the new notes, although the old notes currently trade in The PORTAL Market.

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, which we refer to as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes if such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer (or such shorter time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not less than 90 days), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        See "Risk Factors" beginning on page 19 for a discussion of some risks you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

        This prospectus incorporates by reference important business and financial information about us that is not included or delivered with this prospectus. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Attention: Robert S. Ippolito
Telephone: (610) 373-2400

        In order to obtain timely delivery, you must request the information no later than            , 2005, which is five business days before the expiration date of the exchange offer.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

        This prospectus includes information with respect to market share and industry conditions, which are based upon internal estimates and various third party sources. While management believes that such data is reliable, we have not independently verified any of the data from third party sources nor have we ascertained the underlying assumptions relied upon therein. Similarly, our internal research is based upon management's understanding of industry conditions, and such information has not been verified by any independent sources. Accordingly, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

i

SUMMARY

        This summary contains a general summary of the information contained in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, that are part of the reports we file with the SEC and that are incorporated by reference in this prospectus. You should carefully consider the information contained in and incorporated by reference in this entire prospectus, including the information set forth and incorporated by reference into the section entitled "Risk Factors" beginning on page 18 of this prospectus. Except where otherwise noted, the words, "we," "us," "our" and similar terms, as well as references to "Penn National" or the "Company" refer to Penn National Gaming, Inc. and all of its subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled "Summary—The Exchange Offer" and in the section entitled "Description of Notes," "we," "our," and "us" refer only to Penn National Gaming, Inc.

Penn National Gaming, Inc.

        We are a leading, diversified, multi-jurisdictional owner and operator of gaming properties. We currently own or operate nine gaming properties serving major metropolitan areas in and around Colorado, Illinois, Louisiana, Mississippi, Ontario and West Virginia that are focused primarily on serving customers within driving distance of the properties. We also own one racetrack and six off-track wagering facilities in Pennsylvania, one racetrack in West Virginia, one racetrack in Maine, and, through a joint venture, own and operate a racetrack in New Jersey.

        The following table summarizes certain features of our properties and our managed facility as of March 1, 2005:

Properties(1)	Location	Year of Opening	Type of Facility	Approx. Gaming Square Footage	Gaming Machines	Table Games	Hotel Rooms
Owned Gaming
Charles Town Entertainment Complex	Charles Town, WV	1997	Land-based gaming/Thoroughbred racing	121,700	3,793	—	—
Hollywood Casino Aurora	Aurora, IL	1993	Dockside gaming	53,000	1,161	22	—
Casino Rouge	Baton Rouge, LA	1994	Dockside gaming	28,000	1,065	31	—
Casino Magic-Bay St. Louis	Bay St. Louis, MS	1992	Dockside gaming	39,500	1,204	30	494
Hollywood Casino Tunica	Tunica, MS	1994	Dockside gaming	54,000	1,620	31	492
Boomtown Biloxi	Biloxi, MS	1994	Dockside gaming	33,600	1,100	21	—
Bullwhackers	Black Hawk, CO	1992	Land-based gaming	20,700	910	—	—
Operated Gaming
Casino Rama	Orillia, Ontario	1996	Land-based gaming	92,000	2,300	121	300
Racing
Penn National Race Course(2)	Harrisburg, PA		Thoroughbred racing	—	—	—	—
Bangor Historic Track	Bangor, ME		Harness racing	—	—	—	—
Freehold Raceway(3)	Monmouth, NJ		Harness racing	—	—	—	—

Total				442,500	13,153	256	1,286

(1)
Excludes Hollywood Casino Shreveport which is accounted for as a discontinued operation.

(2)
In addition to our racetrack, Penn National Race Course operates six off-track wagering facilities, located throughout Pennsylvania.

(3)
Pursuant to a joint venture with Greenwood New Jersey, Inc., a subsidiary of Greenwood Racing, Inc.

Properties

Owned Gaming Properties

Charles Town Entertainment Complex

        The Charles Town Entertainment Complex in Charles Town, West Virginia was our most profitable property for the year ended December 31, 2004. The Charles Town Entertainment Complex featured approximately 3,800 gaming machines at December 31, 2004 (up from approximately 3,500 at December 31, 2003). As of May 2005, 400 gaming machines have been permanently added and 251 gaming machines have been temporarily added for a total of 4,451 gaming machines at July 6, 2005. Additionally the Charles Town Entertainment Complex features live thoroughbred racing, simulcast wagering and dining. The complex is located on a portion of a 250-acre parcel and includes a 3/4-mile all-weather, lighted thoroughbred racetrack with a 3,000-person grandstand. Significant undeveloped land surrounds the property, and we have a right of first refusal for an additional 250 acres that are adjacent to the complex.

        We have undertaken a number of initiatives to drive growth at Charles Town. In September 2002, we opened approximately 20,000 square feet of new gambling space along with a five-outlet food court, two lounges and a larger retail shop. On July 1, 2003, we opened the Hollywood slot gaming area, an approximately 38,100 square foot themed area with 746 slot machines. This area offers a stage, lounge and valet entrance. In 2004, we expanded the parking garage and added an additional 300 gaming machines.

        The facility is located within approximately a one-hour drive from Baltimore, Maryland and Washington D.C. and is the only gaming property located conveniently west of these two cities.

Hollywood Casino Aurora

        Hollywood Casino Aurora is an approximately 53,000 square foot single-level dockside casino facility with 22 gaming tables and 1,161 gaming machines. The facility features a glass-domed, four-story atrium with two upscale lounges, the award-winning Fairbanks® gourmet steakhouse, the Hollywood Epic Buffet®, a 1950's-style diner, a high-end customer lounge and a private dining room for premium players. Hollywood Casino Aurora also has two parking garages with approximately 2,070 parking spaces. In addition, Hollywood Casino Aurora has retail items at the Hollywood Casino Studio Store®, a highly themed shopping facility that offers movies on video, soundtrack compact discs and logo merchandise from major Hollywood studios.

        Hollywood Casino Aurora is located in Aurora, Illinois, the third largest city in Illinois, approximately 35 miles west of Chicago. The facility is easily accessible from major highways, can be reached by train from downtown Chicago, and is approximately 30 miles from both the O'Hare International and Midway Airports. The principal target markets are Chicago and the surrounding northern and western suburbs.

Casino Rouge

        Casino Rouge is currently one of two dockside riverboat gaming facilities operating in Baton Rouge, Louisiana. The property features a four-story, approximately 47,000 square foot riverboat casino, reminiscent of a nineteenth century Mississippi River paddlewheel steamboat, and a two-story, approximately 58,000 square foot dockside embarkation building. The riverboat features approximately 28,000 square feet of gaming space, 1,065 gaming machines and 31 table games and has a capacity of 1,800 customers. The dockside embarkation facility offers a variety of amenities, including a steakhouse, a 268-seat buffet, food and bar service, a lounge area that includes a band stage and dance floor, meeting and planning space and a gift shop.

        Baton Rouge is approximately 60 miles north of New Orleans and attracts patrons from surrounding suburban communities.

Hollywood Casino Tunica

        Hollywood Casino Tunica features an approximately 54,000 square foot, single-level casino with 1,620 slot machines and 31 table games. Hollywood Casino Tunica's 494-room hotel and 123-space recreational vehicle park provide overnight accommodations for its patrons. In 2003, we completed the conversion of 22 hotel rooms into eleven new suites and renovations to the rest of the hotel rooms.

        The casino includes the highly-themed Adventure Slots® gaming area, featuring multimedia displays of memorabilia from famous adventure motion pictures and over 200 slot machines. Additional entertainment amenities include the award-winning Fairbanks® steakhouse, the Hollywood Epic Buffet®, a 1950's-style diner named the Hollywood Diner, an entertainment lounge, a premium players' club, a themed bar facility, an indoor pool and showroom as well as banquet and meeting facilities. There is also an 18-hole championship golf course adjacent to the facility that is owned and operated through a joint venture with Resorts International and Boyd Gaming. In addition, Hollywood Casino Tunica offers parking for approximately 1,635 cars.

        Hollywood Casino Tunica is located in Tunica, Mississippi. Tunica is the closest gaming jurisdiction to, and is easily accessible from, the Memphis, Tennessee metropolitan area. The Tunica market has become a regional destination resort, attracting customers from surrounding markets such as Nashville, Tennessee, Atlanta, Georgia, St. Louis, Missouri, Little Rock, Arkansas, and Tulsa, Oklahoma.

Casino Magic—Bay St. Louis

        Casino Magic—Bay St. Louis currently offers approximately 39,500 square feet of gaming space, with 1,204 slot machines and 30 table games. We were the first dockside casino in Mississippi to operate on a barge rather than a traditional riverboat. The casino is located on a 17-acre marina with the adjoining land-based facilities situated on 591 acres. The property includes the 291-room Bay Tower Hotel, the 201-room Casino Magic Inn, banquet and meeting space, an approximately 10,000 square foot conference facility, an 1,800-seat entertainment facility, an 18-hole Arnold Palmer-designed championship golf course, five restaurant venues and a live entertainment lounge. There remains ample room for expansion, to the extent the market grows.

        Casino Magic—Bay St. Louis is located on the Mississippi Gulf Coast, approximately 90 miles east of New Orleans, Louisiana and 60 miles west of Mobile, Alabama. The Gulf Coast region is a destination or day trip market and attracts gaming patrons from the local area including Alabama, Florida, Georgia and southeastern Louisiana.

Boomtown Biloxi

        Boomtown Biloxi, also located in the Mississippi Gulf Coast, offers approximately 33,600 square feet of gaming space, with 1,110 slot machines and 21 table games. The casino has an "old west" theme with western memorabilia, country/western music and employees dressed in western attire. In addition, the property includes a full service buffet/menu service restaurant, a 120-seat deli-style restaurant, a full-service bakery, a western dance hall/cabaret and an approximately 20,000 square foot family entertainment center.

        Boomtown Biloxi offers gaming and entertainment amenities to both local customers and tourists. Boomtown Biloxi attracts a significant number of its patrons from nearby casino resorts on the Mississippi Gulf Coast.

Bullwhackers

        The Bullwhackers Casino includes approximately 20,700 square feet of gaming space consisting of 910 slot machines, including the adjoining Bullpen Sports Casino and the Silver Hawk Saloon and Casino. These casinos are located on leased land and approximately 3.25 acres of land purchased by us in the acquisition, most of which is utilized for a 475-car parking area. The property is located 45 miles west of Denver.

Operated Gaming Property

Casino Rama

        Through CHC Casinos Canada Limited, or CHC Casinos, our indirectly wholly owned subsidiary, we operate Casino Rama, a full service gaming and entertainment facility, on behalf of the Ontario Lottery and Gaming Corporation, a provincial crown corporation owned by the Province of Ontario. The property has approximately 92,000 square feet of gaming space, 2,300 gaming machines and 121 table games. A 5,000-seat entertainment facility was opened in July 2001 and a 300-room hotel was opened on June 30, 2002. Casino Rama is located on the lands of the Mnjikaning First Nation, approximately 90 miles north of Toronto.

        The Development and Operating Agreement under which CHC Casinos operates the facility, which we refer to as the management contract for Casino Rama, sets out the duties, rights and obligations of CHC Casinos. As the operator, CHC Casinos is entitled to a base fee equal to 2.0% of gross revenues of the casino and an incentive fee equal to 5.0% of the casino's net operating margin. The agreement terminates on July 31, 2011, and the Ontario Lottery and Gaming Corporation has the option to extend the term of the agreement and CHC Casinos' appointment as operator for two successive periods of five years each, commencing on August 1, 2011.

Our Strengths and Business Strategy

        Over the course of the last seven years, we have successfully transformed ourselves from an operator of racetracks and off-track wagering facilities into an operator of diversified gaming properties. Since 1997, we have completed six acquisitions which represented a total of nine gaming properties. We have focused our efforts on (i) acquiring gaming properties at a reasonable multiple, (ii) deploying capital in higher-growth, under-penetrated markets and (iii) sustaining property performance in mature markets. We believe we have a strong operational platform from which to pursue the continued growth of our gaming operations. Furthermore, we have continually proven our ability to simultaneously execute our strategy while deleveraging over time.

        Historically Stable Cash Flows from Existing Properties.    Because each of our properties caters predominantly to customers who tend to visit our properties on a regular basis, our properties historically have generated relatively stable cash flows. Moreover, the majority of our gross gaming revenues comes from either video lottery terminal or slot machine play, which typically are more predictable and stable sources of revenue than other forms of gaming revenues. Each of our owned properties has been in operation for a minimum of seven years and each is an established venue for entertainment in its respective market. We believe the capital development plans we have implemented will help us improve the cash flow generating capabilities of our properties in the future.

        Diversified Property Portfolio.    Since 1997, we have acquired eight gaming properties in seven regional markets and the management contract to operate one gaming property in another regional market, enabling us to develop a diversified portfolio of gaming properties. We believe this regional diversification contributes to our stable cash flows while providing us with an opportunity to build a diversified database of gaming customers. We intend to continue to broaden our property portfolio through the pursuit of strategic acquisitions in attractive markets.

        Attractive Expansion Opportunities.    We have attractive growth opportunities in the near future at three existing locations, Charles Town, Penn National Race Course and Bangor Historic Track in Maine. We continue to employ a very disciplined approach to evaluating these opportunities based on several criteria including revenue enhancement, return on investment and earnings diversification. We are currently refining our design proposal for a completely new gaming and racing facility at Penn National Race Course. The location has a population of nearly 900,000 adults within a one hour drive and will have 2,000 slot machines. We expect the new Penn National Race Course slots facility to open in early 2007 subject to licensing. In Maine, we plan to open a temporary gaming facility with approximately 475 slot machines in the fourth quarter of 2005, subject to necessary approvals. We plan to subsequently open a permanent gaming facility and operate approximately 1,500 slot machines in Bangor. We intend to deploy in Pennsylvania and Maine many of the same disciplined project development, management and expansion techniques that have resulted in Charles Town emerging as one of the nation's premier gaming facilities.

        Strong and Experienced Management Team.    Our senior management team has an average industry tenure of more than 20 years and an established record of acquiring, integrating and operating gaming and pari-mutuel facilities. Our management team believes that its successful track record of integrating acquisitions is a direct result of a focused approach to improve operations at the acquired properties by (i) ensuring the quality of property management and (ii) employing a disciplined approach to capital expenditures at the properties. Management's ability to successfully integrate acquisitions is reflected in our stable growth trends. From the year ended December 31, 2001 to the year ended December 31, 2004, revenue has more than doubled through organic growth and acquisitions.

Recent Developments

  Redemption of 11 1/8% Senior Subordinated Notes due 2008

        On February 8, 2005, we called for redemption all of the $200 million aggregate principal amount of our outstanding 11 1/8% Series B Senior Subordinated Notes due March 1, 2008, in accordance with the related indenture. The redemption price was $1,055.63 per $1,000 principal amount, plus accrued and unpaid interest. The notes were redeemed on March 10, 2005 using a portion of the net proceeds of the old note offering.

        In this prospectus, we refer to the old note offering and the redemption of all of the 11 1/8% notes as the "Refinancing Transactions."

  Pocono Sale

        On January 25, 2005, we completed the sale of The Downs Racing, Inc. and its subsidiaries to the Mohegan Tribal Gaming Authority ("MTGA") for approximately $280 million (the "Pocono Sale"). Reflecting taxes, post closing adjustments, fees and other expenses, we realized net cash proceeds of approximately $170.6 million, a portion of which we used to prepay outstanding borrowings under our existing senior secured credit facilities, as described below.

        Under the terms of the agreement, MTGA acquired The Downs Racing, Inc. and its subsidiaries including Pocono Downs (a standardbred horse racing facility located on approximately 400 acres in Wilkes-Barre, Pennsylvania) and five Pennsylvania OTW facilities located in Carbondale, East Stroudsburg, Erie, Hazleton and the Lehigh Valley (Allentown). The agreement also provides MTGA with certain post-closing termination rights in the event of certain materially adverse legislative or regulatory events. Under U.S. generally accepted accounting principles, the transaction will not be recorded as a sale until the post-closing termination rights have expired.

        We have reflected the results of this transaction by classifying the assets, liabilities and results of operations of The Downs Racing, Inc. as assets and liabilities held for sale and discontinued operations in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." A gain or loss on this transaction has not been recognized at this time since the sale has not yet been deemed completed. Financial information for The Downs Racing, Inc. was previously reported as part of the racing reporting segment.

  Prepayment of Existing Senior Secured Credit Facility

        On March 14, 2005, we paid down $110.7 million of term loan borrowings under our existing senior secured credit facility from available cash flow and the net proceeds of the old notes. As a result of this accelerated principal payment on our credit facility, we recorded a loss on early extinguishment of debt of $1.8 million for the write-off of the associated deferred finance fees. On April 14, 2005, we used an aggregate of $159.3 million of net proceeds from the Pocono Sale to pay off all remaining borrowings under our existing senior secured credit facility.

  Pending Acquisition of Argosy Gaming Company and Anticipated Acquisition Financing

        On November 3, 2004, we announced that our and Argosy Gaming Company's ("Argosy's"), boards of directors unanimously approved a definitive merger agreement (the "Merger Agreement") under which we will acquire all of the outstanding shares of Argosy for an all-cash price of $47.00 per share. The transaction is valued at approximately $2.2 billion, including approximately $805 million of long-term debt of Argosy and its subsidiaries. On January 20, 2005, Argosy's stockholders approved the Merger Agreement.

        The Argosy merger is subject to approval by each of our and Argosy's respective state regulatory bodies, and to certain other necessary regulatory approvals and other customary closing conditions contained in the Merger Agreement. We are working with various state gaming boards and the Federal Trade Commission (the "FTC") to get their required approvals to complete the transaction. In connection with the FTC approval process, we have elected to divest the Argosy Baton Rouge property to expedite securing necessary approvals and have entered into an Agreement to Execute Securities Purchase Agreement with Columbia Sussex Corporation and a subsidiary of Columbia Sussex ("Buyer"). The Agreement to Execute specifies that, pursuant to the terms and conditions specified therein, and immediately following the effective time of Penn National's acquisition of Argosy, Argosy, Buyer and Columbia Sussex will execute a Securities Purchase Agreement whereby, pursuant to the terms and conditions specified therein, Buyer will acquire the Argosy Baton Rouge property.

        If the Argosy merger is consummated, the combined company would be the third largest operator of gaming properties in the U.S. with annual revenue in excess of $2 billion, over 20,000 slot machines, and approximately 700,000 square feet of gaming space. Upon completion of the Argosy merger, and reflecting previously announced divestitures, acquisitions and projects under development, we would own thirteen gaming facilities, four pari-mutuel horse racing facilities, six off-track wagering sites and a 50% interest in a fifth pari-mutuel horse racing facility, and hold a management contract for a casino in Canada. Argosy owns and operates casinos and related entertainment and hotel facilities in the Midwestern and southern U.S.: the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

        Concurrently with the closing of the Argosy merger we plan to enter into new senior secured credit facilities upon terms and conditions to be negotiated. We have received commitments from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Lehman Commercial Paper Inc. to provide up to $2.725 billion of senior secured credit facilities (which we may elect to increase to up to $3.025 billion as described below) to finance the transactions contemplated by the Merger Agreement, refinance certain of our and Argosy's indebtedness and pay certain fees and expenses in connection therewith. It is contemplated that such senior secured credit facilities would be comprised of a $750.0 million revolving credit facility, up to a $325.0 million term loan A facility and up to a $1.65 billion term loan B facility. During the first three years of the term of the senior secured credit facilities, we may elect to increase the senior secured credit facilities by up to $300.0 million in the aggregate, subject to some limitations; provided that any increase in commitments under the new revolving credit facility cannot exceed $100 million. The senior secured credit facilities are to be guaranteed by substantially all domestic subsidiaries of Penn National and Argosy and secured by substantially all of our, Argosy's, and such guarantors' assets, in each case except to the extent prohibited by relevant gaming authorities after we have used commercially reasonable efforts to arrange for such guarantees or collateral or as otherwise excluded. Material conditions to funding include, without limitation, absence of a material adverse change at Argosy, refinancing of Argosy's existing indebtedness and our existing senior secured credit facility, receipt of necessary regulatory approvals and consummation of the Argosy merger in compliance in all material respects with the Merger Agreement.

Settlement of Casino Rouge Litigation

        In August 2002, the lessor of the property on which Casino Rouge conducts a significant portion of its dockside operations filed a lawsuit against the Company in the 19th Judicial District Court for the Parish of East Baton Rouge, Louisiana seeking a declaratory judgment that the plaintiff landlord is entitled to terminate the lease and/or void the Company's option to renew the lease due to certain alleged defaults by the Company or its predecessors-in-interest. On May 16, 2005, the plaintiff landlord and Louisiana Casino Cruises, Inc. ("LCCI"), a subsidiary of Penn, entered into an agreement whereby the parties agreed to settle all claims in exchange for LCCI purchasing the property from the plaintiff for $30.5 million. The settlement is subject to the satisfaction of certain real estate-related closing conditions.

Licensing Updates

  Penn National Race Course

        We continue to develop and refine our design proposal for a completely new gaming and racing facility at Penn National Race Course to take advantage of the opportunities afforded by Pennsylvania's new slot machine legislation. On July 5, 2004 Pennsylvania Governor Edward G. Rendell signed into law the Pennsylvania Race Horse Development and Gaming Act. Subsequently, the members of the Pennsylvania Gaming Control Board were named. The Pennsylvania Gaming Control Board held its fourth meeting in March 2005, and is currently focused on staffing so that it may develop the regulatory, application, licensing and approval processes. The Pennsylvania Gaming Control Board expects to begin to issue licenses between December 2005 and February 2006. The Pennsylvania Department of Revenue has selected GTECH Corporation to supply a central control computer system to monitor slot machine gaming in Pennsylvania. The new law had been the subject of a lawsuit which challenged the validity of the law on various constitutional grounds, but on June 22, 2005, Pennsylvania's Supreme Court upheld the key provisions of the new law relating to slot machines. We expect to open the new slots facility within approximately one year after receiving a license.

  Bangor Historic Track

        The Maine Harness Racing Commission has granted us an unconditional racing license for Bangor Historic Track, Inc. ("BHT") for the 2004 and 2005 racing seasons. The annual license represents the first regulatory approval necessary for us to proceed with our proposed $74 million development project at the track including the construction of Maine's first and presently only gaming facility where we intend to place up to 1,500 slot machines. In October, we also submitted our licensing application to the Maine Gambling Control Board for a slot operator's license. On November 4, 2004, the Maine Gambling Control Board granted us a conditional slot operator license. The license is conditioned on us not commencing gaming operations while the Board and the Department of Public Safety pursue legislation to protect confidential corporate and personal information in the same manner as other U.S. gaming and racing jurisdictions, and until we have submitted such information to the Board after passage of such legislation by the legislature and subsequent gubernatorial execution. On February 9, 2005, the Joint Standing Committee on Legal and Veterans Affairs voted to pass a form of such legislation. Pending passage of the legislation by the full legislature, subsequent execution by the Governor and appropriate implementation by the Maine Gaming Control Board, we intend to continue to move forward with developing our plans for construction of a state-of-the-art racing and gaming facility in Bangor.

        On April 14, 2005, we announced that BHT had agreed to acquire an off-tracking betting facility in Bangor, Maine which will be used, pending regulatory approval, as a temporary gaming facility for approximately 475 slot machines in advance of our construction of a permanent facility. Under the terms of the agreement, BHT will acquire Miller's Inc., a facility of approximately 27,000 square feet on 2.5 acres, which includes 250 parking spaces, from Miller Family Limited Partnership and John Miller for $3.8 million. The transaction closed on June 30, 2005. Subject to necessary approvals, we plan to open a temporary gaming facility with approximately 475 slot machines in the fourth quarter of 2005. We recently filed our completed slot operator license application, and are in the process of working with the city of Bangor to identify and finalize the optimal site for permanent development.

Hollywood Casino Shreveport Bankruptcy and Disposition

        On August 27, 2004, our unrestricted subsidiary, Hollywood Casino Shreveport ("HCS"), in cooperation with an Ad Hoc Committee representing a majority of its noteholders, entered into an agreement with Eldorado Resorts LLC ("Eldorado") providing for acquisition of HCS by certain affiliates of Eldorado. On September 10, 2004, a group of HCS's creditors led by Black Diamond Capital Management, LLC filed an involuntary petition against HCS for relief under Chapter 11 of the U.S. Bankruptcy Code. On October 28, 2004, HCS filed a joint plan and disclosure statement that incorporated the Eldorado transaction. On October 30, 2004, HCS agreed to the entry of an order for relief in the Chapter 11 case filed against it, and in connection therewith, the managing general partner of HCS ("HCS I"), the general partner of HCS ("HCS II"), the parent company of HCS I and HCS II ("HWCC-Louisiana"), and the co-issuer of the HCS notes (Shreveport Capital Corporation) commenced voluntary cases under Chapter 11 of the Bankruptcy Code. On March 28, 2005, HCS-Golf Course LLC ("HCS Golf Course") a wholly owned subsidiary of HCS and non-debtor affiliate also commenced a voluntary case under Chapter 11 of the Bankruptcy Code. HCS filed a revised Chapter 11 plan and disclosure statement with the bankruptcy court on March 3, 2005. The plan continues to provide for the acquisition of the hotel and casino by Eldorado. The Official Bondholder Committee in the Chapter 11 case joined HCS as a proponent of the plan. Black Diamond and KOAR International Inc., Black Diamond's proposed operator of the hotel and casino, continue to express interest in acquiring the hotel and casino and asked the Bankruptcy Court for permission to file their own competing plan. On April 15, 2005, the Bankruptcy Court ruled against allowing Black Diamond and KOAR to submit their competing reorganization plan to the creditors. On April 21, 2005, the bankruptcy court approved the disclosure statement for HCS's plan and set a hearing on confirmation of the plan on June 13, 2005. On June 19, 2005, the Bankruptcy Court approved a settlement agreement announced in open court for the confirmation of the plan together with their non-debtor affiliate, HCS-Golf Course, LLC, and the Bondholders Committee. The terms of the Eldorado agreement providing for the acquisition of HCS are incorporated in the plan. It is expected that a written order confirming the plan (the "Confirmation Order") will be presented to the Bankruptcy Court for signing and entry in the near future. Although the Bankruptcy Court approved the settlement, the plan has not yet been consummated and is not yet effective. The plan cannot become effective until after the Bankruptcy Court enters the Confirmation Order and the Louisiana Gaming Control Board approves the transaction and the parties involved. HCS is accounted for as a discontinued operation effective in the second quarter of 2004. The HCS notes are non-recourse to Penn National and its subsidiaries (other than HCS, Shreveport Capital Corporation (together, the "HCS issuers"), HCS I, HCS II, and HWCC-Louisiana). This offering is not conditioned on the consummation of the Shreveport disposition.

Pro Forma Information

        In this prospectus, we refer to the Acquisition Transactions, the Refinancing Transactions, and the Pocono Sale, collectively, as the "Transactions." Unless stated otherwise, as used in this prospectus, "on a pro forma basis" or "pro forma" means after giving effect to all of the Transactions. Please refer to "Unaudited Pro Forma Combined Financial Statements" for more detailed information regarding the Transactions and the related pro forma adjustments.

Address and Telephone Number

        Our principal executive offices are located at Wyomissing Professional Center, 825 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610. Our telephone number is (610) 373-2400.

The Exchange Offer

        On March 9, 2005, we completed the private offering of $250,000,000 principal amount of 6 3/4% Senior Subordinated Notes due 2015, Series A, which we refer to as the "old notes." As part of that offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to complete an offer to exchange the old notes for a like principal amount of 6 3/4% Senior Subordinated Notes due 2015, Series B, which have been registered under the Securities Act, which notes we refer to as the "new notes" and, together with the old notes, the "notes." Below is a summary of the exchange offer.

Old Notes	$250,000,000 principal amount of 6 3/4% Series A Senior Subordinated Notes due 2015, which we issued March 9, 2005.
New Notes
$250,000,000 principal amount of 6 3/4% Series B Senior Subordinated Notes due 2015, the issuance of which has been registered under the Securities Act. The form and the terms of the new notes are substantially identical to those of the old notes, except that the new notes:
	•	will have been registered under the Securities Act;
	•	will not bear legends restricting their transfer under the Securities Act;
	•	will not be entitled to registration rights that apply to the old notes; and
	•	will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.
Exchange Offer
We are offering to issue up to $250,000,000 principal amount of the new notes, in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued in transactions in reliance upon the exemptions from registration provided by Section 4(2) and Rule 144A under the Securities Act.
Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless extended by us. By tendering your old notes, you represent to us that:
	•	you are not our affiliate, as defined in Rule 405 under the Securities Act;
	•	any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;
•
at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

•
if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market making or other trading activities, and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution;" and
	•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.
Withdrawal; Non-Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2005. To be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth on page 44. The notice must specify:
	•	the name of the person having tendered the old notes to be withdrawn,
	•	the old notes to be withdrawn, including the principal amount of such old notes, and
	•	if certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder without expense to such holder promptly after the expiration or termination of the exchange offer. In the case of the old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company, or DTC, any withdrawn or unaccepted old notes will be credited to the tendering holders' account at DTC. For further information regarding the withdrawal of old notes that have been tendered, see "The Exchange Offer—Withdrawal Rights."
Conditions to the Exchange Offer
We are not required to accept for exchange, or to issue new notes in exchange for, any old notes and we may terminate or amend the exchange offer if any of the following events occur prior to our acceptance of the old notes:
	•	the exchange offer violates any applicable law or applicable interpretation of the staff of the Securities and Exchange Commission;
	•	an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

	•	we do not receive all the governmental approvals that we believe are necessary to consummate the exchange offer; or
	•	there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair our ability to consummate the exchange offer.

We may waive any of the above conditions in our discretion. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Old Notes
Unless you comply with the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:
•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at one of the addresses listed below under the caption "The Exchange Offer—Exchange Agent"; or
•
tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. For a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, Wells Fargo Bank, National Association, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC on or prior to the expiration date of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."
Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but
	•	the old notes are not immediately available;
	•	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

• the procedure for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer;
then you may tender old notes by following the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.
Material United States Federal Income Tax Consequences
The exchange of the old notes for new notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Material United States Federal Income Tax Consequences," for more information regarding the United States federal income tax consequences to you of the exchange offer.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent
Wells Fargo Bank, National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption, "The Exchange Offer—Exchange Agent."
Resales
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:
• you are acquiring the new notes in the ordinary course of your business;
• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the new notes; and
• you are not an affiliate of ours.

If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the new notes:
	•	you cannot rely on the applicable interpretations of the staff of the SEC;
	•	you will not be entitled to tender your old notes in the exchange offer; and
	•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.
Broker-Dealers
Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.
Furthermore, any broker-dealer that acquired any of its old notes directly from us:
•
may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and
	•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes which were received by the broker-dealer as a result of market making or other trading activities. We have agreed that for a period of up to 180 days after the consummation of this exchange offer (or such shorter time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not less than 90 days), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

Registration Rights Agreement
When we issued the old notes on March 9, 2005, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to:
	•	file a registration statement for the exchange notes within 270 days after the issue date of the notes (December 5, 2005);
	•	use our reasonable best efforts to cause the registration statement to become effective within 330 days after the issue date of the notes (February 3, 2006); and
	•	consummate the exchange offer within 365 days after the issue date of the notes (March 10, 2006).

If we fail to meet our registration obligations, we will pay liquidated damages at a rate of 0.25% per annum of the principal amount of old notes held by a Holder, increasing by an additional 0.25% per annum of the principal amount of old notes for each subsequent 90-day period our registration obligations are not met, up to a maximum of amount of 0.50% per annum of the principal amount of the notes. Under some circumstances set forth in the registration rights agreement, holders of old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See Description of the New Notes—Registration Rights."

Consequences of Not Exchanging Your Old Notes

        If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not intend to register the old notes under the Securities Act. Under some circumstances set forth in the registration rights agreement, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Description of the New Notes—Registration Rights."

Summary Description of the New Notes

        The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Penn National Gaming, Inc.
Securities Offered	$250,000,000 principal amount of 6 3/4% Senior Subordinated Notes due 2015.
Maturity	March 1, 2015.
Interest Rate	6 3/4% per year (calculated using a 360-day year).
Interest Payment Dates	March 1 and September 1, beginning on September 1, 2005.
Form and Terms	The form and terms of the new notes will be the same as the form and terms of the original notes except that:
• the new notes will bear a different CUSIP number from the original notes;
• the new notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the new notes, and the new notes will not provide for liquidated damages in connection with registration defaults.

The new notes will evidence the same debt as the original notes. They will be entitled to the benefits of the indenture governing the original notes and will be treated under the indenture as a single class with the original notes.
Ranking
The new notes will be our unsecured senior subordinated obligations and will rank junior to our existing and future senior debt. As of March 31, 2005, we had $169.7 million of senior debt, excluding approximately $89.7 million available for borrowings under our existing senior secured credit facility. In addition, because the new notes are not guaranteed by our subsidiaries, creditors of our subsidiaries and holders of any of our debt that is guaranteed by our subsidiaries (including our 8 7/8% notes and our 6 7/8% notes) have a prior claim, ahead of the notes, on all of our subsidiaries' assets.
Optional Redemption
Prior to March 1, 2010, we may redeem the new notes at a make-whole premium expressed as a spread to a defined United States Treasury security rate, plus accrued interest, as described under the section captioned "Description of the New Notes—Redemption—Optional Redemption Prior to March 1, 2010." In addition, on and after March 1, 2010, we may redeem some or all of the new notes at the redemption prices plus accrued interest, listed in the section captioned "Description of the New Notes—Redemption—Optional Redemption On and After March 1, 2010."

Optional Redemption After Equity Offerings	At any time (which may be more than once) before March 1, 2008, we can choose to redeem up to 35% of the outstanding new notes with money that we raise in one or more equity offerings, as long as:
	•	we pay 106.750% of the principal amount of the notes, plus interest;
	•	we redeem the notes within 180 days of completing the equity offering; and
	•	at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.
Redemption Based Upon Gaming Laws
The notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See "Description of the New Notes—Redemption—Gaming Redemption."
Change of Control Offer
If we experience a change of control accompanied by a decline in the rating of the notes, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued interest. See "Description of the New Notes—Repurchase at the Option of the Holders—Change of Control and Ratings Decline."
We might not be able to pay you the required price for the new notes you present to us at the time of a change of control, because:
	•	we might not have enough funds at that time; or
	•	the terms of our senior debt may prevent us from paying.
Asset Sale Proceeds
If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest. See "Description of the New Notes—Repurchase at the Option of the Holders—Asset Sales."
Certain Indenture Provisions	The indenture governing the notes will contain covenants limiting our (and most or all of our subsidiaries') ability to:
	•	incur additional debt and issue certain preferred stock;
	•	pay dividends or distributions on our capital stock or repurchase our capital stock;
	•	make certain investments;

•	create liens on our assets to secure certain debt;
•	enter into transactions with affiliates;
•	merge or consolidate with another company;
•	transfer and sell assets; and
•	designate our subsidiaries as unrestricted subsidiaries.
These covenants are subject to a number of important and significant limitations, qualifications and exceptions.

        For more detailed information regarding the terms of the new notes, see "Description of the New Notes."

Risk Factors

        You should carefully consider all of the information in this prospectus. In particular, you should read the "Risk Factors" section beginning on page 19 for information regarding some of the risks associated with an investment in the new notes.

RISK FACTORS

        You should carefully consider the following risks and all the other information contained in, and incorporated by reference into, this prospectus before tendering your old notes in the exchange offer.

Risks Related to the Argosy Merger

        We may not consummate the Argosy merger.

        By investing in the notes, you are investing in Penn National on a stand-along basis and recognize that we may not realize the expected benefits of the Argosy merger. If we do not complete the Argosy merger, it could adversely affect the value of the notes. Although certain information included in this prospectus generally assumes consummation of the Argosy merger, we cannot assure you that the Argosy merger will be consummated on the terms described herein or at all. The completion of the Argosy merger is subject to the satisfaction of certain conditions precedent, which may or may not occur. However, the parties could agree to modify certain terms or waive certain closing conditions contained in the Merger Agreement, any of which modifications or waivers could be significant to your interests as a note holder, and proceed with the Argosy merger on that basis.

        On a pro forma basis, as of March 31, 2005, we would have had $4.3 billion in total assets and $2.9 billion of total debt compared to $2.0 billion in total assets and $0.8 billion of total debt on an actual basis. In addition, on a pro forma basis, our net revenues, interest expense and net income from continuing operations for the year ended December 31, 2004 would have been $2.2 billion, $174.3 million and $130.4 million, respectively, compared to $1.1 billion, $67.4 million and $92.6 million, respectively on an actual basis.

        In addition, we have incurred and will continue to incur substantial costs in connection with the proposed Argosy merger. These costs are primarily associated with the fees of attorneys, accountants and our financial advisors. We have also diverted significant management resources in an effort to complete the merger. If the Argosy merger is not completed, we will have incurred significant costs, including the diversion of management resources, for which we will have received little or no benefit, which could negatively impact our financial results and operations.

        Because of the complex conditions which must be satisfied in order to complete acquisitions in the gaming industry and the regulatory approvals required in connection with such acquisitions, our planned acquisition of Argosy, as well as our involvement in potential acquisitions in the future, may result in uncapitalized expenses, non-recurring charges, litigation, substantial obligations and a substantial risk of loss.

        If we consummate the Argosy merger then we will be subject to additional risks, including, without limitation, all of the business, financial, operational, environmental, competitive, regulatory, economic and other risks related to Argosy and its properties and operations that are included in Argosy's filings with the SEC. In addition, the risks that our current operations face may increase or intensify. Information concerning Argosy is publicly available via the SEC's website and EDGAR system. See "Argosy Information" contained in this prospectus

        None of Argosy's public information has been incorporated by reference herein and we do not make any representations with respect to, or assume any responsibility for the accuracy or completeness of the information contained in, the proxy statement or any other filings by Argosy with the SEC. We have not obtained any cold comfort or other support for information contained in Argosy's public information or used in the pro forma financial information contained herein. Subject to the foregoing cautionary statements, investors are urged to review Argosy's public filings, any information relating to Argosy included herein, and the pro forma financial information included herein, and to consider, in any event, the potential impact of the Argosy merger and the other Acquisition Transactions described in this prospectus, whether or not consummated.

Risks Related to Our Business

        A substantial portion of our revenues and income from operations is derived from our Charles Town, West Virginia and Aurora, Illinois facilities.

        For the year ended December 31, 2004, approximately 35.1% and 44.9% of our net revenue and income from operations, respectively, were derived from our Charles Town operations, and approximately 20.4% and 27.8% of our net revenue and income from operations, respectively, were derived from our Aurora operations. We expect that a substantial portion of our revenues and income from operations for the immediate future will be derived from our Charles Town and Aurora facilities. Our ability to meet our operating and debt service requirements is substantially dependent upon the continued success of these facilities. The operations at these facilities could be adversely affected by numerous factors including:

  •
  risks related to local and regional economic and competitive conditions, such as a decline in the number of visitors to the facility, a downturn in the overall economy in the market, a decrease in gaming activities in the market or an increase in competition;

  •
  changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) applicable to a facility;

  •
  impeded access to the facility due to weather, road construction or closures of primary access routes; and

  •
  the occurrence of floods and other natural disasters.

        If any of these events occurs, our operating revenues and cash flow could decline significantly. For example, in July 2003, the State of Illinois increased certain tax rates and added new tax brackets for gaming licensees. We have taken steps to mitigate the Illinois tax increase through a variety of methods including employee reduction, marketing and promotional programs reductions, other cost reductions and the adoption of admission fees. While these steps have been beneficial to us, we cannot assure you that we will be able to successfully mitigate the tax increase.

        We may face disruption in integrating and managing the Argosy operations and any facilities we may acquire in the future.

        On November 3, 2004, we entered into a Merger Agreement pursuant to which we intend to acquire Argosy. In addition, we expect to continue pursuing expansion and acquisition opportunities, and we regularly evaluate opportunities for acquisition of other properties, which evaluations may include discussions and the review of confidential information after the execution of nondisclosure agreements with potential acquisition candidates, some potentially significant in relation to our size.

        We could face significant challenges in managing and integrating the expanded or combined operations of Penn National and Argosy and any other properties we may acquire. The integration of the Argosy operations and any other properties we may acquire will require the dedication of management resources that may temporarily divert attention from our day-to-day business. The process of integrating Argosy, and other properties we may acquire, also may interrupt the activities of those businesses, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that the Argosy merger or the acquisition of any other properties will be completed or that Argosy or any other properties will be integrated successfully.

        Management of new properties, especially in new geographic areas, may require that we increase our managerial resources. We cannot assure you that we will be able to manage the combined operations effectively or realize any of the anticipated benefits of our acquisitions. We also cannot assure you that if the Argosy merger or any other acquisitions are completed, that Argosy or any other acquired businesses will generate sufficient revenue to offset the associated costs or other adverse effects.

        Our ability to achieve our objectives in connection with any acquisition we may consummate may be highly dependent on, among other things, our ability to retain the senior level property management teams of such acquisition candidates. If, for any reason, we are unable to retain these management teams following such acquisitions or if we fail to attract new capable executives, our operations after consummation of such acquisitions could be materially adversely affected.

        The occurrence of some or all of the above described events could have a material adverse effect on our business, results of operations or financial condition.

        We face risks related to the development and expansion of our current properties.

        We expect to use a portion of our cash on hand, cash flow from operations and available borrowings under our revolving credit facility for significant capital expenditures at certain of our properties. Any proposed enhancement may require us to significantly increase the size of our existing work force at those properties. We cannot be certain that management will be able to hire and retain a sufficient number of employees to operate and manage these facilities at their optimal levels. The failure to employ the necessary work force could adversely affect our operations and ultimately harm profitability. In addition, these enhancements could involve risks similar to construction risks including cost over-runs, delays, market deterioration and receipt of required licenses, permits or authorizations, among others. Our failure to complete any new development or expansion project as planned, on schedule, within budget or in a manner that generates anticipated profits, could have a material adverse effect on our business, financial condition and results of operations.

        We face a number of challenges prior to opening new gaming facilities.

        No assurance can be given that the expected timetable for opening new gaming facilities will be met in light of the uncertainties inherent in the development of the regulatory framework, the licensing process, legislative action and litigation.

        We face significant competition from other gaming operations and racing and pari-mutuel operations.

        Gaming operations.    The gaming industry is characterized by a high degree of competition among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery and poker machines not located in casinos, Native American gaming, Internet gaming and other forms of gambling in the United States. In a broader sense, our gaming operations face competition from all manner of leisure and entertainment activities, including shopping, high school, collegiate and professional athletic events, television and movies, concerts and travel. Legalized gaming is currently permitted in various forms throughout the U.S., in several Canadian provinces and on various lands taken into trust for the benefit of certain Native Americans in the U.S. and Canada. Other jurisdictions, including states adjacent to states in which we currently have facilities, may legalize gaming in the near future. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other persons will increase competition for our gaming operations and could have a material adverse impact on us.

        Gaming competition is particularly intense in each of the markets where we operate or where we may operate in the future. As competing properties have opened, our operating results may be negatively affected. Some of our competitors have more gaming industry experience, are larger and have significantly greater financial and other resources. In addition, some of our direct competitors in certain markets may have superior facilities and/or operating conditions. There could be further competition in our markets as a result of the upgrading or expansion of facilities by existing market participants, the entrance of new gaming participants into a market or legislative changes.

        We expect each existing or future market in which we participate to be highly competitive. The competitive position of each of our casino properties is discussed in detail in the subsection entitled "Gaming Operations" in the "Business—Competition" section of our Annual Report on Form 10-K.

        Racing and pari-mutuel operations.    Our racing and pari-mutuel operations face significant competition for wagering dollars from other racetracks and off-track wagering facilities, some of which also offer other forms of gaming, as well as other gaming venues such as casinos and state sponsored lotteries, including the Pennsylvania, New Jersey, Delaware and West Virginia lotteries. Our telephone account and Internet wagering operations compete with providers of such services throughout the country. We also may face competition in the future from new off-track wagering facilities, new racetracks or new providers of telephone account or Internet wagering. From time to time, states consider legislation to permit other forms of gaming. If additional gaming opportunities become available near our racing and pari-mutuel operations, such gaming opportunities could have a material adverse effect on our business, financial condition and results of operations.

        We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

        We are defendants in various lawsuits relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors and others in the ordinary course of business. As with all litigation, no assurance can be provided as to the outcome of these matters and in general, litigation can be expensive and time consuming. We may not be successful in the defense of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

        We face extensive regulation from gaming and other regulatory authorities.

        Licensing requirements.    As owners and operators of gaming and pari-mutuel wagering facilities, we are subject to extensive state, local and, in Canada, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. Various regulatory authorities, including the Colorado Limited Gaming Control Commission, the Illinois Gaming Board, the Louisiana Gaming Control Board, the Mississippi State Tax Commission, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Racing Commission, the Alcohol and Gaming Commission of Ontario, the Pennsylvania State Horse Racing Commission, the West Virginia Racing Commission, the West Virginia Lottery Commission, the Maine Gambling Control Board and the Maine Harness Racing Commission, have broad discretion, and may, for any reason set forth in the applicable legislation, rules and regulations, limit, condition, suspend, fail to renew or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries or prevent another person from owning an equity interest in us. Like all gaming operators in the jurisdictions in which we operate, we must periodically apply to renew our gaming licenses or registrations and have the suitability of certain of our directors, officers and employees approved. We cannot assure you that we will be able to obtain such renewals or approvals. Regulatory authorities have input into our operations, for instance, hours of operation, location or relocation of a facility, numbers and types of machines and loss limits. Regulators may also levy substantial fines against or seize our assets or the assets of our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

        We have demonstrated suitability to obtain and have obtained all governmental licenses, registrations, permits and approvals necessary for us to operate our existing gaming and pari-mutuel facilities. We cannot assure you that we will be able to retain them or demonstrate suitability to obtain any new licenses, registrations, permits or approvals. In addition, the loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for a license in another jurisdiction. If we expand our gaming operations in our existing jurisdictions or to new areas, we may have to meet additional suitability requirements and obtain additional licenses, registrations, permits and approvals from gaming authorities in these jurisdictions. The approval process can be time-consuming and costly and we cannot be sure that we will be successful.

        Gaming authorities in the U.S. generally can require that any beneficial owner of our securities file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our securities to file a suitability application, the owner must generally apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate such an owner's suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our securities. In addition, under these circumstances, the indenture governing the notes gives us the opportunity to require any such owner to dispose of its notes within 30 days of any finding of unsuitability or to call for the redemption of such notes at a redemption price equal to the least of (i) the principal amount thereof, plus accrued and unpaid interest, (ii) the price at which such owner acquired the notes, plus accrued and unpaid interest, or (iii) such other lesser amount as may be required by applicable gaming law. There can be no assurance that we will have sufficient funds or otherwise will be able to repurchase any or all of your notes upon a finding of unsuitability.

        Potential changes in legislation and regulation of our operations.    Regulations governing the conduct of gaming activities and the obligations of gaming companies in any jurisdiction in which we have or in the future may have gaming operations are subject to change and could impose additional operating, financial or other burdens on the way we conduct our business.

        Moreover, legislation to prohibit or limit gaming may be introduced in the future in states where gaming has been legalized. In addition, from time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations or which may otherwise adversely impact our operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations or enactment of other adverse regulatory changes could have a material adverse effect on our operating results.

        Taxation and fees.    We believe that the prospect of significant revenue is one of the primary reasons that jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, local and provincial legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could have a material adverse effect on our business, financial condition and results of operations. For example, effective July 1, 2003, the State of Illinois increased the graduated gaming tax rate structure by increasing certain tax rates, adding new tax brackets and raising the highest marginal tax rate from 50% to 70%. Additionally, Illinois increased the admission tax from $3 to $5 per person. While the Illinois legislature has rolled back gaming and admissions taxes to pre-July 1, 2003 levels (the legislation includes a proviso that gaming taxes paid by us for each of the next two years cannot be less than $86.0 million to the State of Illinois plus 5% of adjusted gross revenues for local governments), tax increases remain a risk. The large number of state and local governments with significant current or projected budget deficits makes it more likely that those governments that currently permit gaming will seek to fund such deficits with new or increased gaming taxes, and worsening economic conditions could intensify those efforts. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our future financial results.

        Compliance with other laws.    We are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the serving of alcoholic beverages. If we are not in compliance with these laws, it could have a material adverse effect on our business, financial condition and results of operations.

        We depend on our key personnel.

        We are highly dependent on the services of Peter M. Carlino, our Chairman and Chief Executive Officer, Kevin G. DeSanctis, our President and Chief Operating Officer, and other members of our senior management team. Our ability to retain key personnel is affected by the competitiveness of our compensation packages and the other terms and conditions of employment, our continued ability to compete effectively against other gaming companies and our growth prospects. The loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

        Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and compliance risks.

        New or changing laws and regulations relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and NASDAQ National Market rules, are creating uncertainty for companies. These new or changed laws and regulations are subject to varying interpretations in many cases due to their lack of specificity, recent issuance and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expenses. In addition, we are subject to different parties' interpretation of our compliance with these new and changing laws and regulations. A failure to comply with any of these new laws or regulations, including Section 404 of the Sarbanes-Oxley Act of 2002, could have a material adverse effect on the company. For instance, if our gaming authorities, the SEC, our independent auditors or our shareholders and potential shareholders conclude that our compliance with the regulations is unsatisfactory, this may result in a negative public perception of our company, subject us to increased regulatory scrutiny, penalties or otherwise adversely affect us.

        Inclement weather and other conditions could seriously disrupt our business and have a material adverse effect on our financial condition and results of operations.

        The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions, natural disasters and other casualties. Because many of our gaming operations are located on or adjacent to rivers, these facilities are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, forces of nature, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather conditions. For example, in September 2004, Casino Rouge in Baton Rouge, Louisiana, Casino Magic-Bay St. Louis in Bay St. Louis, Mississippi, and Boomtown Biloxi in Biloxi, Mississippi were closed on a precautionary basis in anticipation of Hurricane Ivan. In addition, several of our casinos are subject to risks generally associated with the movement of vessels on inland waterways, including risks of collision or casualty due to river turbulence and traffic. Many of our casinos operate in areas which are subject to periodic flooding that has caused us to experience decreased attendance and increased operating expenses. Any flood or other severe weather condition could lead to the loss of use of a casino facility for an extended period. Reduced patronage and the loss of a dockside casino or riverboat from service for any period of time could adversely affect our business, financial condition and results of operations.

        We are subject to environmental laws and potential exposure to environmental liabilities.

        We are subject to various federal, state and local environmental laws and regulations that govern our operations, including emissions and discharges into the environment, and the handling and disposal of hazardous and nonhazardous substances and wastes. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities or restrictions. From time to time, we have incurred and are incurring costs and obligations for correcting environmental noncompliance matters. To date, none of these matters have had a material adverse effect on our business, financial condition or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

        We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating contaminated soil or groundwater on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of contamination, or failure to remediate it properly, may adversely affect our ability to sell or rent property. The Bullwhackers and Silver Hawk Casinos are located within the geographic footprint of the Clear Creek/Central City Superfund Site, a large area of historic mining activity which is the subject of state and federal clean-up actions. Although we have not been named a potentially responsible party for this Superfund Site, it is possible that as a result of our ownership and operation of these properties (on which mining may have occurred in the past), we may incur costs related to this matter in the future. Furthermore, we are aware that there is or may be soil or groundwater contamination at certain of our facilities resulting from current or former operations. These matters are in various stages of investigation, and we are not able at this time to estimate the costs that will be required to resolve them. To date, none of these matters or other matters arising under environmental laws has had a material adverse effect on our business, financial condition, or results of operations; however, there can be no assurance that such matters will not have such an effect in the future.

        The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

        A majority of our revenues are attributable to slot machines operated by us at our gaming facilities. It is important, for competitive reasons, that we offer the most popular and up to date slot machine games with the latest technology to our customers.

        We believe that a substantial majority of the slot machines sold in the U.S. in 2004 were manufactured by a few select companies. In addition, we believe that one company in particular provided a majority of all slot machines sold in the U.S. in 2004.

        In recent years, the prices of new slot machines have escalated faster than the rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participation lease is substantially more expensive over the long term than the cost to purchase a new machine.

        For competitive reasons, we may be forced to purchase new slot machines or enter into participation lease arrangements that are more expensive than our current costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

        We depend on agreements with our horsemen and pari-mutuel clerks.

        The Federal Interstate Horseracing Act of 1978, as amended, the West Virginia Racing Act and the Pennsylvania Racing Act require that, in order to simulcast races, we have written agreements with the horse owners and trainers at our West Virginia and Pennsylvania race tracks. In addition, in order to renew our license to operate gaming machines in West Virginia, we are required to enter into written agreements with a representative of a majority of the horse owners and trainers, a representative of a majority of the pari-mutuel clerks and a representative of a majority of the horse breeders.

        Effective October 1, 2004, we signed an agreement with the Pennsylvania Thoroughbred Horsemen at Penn National Race Course that expires on September 30, 2011. At the Charles Town Entertainment Complex, we have an agreement with the Charles Town Horsemen that became effective on January 1, 2005 and expires on December 31, 2007. Our agreement with the pari-mutuel clerks at Charles Town expired on June 24, 2005. We are in active discussions with the pari-mutuel clerks at Charles Town regarding a new agreement, however there can be no assurance that we will be able to enter into a new agreement.

        If we fail to maintain operative agreements with the horsemen at a track, we will not be permitted to conduct live racing and export and import simulcasting at that track and off-track wagering facilities. In addition, in West Virginia, if we fail to maintain operative agreements with the horse owners and trainers, the pari-mutuel clerks and the horse breeders we will not be permitted to operate our gaming machines. In addition, our simulcasting agreements are subject to the horsemen's approval. If we fail to renew or modify existing agreements on satisfactory terms, this failure could have a material adverse effect on our business, financial condition and results of operations.

        Energy and fuel price increases may adversely affect our costs of operations and our revenues.

        Our casino properties use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the recent substantial increases in the cost of electricity in the United States will negatively affect our results of operations. In addition, energy and fuel price increases in cities that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation to our properties, which would negatively impact our revenues. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, but this impact could be material.

Risks Relating to the Exchange Offer

        Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

        If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to your old notes. The restrictions on transfer of your old notes arise because we issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act.

        Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of old notes. As old notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease could reduce the liquidity of the trading market for the old notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding old notes following the exchange offer.

        For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Material United States Federal Tax Consequences."

        You must comply with the exchange offer procedures to receive new notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

  •
  a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes".

        Some holders who exchange their old notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        There is no established trading market for the notes and you may find it difficult to sell your notes.

        There is no existing trading market for the new notes. We do not intend to apply for listing or quotation of the new notes on any exchange, although the old notes trade in PORTAL. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be, nor can we make any assurances regarding the ability of new note holders to sell their notes, the amount of new notes to be outstanding following the exchange offer or the price at which the new notes might be sold. As a result, the market price of the new notes could be adversely affected. Historically, the market for non-investment grade debt, such as the new notes, has been subject to disruptions that have caused substantial volatility in the prices of securities. Any disruptions may have an adverse effect on holders of the new notes.

Risks Related to the Notes.

        Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes and our other debt.

        We continue to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences to our financial health. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

  •
  require us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that are not as highly leveraged;

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds; and

  •
  result in an event of default if we fail to satisfy our obligations under our debt or fail to comply with the financial and other restrictive covenants contained in our debt, which event of default could result in all of our debt becoming immediately due and payable and could permit certain of our lenders to foreclose on our assets securing such debt.

        Any of the above listed factors could have a material adverse effect on our business, financial condition and results of operations. In addition, we may incur substantial additional indebtedness in the future, including to fund acquisitions. The terms of our existing indebtedness do not, and any future debt (including any senior secured credit facilities financing the Argosy merger) may not, fully prohibit us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify.

        The availability and cost of financing could have an adverse effect on business.

        We intend to finance our current and future expansion and renovation projects primarily with cash flow from operations, borrowings under our current senior secured credit facility and equity or debt financings. If we are unable to finance our current or future expansion projects, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as capital expenditures, selling assets, restructuring debt, or obtaining additional equity financing or joint venture partners, or modifying our bank credit facility. These sources of funds may not be sufficient to finance our expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, development and renovation projects, which may adversely affect our business, financial condition and results of operations.

        Our indebtedness imposes restrictive covenants on us.

        Our existing senior secured credit facility requires (and the senior secured credit facilities we intend to enter into to finance the Argosy merger will require) us, among other obligations, to maintain specified financial ratios and satisfy certain financial tests, including fixed charge coverage and total leverage and senior leverage ratios. In addition, our existing senior secured credit facility restricts (and the senior secured credit facilities we intend to enter into to finance the Argosy merger) will restrict, among other things, our ability to incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. A failure to comply with the restrictions contained in our senior secured credit facilities and the indentures governing our existing senior subordinated notes could lead to an event of default thereunder which could result in an acceleration of such indebtedness. In addition, the indentures relating to our senior subordinated notes restrict, among other things, our ability to incur additional indebtedness (excluding certain indebtedness under senior secured credit facilities), make certain payments and dividends or merge or consolidate. A failure to comply with the restrictions in any of the indentures governing the notes could result in an event of default under such indenture which could result in an acceleration of such indebtedness and a default under our other debt, including our existing senior subordinated notes and our senior secured credit facilities.

        To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

        Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our existing senior secured credit facility will be adequate to meet our future liquidity needs for the next few years.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our existing senior secured credit facility in amounts sufficient to enable us to fund our liquidity needs, including with respect to our indebtedness. In addition, if we consummate significant acquisitions in the future, our cash requirements may increase significantly. As we are required to satisfy amortization requirements under our existing senior secured credit facility or as other debt matures, we may also need to raise funds to refinance all or a portion of our debt. We cannot assure you that we will be able to refinance any of our debt, including our existing senior secured credit facility, on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service or refinance the notes, extend or refinance our debt, including our existing senior secured credit facility, will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

        Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings.

        The notes rank behind all of our existing indebtedness and could rank behind all of our future borrowings, except for our existing senior subordinated notes and any other future indebtedness that expressly provides that it ranks subordinated in right of payment to, other indebtedness of ours. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior indebtedness will be entitled to be paid in full before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid in full all of the senior debt. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, and holders of notes may receive less, ratably, than the holders of senior debt.

        As of March 31, 2005, the notes were subordinated to approximately $169.7 million of senior debt (including amounts under outstanding letters of credit) and approximately $89.7 million was available for borrowing as additional senior debt under our existing senior secured credit facility, and pari passu with $375.0 million of other senior subordinated debt (although such pari passu debt has the benefit of subsidiary guarantees and, therefore, effectively ranks prior to the notes). On a pro forma basis, as of March 31, 2005, the notes would have been subordinated to approximately $2.3 billion of senior debt (including amounts under outstanding letters of credit) and approximately $403.0 million would have been available for borrowing as additional senior debt under our existing senior secured credit facility, and pari passu with $375.0 million of other senior subordinated debt (although such pari passu debt has the benefit of subsidiary guarantees and, therefore, effectively ranks prior to the notes). We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture governing the notes.

        We are a holding company and the notes are not guaranteed by any of our subsidiaries. As a result, the creditors of our subsidiaries (including the holders of our existing 6 7/8% and 8 7/8% notes) have a prior claim, ahead of the notes, on all of our subsidiaries' assets.

        We have no direct operations and no significant assets other than ownership of the stock of our subsidiaries. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, including payments of principal and interest on the notes.

        Since none of our subsidiaries will guarantee the notes, creditors of our subsidiaries (including the holders of our $200.0 million aggregate principal amount of our 6 7/8% senior subordinated notes due 2011 (the "6 7/8% notes"), and $175.0 million aggregate outstanding principal amount of our 8 7/8% senior subordinated notes due 2010 (the "8 7/8% notes"), with respect to the assets of all of our domestic wholly owned subsidiaries that guarantee such notes) have a prior claim, ahead of the holders of notes, on the assets of those subsidiaries. In addition, our subsidiaries have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of our subsidiaries, holders of indebtedness and trade creditors of our subsidiaries will generally be entitled to payment of their claims from the assets of our subsidiaries before any assets are made available for distribution to us. Accordingly, there may be insufficient funds, even before taking account of our senior debt, to satisfy claims of noteholders.

        As of March 31, 2005, our subsidiaries had an aggregate of $375.0 million of indebtedness (representing their guarantees of the 8 7/8% notes and the 6 7/8% notes), $13.6 million of other indebtedness (other than their obligations as guarantors of our senior debt) and $119.8 million of other liabilities. On a pro forma basis, as of March 31, 2005, our subsidiaries would have had an aggregate of $375.0 million of indebtedness (representing their guarantees of the 8 7/8% notes and the 6 7/8% notes), $13.6 million of other indebtedness (other than their obligations as guarantors of our senior debt) and $353.2 million of other liabilities, in each case, all of which would have a prior claim, ahead of the notes, on the assets of those subsidiaries. Legal and contractual restrictions in agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may further limit our ability to obtain cash from our subsidiaries. In addition, the earnings of our subsidiaries, covenants contained in our and our subsidiaries' debt agreements (including our senior secured credit facilities, our 8 7/8% notes and our 6 7/8% notes and the notes), covenants contained in other agreements to which we or our subsidiaries are or may become subject (including in connection with the Argosy merger), business and tax considerations, and applicable law, including laws regarding the payment of dividends and distributions, may further restrict the ability of our subsidiaries to make distributions to us. We cannot assure you that our subsidiaries will be able to provide us with sufficient dividends, distributions or loans to fund the interest and principal payments on the notes when due.

        The notes are unsecured. Therefore, our secured creditors (including the lenders under our existing senior secured credit facility and under the senior secured credit facilities we anticipate entering into to finance the Argosy merger) would have a prior claim, ahead of the notes, on our assets.

        The notes are unsecured. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our secured debt, including the lenders under our senior secured credit facility, will be entitled to be paid in full from our assets securing that secured debt before any payment may be made with respect to the notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result you may lose a portion of or the entire value of your investment in the notes.

        We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture relating to the notes or the terms of our other indebtedness. In addition, under certain circumstances, we may be permitted to use the proceeds from debt to effect merger payments in compliance with the indenture.

        Upon the occurrence of a change of control accompanied by a decline in the rating of the notes, a default could occur in respect of our existing senior secured credit facility, and we will be required to make an offer to purchase all outstanding notes and our other outstanding senior subordinated notes. If such a change of control triggering event were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price for all the notes tendered by the holders or such other indebtedness. In addition, under the indenture for the notes, if we satisfy certain leverage and/or ratings criteria, we are permitted to engage in a merger constituting or resulting in a change of control and to use the proceeds of indebtedness that we may incur under the indenture to make payments that would otherwise constitute a restricted payment. Such events will permit us to increase our leverage for purposes of paying or guaranteeing indebtedness used to finance merger consideration for our equity holders, which might not otherwise be permitted under the indenture. See "Description of the New Notes—Repurchase at the Option of Holders" and "—Certain Covenants—Restricted Payments."

        Our existing senior secured credit facility and existing indentures contain, and any future agreements relating to indebtedness to which we become a party may contain, provisions restricting our ability to purchase notes or providing that an occurrence of a change of control constitutes an event of default, or otherwise requiring payment of amounts borrowed under those agreements. If such a change of control triggering event occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our then existing lenders and other creditors to the purchase of the notes or could attempt to refinance the indebtedness that contains the prohibition. If we do not obtain such a consent or repay such indebtedness, we would remain prohibited from purchasing the notes. In that case, our failure to purchase tendered notes would constitute a default under the terms of the indenture governing the notes and any other indebtedness that we may enter into from time to time with similar provisions.

        An Event of Default has occurred under the indentures governing the Hollywood Casino Shreveport notes.

        Our subsidiaries, HCS and Shreveport Capital Corporation, are issuers of $39 million aggregate principal amount of 13% senior secured notes due 2006 and $150 million aggregate principal amount of 13% first mortgage notes due 2006 (together, the "HCS notes"). The HCS issuers and the other obligors under the HCS notes are unrestricted subsidiaries under our existing senior secured credit facility and the indentures governing the notes, our 8 7/8% notes and our 6 7/8% notes. The HCS notes are non-recourse to us and our subsidiaries (other than the HCS issuers, HCS I, HCS II and HWCC-Louisiana).

        On August 27, 2004, HCS, in cooperation with an Ad Hoc Committee representing a majority of its noteholders, entered into an agreement with Eldorado Resorts LLC ("Eldorado") providing for Eldorado's acquisition of HCS. On September 10, 2004, a group of creditors led by Black Diamond Capital Management, LLC filed an involuntary Chapter 11 case against HCS. On October 28, 2004, HCS filed a joint plan and disclosure statement that incorporates the Eldorado transaction. On October 30, 2004, HCS agreed to the entry of an order for relief in the Chapter 11 case filed against it, and, in connection therewith, HCS I, HCS II, HWCC-Louisiana and Shreveport Capital Corporation commenced voluntary cases under Chapter 11 of the Bankruptcy Code. On March 28, 2005, HCS-Golf Course commenced a voluntary case under Chapter 11 of the Bankruptcy Code.

        HCS filed a revised reorganization plan and disclosure statement with the Bankruptcy Court on March 3, 2005. The plan continues to provide for the acquisition of the hotel and casino by Eldorado under the agreement announced last year. The Official Bondholder Committee in the Chapter 11 case has joined HCS as a proponent of the plan. Black Diamond and KOAR continue to express interest in acquiring the hotel and casino and have asked the bankruptcy court for permission to file their own competing plan. On April 15, 2005, the bankruptcy court ruled against allowing Black Diamond and KOAR to submit their competing reorganization plan to the creditors. On April 21, 2005, the Bankruptcy Court approved the disclosure statement for HCS's plan and set a hearing on confirmation of the plan on June 13, 2005. On June 19, 2005, the Bankruptcy Court approved a settlement agreement announced in open court for the confirmation of the plan together with their non-debtor affiliate, HCS-Golf Course, LLC, and the Bondholders Committee. The terms of the Eldorado agreement providing for the acquisition of HCS are incorporated in the plan. It is expected that a written order confirming the plan (the "Confirmation Order") will be presented to the Bankruptcy Court for signing and entry in the near future. Although the Bankruptcy Court approved the settlement, the plan has not yet been consummated and is not yet effective. The plan cannot become effective until after the Bankruptcy Court enters the Confirmation Order and the Louisiana Gaming Control Board approves the transaction and the parties involved. There can be no assurance that the plan will become effective.

        It is uncertain at this time what the outcome of the bankruptcy proceedings will be, whether the Eldorado transaction will be consummated or what the timing or terms of the proceedings or transaction would be, or what the effect on HCS or us or any of our other subsidiaries will be. The outcome of the proceedings and transaction could include a sale, liquidation and dissolution, bankruptcy and/or further litigation filed with respect to HCS and its affiliates.

FORWARD LOOKING STATEMENTS

        In this prospectus we make some "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are included throughout this prospectus and incorporated by reference herein, including in the section entitled "Risk Factors," and relate to our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terms such as "believes," "estimates," "expects," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. Specifically, forward-looking statements may include, among others, statements concerning:

  •
  our expectations of future results of operations or financial condition;

  •
  our expectations for our properties and the facility that we manage in Canada;

  •
  the timing, cost and expected impact on our market share and results of operations of our planned capital expenditures;

  •
  our expectations with respect to the closing date, integration and results of operations of Argosy Gaming Company and the impact of the Argosy merger and the related transactions;

  •
  the impact of our regional diversification;

  •
  our expectations with regard to further acquisitions and the integration of any companies we may acquire;

  •
  the outcome and financial impact of the litigation in which we are involved;

  •
  the actions of regulatory authorities with regard to our business and the impact of any such actions;

  •
  the actions of legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions;

  •
  our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; and

  •
  expectations of the continued availability and cost of capital resources.

        Although we believe that the expectations reflected in such forward-looking statements are reasonable, they are inherently subject to risks, uncertainties and assumptions about us and our subsidiaries and, accordingly, our forward-looking statements are qualified in their entirety by reference to the factors described below under the heading "Risk Factors" and in the information incorporated by reference herein. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation, risks related to the following:

  •
  the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business;

  •
  successful completion of capital projects at our gaming and pari-mutuel facilities;

  •
  increases in our effective rate of taxation at any of our properties or at the corporate level;

  •
  the activities of our competitors;

  •
  the existence of attractive acquisition candidates;

  •
  our dependence on key personnel;

  •
  the outcome and financial impact of any "Event of Default" under the indentures governing the 13% senior secured notes due 2006 and 13% first mortgage notes due 2006 issued by HCS and Shreveport Capital Corporation;

  •
  the maintenance of agreements with our horsemen and pari-mutuel clerks and other parties, such as trainers, owners and breeders; and

  •
  the impact of terrorism and other international hostilities.

        Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading "Risk Factors" herein and in our filings with the SEC.

        All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements contained herein or incorporated by reference, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement that was executed in connection with the sale of the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for the old notes tendered by you and accepted by us in the exchange offer, new notes in the same principal amount. The old notes surrendered in exchange for the new notes will be retired and will not result in any increase in our outstanding debt. Any tendered-but-unaccepted old notes will be returned to you and will remain outstanding.

RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, "earnings" is defined as income from continuing operations before provision for income taxes and fixed charges and less capitalized interest. "Fixed charges" consist of interest expense, amortization of capitalized debt costs and premium on debt, capitalized interest and the estimated interest included in rental expense.

Year Ended December 31,
					Three Months Ended March 31, 2005
2000	2001	2002	2003	2004
1.5	1.8	1.8	2.3	2.9	1.7

CAPITALIZATION

        The following table sets forth our actual historical and pro forma cash and cash equivalents and capitalization as of March 31, 2005. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto incorporated by reference in this prospectus and the "Unaudited Pro Forma Combined Financial Statements" included elsewhere in this prospectus.

	As of March 31, 2005
	Actual	Pro Forma
	(in thousands) (unaudited)
Cash and cash equivalents	$210,502	$140,000
Restricted cash(1)	96,961	—

Total cash	$307,463	$140,000

Long-term debt, including current maturities:
Senior secured credit facility
Existing revolving credit facility(2)	—	—
New revolving credit facility(3)	—	$327,000
Existing term loans(1)	159,318	—
New term loans(3)	—	1,975,000
8 7/8% senior subordinated notes due 2010	175,000	175,000
6 7/8% senior subordinated notes due 2011	200,000	200,000
6 3/4% senior subordinated notes due 2015	250,000	250,000
Capital leases/other	13,649	13,649

Total long-term debt	797,967	2,940,649
Shareholders' equity	431,096	428,493

Total capitalization	1,229,063	3,369,142

(1)
We completed the Pocono Sale on January 25, 2005 and realized net cash proceeds of $170.6 million, which, in accordance with our existing senior secured credit facility, were required to be used for the payment of our existing senior secured credit facility or reinvested in our operations within 365 days. As of March 31, 2005, we had used approximately $60 million of the net cash proceeds to prepay borrowings under our existing senior secured credit facility, and the balance was recorded as restricted cash. On April 4, 2005, the remainder of the restricted cash was used to prepay all outstanding borrowings under our existing senior secured credit facility, and this prepayment is reflected in the pro forma column. See "Recent Developments—Pocono Sale" and "—Prepayment of Existing Senior Secured Credit Facility."

(2)
The total existing revolving credit facility is $100.0 million. At March 31, 2005, after giving effect to letters of credit of $10.3 million, we had $89.7 million available to borrow under the revolving credit facility, of which no borrowings were outstanding.

(3)
It is contemplated that the new senior secured credit facilities would be composed of a $750.0 million revolving credit facility, up to a $325.0 million term loan A facility and up to a $1.65 billion term loan B facility, provided, that any increase in commitments under the new revolving credit facility cannot exceed $100.0 million. On a pro forma basis, at March 31, 2005, we would have had $403.0 million available to borrow under the new revolving credit facility after giving effect to letters of credit of $20.2 million.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial and operating data for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 are derived from our consolidated financial statements that have been audited by BDO Seidman, LLP, an independent registered public accounting firm. The following selected consolidated financial and operating data for the three months ended March 31, 2004 and 2005 are derived from our unaudited consolidated financial statements. The selected consolidated financial and operating data should be read in conjunction with our consolidated financial statements and Notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included herein and incorporated by reference herein.

	Year Ended December 31,					Three Months Ended March 31,
	2000(1)	2001(2)	2002(3)	2003(4)	2004	2004	2005
	(In thousands, except per share data)
						(unaudited)
Income statement data:(5)
Net Revenues	$254,302	$478,258	$618,856	$1,012,998	$1,140,689	$285,056	$289,306
Total operating expenses	214,811	406,155	520,612	836,463	926,909	232,930	233,007

Income from operations	39,491	72,103	98,244	176,535	213,780	52,126	56,299
Other (expenses), net	(27,645)	(40,525)	(52,381)	(76,878)	(76,152)	(18,687)	(30,693)

Income before income taxes	11,846	31,578	45,863	99,657	137,628	33,439	25,606
Taxes on income	3,682	10,916	17,534	37,463	50,288	12,447	9,352

Income from continuing operations	8,164	20,662	28,329	62,194	87,340	20,992	16,254
Income (Loss) from discontinued operations	3,828	3,096	2,534	(10,723)	(15,856)	(3,205)	(452)

Net income	$11,992	$23,758	$30,863	$51,471	$71,484	$17,787	$15,802

Per share data:(6)
Earnings (loss) per share—basic
Income from continuing operations	$0.14	$0.34	$0.38	$0.79	$1.09	$0.26	$0.20
Discontinued operations, net of tax	$0.06	$0.05	$0.03	$(0.14)	$(0.20)	$(0.04)	$(0.01)

Basic net income per share	$0.20	$0.39	$0.41	$0.65	$0.89	$(0.22)	$(0.19)

Earnings (loss) per share—diluted
Income from continuing operations	$0.13	$0.32	$0.36	$0.77	$1.05	$0.26	$0.19
Discontinued operations, net of tax	$0.06	$0.05	$0.03	$(0.14)	$(0.19)	$(0.04)	$(0.00)

Diluted net income (loss) per share	$0.19	$0.37	$0.39	$0.63	$0.86	$(0.22)	$(0.19)

Weighted shares outstanding—basic	59,872	61,306	75,550	78,946	80,510	79,717	82,198
Weighted shares outstanding—diluted	61,772	63,674	78,188	81,224	83,508	82,224	85,390
Other data:
Net cash provided by operating activities	$40,976	$84,784	$101,641	$140,036	$195,454	$44,760	$22,183
Net cash provided by (used in) investing activities	(229,027)	(216,039)	(102,064)	(330,864)	(65,404)	(15,555)	259,020
Net cash provided by (used in) financing activities	201,810	145,593	18,312	217,459	(124,177)	(20,608)	(61,344)
Depreciation and amortization	9,908	29,751	34,518	57,471	65,785	16,441	15,495
Interest expense	20,644	46,096	42,104	76,616	75,720	19,416	16,503
Capital expenditures	27,295	41,511	88,533	56,733	68,957	12,772	15,313
Balance sheet data:
Cash and cash equivalents(7)	$22,299	$36,637	$54,536	$81,567	$87,620		$210,502
Total assets	439,900	679,377	765,480	1,609,599	1,643,407		1,950,675
Total debt(7)	309,299	458,909	375,018	990,123	858,909		797,967
Shareholders' equity	79,221	103,265	247,000	309,878	398,092		431,096

(1)
Reflects operations included since the August 8, 2000 acquisition of Casino Magic—Bay St. Louis casino and Boomtown Biloxi casino.

(2)
Reflects operations included since the April 27, 2001 acquisition of all of the gaming assets of CRC Holdings, Inc. and the minority interest in Louisiana Casino Cruises, Inc.

(3)
Reflects operations included since the April 25, 2002 acquisition of Bullwhackers.

(4)
Reflects the operations of the Hollywood Casino properties since the March 3, 2003 acquisition date.

(5)
Certain prior year amounts have been reclassified to conform to the current year presentation.

(6)
Per share data has been retroactively restated to reflect the increased number of common stock shares outstanding as a result of our June 25, 2002 and March 7, 2005 stock splits.

(7)
Does not include discontinued operations.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange old notes that are validly tendered on or prior to the expiration date and not validly withdrawn as permitted below. When we refer to the term "expiration date", we mean 5:00 p.m., New York City time,                         , 2005. We may, however, in our sole discretion, extend the period of time that the exchange offer is open. The term expiration date means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $250,000,000 principal amount of old notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of old notes that are known to us of on the date hereof.

        We expressly reserve the right prior to the expiration of the exchange offer, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of the old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

        Your tender to us of old notes, as set forth below, and our acceptance of the old notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at the address set forth below under "—Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

  •
  a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of old notes, if this procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 41 must be received by the exchange agent on or prior to the expiration date, with the letter of transmittal or an agent's message in place of the letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or old notes should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an Eligible Institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an Eligible Institution in this prospectus). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an Eligible Institution.

        We, or the exchange agent, in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, such old notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the old notes.

        If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent to us that, among other things:

  •
  you are not our affiliate, as defined in Rule 405 under the Securities Act;

  •
  any new notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

  •
  at the time of the commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving new notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes in violation of the Securities Act;

  •
  if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of your market making or other trading activities, and you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution;" and

  •
  if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the new notes.

        If you are our "affiliate," as defined in Rule 405 under the Securities Act, or engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

  •
  could not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of its old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of new notes on the record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid, from the issue date of the old notes.

        In all cases, issuance of new notes for old notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC,

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof, and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, the non-exchanged old notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or you must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

  •
  the tender is made through an Eligible Institution;

  •
  on or prior to the expiration date, the exchange agent received from such Eligible Institution a notice of guaranteed delivery, substantially in the form we provide, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent, and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of old notes at any time on or prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn,

  •
  the old notes to be withdrawn, including the principal amount of such old notes, and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

  (a)
  the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

  (b)
  there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

          (1)   seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

          (2)   resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes pursuant to the exchange offer;

  or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our reasonable judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of new notes having obligations with respect to resales and transfers of new notes which are greater than those described in this prospectus, or would otherwise materially impair our ability to proceed with the exchange offer; or

  (c)
  there has occurred:

          (1)   any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

          (2)   any limitation by a governmental agency or authority which may materially impair our ability to complete the transactions contemplated by the exchange offer,

          (3)   a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

          (4)   a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing, existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

  (d)
  any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be materially adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have material adverse significance with respect to the value of the old notes or the new notes;

in the case of any of the foregoing paragraphs (a) through (d), which in our reasonable judgment in any case, and regardless of the circumstances giving rise to any such condition, materially impair our ability to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The conditions stated above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and we will not issue new notes in exchange for any such old notes, if at such time any stop order by the SEC is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wells Fargo Bank, National Association, Exchange Agent

By Regular Mail or Overnight Courier:	By Registered or Certified Mail:	By Hand:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg.—12th Floor 608 2nd Avenue South Minneapolis, MN 55402
Attn: Reorg (if by mail, registered or certified recommended)	Attn: Reorg	Attn: Reorg

By Facsimile:	To Confirm by Telephone:
(612) 667-4927 Attn: Bondholder Communications	(800) 344-5128; or (612) 667-9764 Attn: Bondholder Communications

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by Wells Fargo Bank, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Old Notes

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and holders should consult their own legal advisors with respect to those matters.

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who is one of our "affiliates" as defined in Rule 405 under the Securities Act or who intends to participate in the exchange offer for the purpose of distributing the new notes:

  •
  will not be able to rely on the interpretation of the SEC's staff;

  •
  will not be able to tender its old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution".

        We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 180 days after the consummation of the exchange offer (or such shorter time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not less than 90 days), to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any new notes acquired in the exchange offer.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Secured Credit Facility

        On March 3, 2003, we entered into the existing senior secured credit facility with a syndicate of lenders that replaced our then existing credit facility. We amended and restated our existing senior secured credit facility as of December 5, 2003.

        The existing senior secured credit facility is comprised of a $100.0 million revolving credit facility and a term loan facility, of which $270.0 million is currently outstanding, all maturing on September 1, 2007; provided that the maturity dates will be extended to the fifth anniversary dates for the revolving credit facility and the sixth anniversary date for the term loans if our outstanding 11 1/8% notes are refinanced in full to a date that is at least seven years and 181 days after March 3, 2003. Up to $40.0 million of the revolving credit facility may be used for the issuance of letters of credit. In addition, up to $20.0 million of the revolving credit facility also may be used for short-term credit to be provided to us on a same-day basis.

        The existing senior secured credit facility is secured by substantially all of our assets, except for the assets of HWCC-Louisiana and its subsidiaries and HWCC-Shreveport, Inc., which serve as collateral for the HCS notes.

        At our option, the revolving loans may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the base rate of interest that the administrative agent under the existing senior secured credit facility announces from time to time as its prime lending rate plus an applicable margin of up to 2.5%, or (2) a rate tied to a eurodollar rate plus an applicable margin up to 3.5%, in either case, with the applicable margin based on our total leverage. The term loans may bear interest at (1) the highest of 1/2 of 1% in excess of the federal funds effective rate or the base rate of interest that the administrative agent under the existing senior secured credit facility announces from time to time as its prime lending rate plus 1.5%, or (2) a rate tied to a eurodollar rate plus 2.5%.

        At March 31, 2005, we had an outstanding balance of $159.3 million of term loans and $89.7 million available to borrow under the revolving credit facility after giving effect to letters of credit of $10.3 million. On April 4, 2005, we prepaid all outstanding term loan borrowings under our existing senior secured credit facility with a portion of the net cash proceeds from the Pocono Sale. See "Recent Developments—Prepayment of Existing Senior Secured Credit Facility."

        The terms of our existing senior secured credit facility require us to satisfy certain financial covenants, such as leverage and fixed charge coverage ratios, and limitations on indebtedness, liens, investments and capital expenditures, among others.

Anticipated Financings for Argosy Acquisition

        Concurrently with the closing of the Argosy merger we plan to enter into new senior secured credit facilities upon terms and conditions to be negotiated. We have received commitments from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Lehman Commercial Paper Inc. to provide up to $2.725 billion of senior secured credit facilities (which Penn National may elect to increase to up to $3.025 billion as described below) to finance the transactions contemplated by the Merger Agreement, refinance certain indebtedness of Penn National and Argosy and pay certain fees and expenses in connection therewith. It is contemplated that such senior secured credit facilities would be comprised of a $750.0 million revolving credit facility, up to a $325.0 million term loan A facility and up to a $1.65 billion term loan B facility. During the first three years of the term of the senior secured credit facilities, Penn National may elect to increase the senior secured credit facilities by up to $300 million in the aggregate, subject to some limitations; provided that any increase in commitments under the new revolving credit facility cannot exceed $100 million. The senior secured credit facilities are to be guaranteed by substantially all domestic subsidiaries of Penn National and Argosy and secured by substantially all the assets of Penn National, Argosy and such guarantors, in each case except to the extent prohibited by relevant gaming authorities after we have used commercially reasonable efforts to arrange for such guarantees or collateral or as otherwise excluded. Material conditions to funding include, without limitation, absence of a material adverse change at Argosy, refinancing of Argosy's existing indebtedness and our existing senior secured credit facility, receipt of necessary regulatory approvals and consummation of the Argosy merger in compliance in all material respects with the Merger Agreement. More information is available in our Current Report on Form 8-K filed November 5, 2004.

8 7/8% Senior Subordinated Notes due 2010

        On February 28, 2002, we completed a public offering of $175.0 million aggregate principal amount of our 8 7/8% senior subordinated notes due 2010. All of the $175.0 million aggregate principal amount of the 8 7/8% notes is currently outstanding. Interest on the 8 7/8% notes is payable on March 15 and September 15 of each year. The 8 7/8% notes mature on March 15, 2010.

        We may redeem all or part of the 8 7/8% notes on or after March 15, 2006 at certain specified redemption prices. Prior to March 15, 2005, we may redeem up to 35% of the 8 7/8% notes from proceeds of certain sales of our equity securities. The 8 7/8% notes also are subject to redemption requirements imposed by state and local gaming laws and regulations.

        The 8 7/8% notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of our current and future wholly owned domestic subsidiaries. The 8 7/8% notes rank equally with our existing senior subordinated debt, including the 6 7/8% senior subordinated notes, will rank equally with the new notes and rank junior to our senior debt, including debt under our senior secured credit facilities. In addition, because the new notes are not guaranteed by any of our subsidiaries, the 8 7/8% notes will have a prior claim, ahead of the notes, on the assets of all of our domestic wholly owned subsidiaries that guarantee the 8 7/8% notes. With respect to our non-U.S. subsidiaries and unrestricted subsidiaries (none of which have guaranteed the 8 7/8% notes), the creditors of those subsidiaries will have a prior claim, ahead of the 8 7/8% notes and the new notes, on the assets of those subsidiaries.

6 7/8% Senior Subordinated Notes due 2011

        On December 4, 2003, we completed a private offering of $200.0 million aggregate principal amount of our 6 7/8% senior subordinated notes due 2011. All of the $200.0 million aggregate principal amount of the 6 7/8% notes is currently outstanding. Interest on the 6 7/8% notes is payable on December 1 and June 1 of each year. The 6 7/8% notes mature on December 1, 2011.

        We may redeem all or part of the 6 7/8% notes on or after March 1, 2007 at certain specified redemption prices. Prior to March 1, 2006, we may redeem up to 35% of the 6 7/8% notes from proceeds of certain sales of our equity securities. The 6 7/8% notes also are subject to redemption requirements imposed by state and local gaming laws and regulations.

        The 6 7/8% notes are general unsecured obligations and are guaranteed on a senior subordinated basis by certain of our current and future wholly owned domestic subsidiaries. The 6 7/8% notes rank equally with our existing senior subordinated debt, including the 8 7/8% notes, will rank equally with the new notes and rank junior to our senior debt, including debt under our senior secured credit facilities. In addition, because the new notes are not guaranteed by any of our subsidiaries, the 6 7/8% notes will have a prior claim, ahead of the notes, on the assets of all of our domestic wholly owned subsidiaries that guarantee the 6 7/8% notes. With respect to our non-U.S. subsidiaries and unrestricted subsidiaries (none of which have guaranteed the 6 7/8% notes), the creditors of those subsidiaries will have a prior claim, ahead of the 6 7/8% notes and the new notes, on the assets of those subsidiaries.

        The 6 7/8% notes and guarantees were originally issued in a private placement pursuant to an exemption from the registration requirements of the Securities Act. On August 27, 2004, we completed an offer to exchange the 6 7/8% notes and guarantees for 6 7/8% notes and guarantees registered under the Securities Act having substantially identical terms.

DESCRIPTION OF THE NEW NOTES

        You can find the definitions of certain capitalized terms used in this section under the subheading "—Certain Definitions." In this description, "Penn National" refers only to Penn National Gaming, Inc. and not to any of its subsidiaries.

        Penn National will issue the new notes under the indenture dated March 9, 2005 among itself and Wells Fargo Bank, National Association, as trustee. References to the "notes" include both the new notes and any old notes that remain outstanding following completion of the exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

        The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as Holders of the notes. Certain defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the indenture.

        The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture. Any notes that remain outstanding after the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the indenture.

Brief Description of the Notes

  The Notes

        The notes:

  •
  are general unsecured obligations of Penn National;

  •
  are subordinated in right of payment to payment in full in cash or Cash Equivalents of all Senior Debt of Penn National;

  •
  are pari passu with Penn National's existing $175.0 million of 8 7/8% senior subordinated notes due 2010 and $200.0 million of 6 7/8% senior subordinated notes due 2011; provided, however, that because these existing notes (but not the new notes) are guaranteed by subsidiaries of Penn National, the holders of the 8 7/8% notes and the 6 7/8% notes will have a prior claim, ahead of the holders of the new notes, on the assets of such subsidiary guarantors; and

  •
  will be senior or pari passu in right of payment with any future subordinated Indebtedness of Penn National.

        As of March 31, 2005, Penn National (i) had total Senior Debt of approximately $169.7 million (including amounts under outstanding letters of credit), and (ii) would have had, on a pro forma basis total Senior Debt of approximately $2.3 billion (including amounts under outstanding letters of credit). As indicated above and as discussed in detail below under the caption "—Subordination," payments on the notes will be subordinated to the payment of Senior Debt. The indenture will permit us and our subsidiaries to incur substantial additional Senior Debt and structurally senior debt.

        As of the date of the indenture, all of our Subsidiaries other than the Shreveport Entities will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the indenture.

Principal, Maturity and Interest

        Subject to Penn National's compliance with the covenant described below under the caption "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National may issue notes under the indenture in an unlimited aggregate principal amount, of which $250.0 million is being issued in this offering. Penn National will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on March 1, 2015. The notes and any Additional Notes will be treated as a single class for all purposes under the indenture.

        Interest on the notes will accrue at the rate of 6 3/4% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2005. Penn National will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder of at least $1,000,000 in principal amount of the notes has given wire transfer instructions to Penn National, Penn National will pay all principal, interest and premium on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Penn National elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. Penn National may change the paying agent or registrar without prior notice to the Holders of the notes, and Penn National or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Penn National is not required to transfer or exchange any note selected for redemption. Also, Penn National is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subordination

        The payment of all Obligations in respect of the notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Penn National, including Senior Debt incurred after the date of the indenture.

        The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) and all outstanding letters of credit under Credit Facilities shall either have been terminated or cash collateralized in accordance with the terms thereof before the Holders of notes will be entitled to receive any payment on, or distribution with respect to, the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Penn National:

          (1)   in a liquidation or dissolution of Penn National;

          (2)   in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Penn National or its property;

          (3)   in an assignment for the benefit of creditors; or

          (4)   in any marshaling of Penn National's assets and liabilities.

        Penn National also may not make any payment on, or distribution with respect to, the notes (except in Permitted Junior Securities or from the trust described under the caption "—Legal Defeasance and Covenant Defeasance") if:

          (1)   a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

          (2)   any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the applicable agent under the Senior Credit Facilities, Penn National or any holder of any Designated Senior Debt.

        Payments on the notes may and will be resumed:

          (1)   in the case of a payment default, upon the date on which such default is cured or waived; and

          (2)   in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.

        Notwithstanding the foregoing, Penn National will be permitted to repurchase, redeem, repay or prepay any or all of the notes to the extent required to do so by any Gaming Authority, as described below under the caption "—Redemption—Gaming Redemption."

        If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance") when:

          (1)   the payment is prohibited by these subordination provisions; and

          (2)   the trustee or the Holder has actual knowledge that the payment is prohibited, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt and shall immediately deliver the amounts in trust to the holders of Senior Debt or their proper representative in the form received with any necessary or requested endorsement.

        Penn National must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Penn National, Holders of notes may recover less ratably than creditors of Penn National who are holders of Senior Debt. See "Risk Factors—Risks Related to the Notes—Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings."

Redemption

  Optional Redemption Prior To March 1, 2010

        At any time prior to March 1, 2010, Penn National may redeem the notes for cash at its option, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of notes, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the principal amount of the notes being redeemed and scheduled payments of interest on such notes to March 1, 2010, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, together in either case with accrued and unpaid interest, if any, to the date of redemption.

          "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption period.

          "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer appointed by Penn National as having a maturity comparable to the remaining term of the notes (as if the final maturity of the notes was March 1, 2010) that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (as if the final maturity of the notes was March 1, 2010).

          "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (B) if Penn National obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

          "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Penn National, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Penn National by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business date preceding such redemption date.

          "Reference Treasury Dealer" means any primary U.S. government securities dealer in the City of New York (a "Primary Treasury Dealer") selected by Penn National.

  Optional Redemption with Proceeds of Equity Offerings

        At any time prior to March 1, 2008, Penn National may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of

106.750% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Penn National and its Subsidiaries); and

          (2)   the redemption occurs within 180 days of the date of the closing of such Equity Offering.

  Optional Redemption On and After March 1, 2010

        Except as described above, the notes will not be redeemable at Penn National's option prior to March 1, 2010. On and after March 1, 2010, Penn National may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2010	103.375%
2011	102.250%
2012	101.125%
2013 and thereafter	100.000%

  Gaming Redemption

        In addition to the foregoing, if any Gaming Authority requires that a Holder or Beneficial Owner of notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such Holder or Beneficial Owner:

          (1)   fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or

          (2)   is denied such license or qualification or not found suitable, subject to applicable Gaming Laws Penn National shall have the right, at its option:

          (3)   to require any such Holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or

          (4)   to call for the redemption of the notes of such Holder or Beneficial Owner at a redemption price equal to the least of:

            (A)  the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority,

            (B)  the price at which such Holder or Beneficial Owner acquired the notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or

            (C)  such other lesser amount as may be required by any Gaming Authority.

        Penn National shall notify the trustee in writing of any such redemption as soon as practicable. The Holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

  No Mandatory Redemption

        Penn National is not required to make mandatory redemption or sinking fund payments with respect to the notes.

  Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate; provided that any redemption pursuant to "Optional Redemption with Proceeds of Equity Offerings" shall be effected on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited or is not practicable.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that (a) redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture and (b) redemption notices may be mailed less than 30 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described above under the caption "—Gaming Redemption." Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Repurchase at the Option of Holders

  Change of Control and Rating Decline

        If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require Penn National to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to an offer by Penn National (a "Change of Control Offer") on the terms set forth in the indenture. In the Change of Control Offer, Penn National will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the "Change of Control Payment"). Within 30 days following the occurrence of a Change of Control Triggering Event, Penn National will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event, and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, Penn National will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Penn National.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        Prior to complying with any of the provisions of this Change of Control covenant, but in any event within 90 days following the occurrence of a Change of Control Triggering Event, Penn National will either repay all outstanding Senior Debt in cash or Cash Equivalents or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Penn National will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require Penn National to make a Change of Control Offer following the occurrence of a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the Holders of the notes to require that Penn National repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Penn National will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Penn National and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

        The definition of "Change of Control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Penn National and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Penn National to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Penn National and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   Penn National (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2)   at least 75% of the consideration received in the Asset Sale by Penn National or such Restricted Subsidiary is in the form of (x) cash or Cash Equivalents or (y) Permitted Business Assets; provided, however, that for purposes of this clause (2), each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on Penn National's or such Restricted Subsidiary's most recent balance sheet, of Penn National or such Restricted Subsidiary (other than contingent liabilities and liabilities of Penn National that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Penn National or such Restricted Subsidiary from further liability; and

            (b)   any securities, notes or other obligations received by Penn National or such Restricted Subsidiary from such transferee that within 90 days of the consummation of such Asset Sale, subject to ordinary settlement periods, are converted by Penn National or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Penn National may apply an amount equal to those Net Proceeds at its option:

          (1)   to repay Senior Debt or Indebtedness of any Restricted Subsidiary (other than Existing Notes) and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2)   to improve real property or make capital expenditures;

          (3)   to invest in or acquire Permitted Business Assets;

          (4)   to enter into binding commitment to take any of the actions described in foregoing clauses (1), (2) and (3), and take such action within 12 months after the date of such commitment; or

          (5)   any combination of the foregoing clauses (1) through (4).

        Pending the final application of any Net Proceeds, Penn National may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $25.0 million, Penn National will make either the offers set forth in clause (a) or the offer set forth in clause (b), the choice of offer to be determined by Penn National in its sole discretion:

            (a)   Penn National will make an offer (an "Asset Sale Offer") to all Holders of notes (the "Note Asset Sale Offer"), and an offer to all holders of any other Indebtedness that is pari passu with the notes (the "Pari Passu Asset Sale Offer") containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase, on a pro rata basis (with Excess Proceeds pro rated between the Holders of notes and such holders of pari passu Indebtedness based upon the respective outstanding aggregate principal amounts (or accreted value, as applicable) on the date the Note Asset Sale Offer and the Pari Passu Asset Sale Offer, respectively, are made), the maximum principal amount of the notes and the maximum principal amount (or accreted value, as applicable) of such other pari passu Indebtedness that may be purchased out of the respective pro rata amounts of Excess Proceeds. To the extent that the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into the Note Asset Sale Offer and the Pari Passu Asset Sale

    Offer, respectively, is less than the principal amount of notes or the principal amount (or accreted value, if applicable) of such pari passu Indebtedness offered to be purchased in the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, Penn National and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes or the aggregate principal amount (or accreted value, if applicable) of such pari passu Indebtedness tendered into the Note Asset Sale Offer or the Pari Passu Asset Sale Offer, respectively, exceeds the respective pro rata amounts of Excess Proceeds, the applicable trustee will select such notes or such other pari passu Indebtedness, as the case may be, to be purchased on a pro rata basis.

            (b)   Penn National will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. If any Excess Proceeds remain after consummation of such Asset Sale Offer, Penn National may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the applicable trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis.

        The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase (the "Asset Sale Payment Date"), and will be payable in cash. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        If any non-cash consideration received by Penn National or any of its Restricted Subsidiaries, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition, at the time of such conversion or disposition, shall be subject to the provisions of this covenant (subject to the proviso of the definition of "Asset Sale").

        Penn National will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Penn National will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

        The agreements governing Penn National's outstanding Senior Debt currently prohibit Penn National from purchasing any notes with Asset Sale proceeds, and also provide that certain change of control or asset sale events with respect to Penn National would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Penn National becomes a party may contain similar restrictions and provisions. In the event a Change of Control Triggering Event or an Asset Sale occurs at a time when Penn National is prohibited from purchasing notes, Penn National could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Penn National does not obtain such a consent or repay such borrowings, Penn National will remain prohibited from purchasing notes. In such case, Penn National's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture. During any period of time (a "Suspension Period") that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event," Penn National and its Subsidiaries will not be subject to the following provisions of the indenture, and during a Suspension Period, the Board of Directors of Penn National may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless the Board of Directors of Penn National could have designated such Subsidiaries as Unrestricted Subsidiaries in compliance with the Indenture assuming the covenants set forth below had not been suspended:

    (a)
    "—Certain Covenants—Restricted Payments;"

    (b)
    "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

    (c)
    "—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries;"

    (d)
    clause (4) of the first paragraph of "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

    (e)
    "—Certain Covenants—Transactions with Affiliates;"

    (f)
    "—Certain Covenants—Business Activities;" and

    (g)
    "—Repurchase at the Option of Holders—Asset Sales;"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be set at zero.

        In the event that Penn National and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the notes for any period of time as a result of the preceding paragraph and, subsequently, at least one of the two designated Rating Agencies withdraws its rating or downgrades the rating assigned to the notes below the required Investment Grade Rating (such date of withdrawal or downgrade, the "Reinstatement Date"), then Penn National and its Restricted Subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events for the benefit of the notes.

        On the Reinstatement Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be subject to the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock." To the extent such Indebtedness, Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," such Indebtedness, Disqualified Stock or preferred stock will be deemed to have been outstanding on the issue date of the notes, so that it is classified as permitted under clause (2) of the second paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock."

        Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under the covenant described below under the caption "—Restricted Payments" will be made as though such covenant had been in effect from the issue date of the notes and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption "—Restricted Payments" to the extent provided therein.

        Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or on the Reinstatement Date or after the Suspension Period based solely on events that occurred during the Suspension Period).

        Notwithstanding the foregoing, neither (a) the continued existence, after the Reinstatement Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in the indenture or cause a Default or Event of Default thereunder; provided that (1) Penn National and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade Rating and (2) Penn National reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

  Restricted Payments

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (A)  declare or pay any dividend or make any other distribution on account of Penn National's or any of its Restricted Subsidiaries' Equity Interests (other than (x) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Penn National or (y) to Penn National or a Restricted Subsidiary of Penn National);

          (B)  purchase, redeem or otherwise acquire or retire for value (x) any Equity Interests of Penn National (other than Disqualified Stock issued after the date of the indenture within 365 days of the Stated Maturity of such Disqualified Stock) or (y) any preferred stock of a Restricted Subsidiary of Penn National (other than within 365 days of the Stated Maturity thereof), in the case of each of clauses (x) and (y), other than any such Equity Interests or preferred stock held by Penn National or a Restricted Subsidiary of Penn National);

          (C)  make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Penn National that is subordinated to the notes (except a payment within 365 days of the Stated Maturity thereof); or

          (D)  make any Restricted Investment

        (all such payments and other actions set forth in these clauses (A) through (D) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

        (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

        (2)   Penn National would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

        (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Penn National and its Restricted Subsidiaries after the 11 1/8% Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (8), (10), (14) and, solely to the extent not reducing

Consolidated Net Income (or Net Income), (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (a)   50% of the Consolidated Net Income of Penn National for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the 11 1/8% Issue Date to the end of Penn National's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

          (b)   100% of (x) the aggregate net cash proceeds received by Penn National since the 1 1/8% Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of Penn National (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Penn National, in each case, that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Penn National), and (y) the purchase price of any Permitted Business Assets or other assets acquired in exchange for the issue or sale of Equity Interests of Penn National (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Penn National that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Penn National) following the date of the indenture, plus

          (c)   to the extent that any Restricted Investment (including to designate a Subsidiary as an Unrestricted Subsidiary) that was made after the 11 1/8% Issue Date and was included in the calculation of Restricted Payments made under the indenture:

            (x)   is sold for cash or otherwise liquidated or repaid for cash, in whole or in part, or

            (y)   results in, or is otherwise returned or reduced by, the payment of principal, interest, dividends or distributions, or repayments of loans or advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Penn National or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by Penn National or any of its Restricted Subsidiaries, including any Investment Guarantee), or any payments under management contracts or services agreements, an amount equal to the lesser of (i) the reduction of or return with respect to, and all other payments received with respect to, such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment that was included in the calculation of Restricted Payments made under the indenture, plus

          (d)   to the extent that any Restricted Investment was made after the 11 1/8% Issue Date in an entity that subsequently becomes a Restricted Subsidiary and such Restricted Investment remains outstanding, the aggregate amount of such Restricted Investments, plus

          (e)   to the extent that any Unrestricted Subsidiary of Penn National is redesignated as a Restricted Subsidiary in compliance with the covenant "—Designation of Restricted and Unrestricted Subsidiaries" after the 11 1/8% Issue Date, the lesser of (i) the fair market value of Penn National's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

The preceding provisions will not prohibit:

        (1)   the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as applicable, if at the date of declaration or giving of the redemption notice, as the case may be, the dividend or redemption payment would have complied with the provisions of the indenture;

        (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Penn National or of any Equity Interests of Penn National in exchange for, or by conversion into, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Penn National) of, Equity Interests of Penn National (other than Disqualified Stock) or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Penn National; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

        (3)   the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Penn National with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

        (4)   the payment of any dividend by a Restricted Subsidiary of Penn National to the holders of its Equity Interests (other than preferred stock) on a pro rata basis, or the repurchase by a Restricted Subsidiary of its Equity Interests (other than preferred stock) if that purchase is made on a pro rata basis from holders of such Equity Interests;

        (5)   redemptions, repurchases or repayments of Indebtedness or Equity Interests of Penn National or any of its Subsidiaries to the extent required by any Gaming Authority having jurisdiction over Penn National or any Restricted Subsidiary or deemed necessary by the Board of Directors of Penn National in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority, or as required under "—Redemption—Gaming Redemption" above;

        (6)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Penn National or any Restricted Subsidiary of Penn National held by any member of Penn National's (or any of its Restricted Subsidiaries') present or former management, any director or any employee (or heirs of, estates of or trusts formed by such persons) upon the death, disability, retirement or termination of employment of such officer, director or employee or pursuant to any equity subscription agreement, stock option agreement, employment agreement, severance agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any fiscal year, and provided, further, that any amounts not used in any fiscal year may be carried forward for up to two succeeding fiscal year periods until used;

        (7)   the declaration and payment of dividends to holders of Penn National's Disqualified Stock and to holders of preferred stock of Restricted Subsidiaries issued in accordance with the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

        (9)   if a Change of Control Triggering Event or an Asset Sale has occurred and Penn National shall have consummated the Change of Control Offer or Asset Sale Offer, respectively, and purchased on the Change of Control Payment Date or the Asset Sale Payment Date, respectively, all notes tendered in response to the Change of Control Offer or the Asset Sale Offer, respectively, as described above under "—Repurchase at the Option of Holders—Change of Control and Rating Decline" or "—Asset Sales," respectively, any purchase or redemption (within 60 days after the Change of Control Payment Date or the Asset Sale Payment Date, respectively) of any Indebtedness that is subordinated to the notes required pursuant to the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed the outstanding principal amount (or accreted value, as applicable) thereof, plus accrued and unpaid interest thereon, if any, plus any premium thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

        (10) consummation of the Argosy Transactions;

        (11) purchase by Penn National or any of its Restricted Subsidiaries of preferred stock of a Restricted Subsidiary of Penn National if after giving effect thereto Penn National's and its Restricted Subsidiaries' direct or indirect aggregate percentage ownership of the Equity Interests of such Restricted Subsidiary increases;

        (12) Investment Guarantee Payments, Permitted Joint Venture Investments or other Investments (without duplication) that Penn National has elected to include in the calculation of Restricted Payments pursuant to either clause (17)(b)(z) of the definition of "Permitted Investments" or clause (z) of the definition of "Permitted Joint Venture Investment";

        (13) any payment made relating to any Trust Agreement; and

        (14) other Restricted Payments not to exceed $100.0 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Penn National or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Penn National's Board of Directors, whose resolution with respect thereto will be delivered to the trustee.

        The incurrence of Indebtedness (including Guarantees) and the granting of Liens, to the extent in compliance with the covenants described under the captions "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens," respectively, and any payment of consideration to holders of Penn National's or any of its Restricted Subsidiaries' Equity Interests from the proceeds thereof, in connection with a merger or consolidation constituting or resulting in a Change of Control and otherwise permitted by the indenture shall not constitute a Restricted Payment or be subject to the provisions of this covenant if either (A) both (i) the Consolidated Leverage Ratio of Penn National on a pro forma basis after giving effect to such Change of Control shall be less than 5.5:1.0 and (ii) there shall not be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), a decrease in the rating of the notes by either Rating Agency by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the notes in effect by each such Rating Agency on the Rating Date or (B) there shall be effective as of the close of business on the date of the consummation of such Change of Control or be effective as of such date as a result of an earlier announcement (which date shall be extended for so long as the rating of the notes is under publicly announced consideration for possible change by either of the Rating Agencies) an increase in the rating of the notes by both Rating Agencies by one or more gradations (including gradations within Rating Categories as well as between Rating Categories), as compared with the rating of the notes in effect by each such Rating Agency on the Rating Date.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Penn National will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Penn National and its

Restricted Subsidiaries may incur Indebtedness (including Acquired Debt), Penn National may issue Disqualified Stock and Penn National's Restricted Subsidiaries may issue preferred stock if, in any such case, the Fixed Charge Coverage Ratio for Penn National's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and including as set forth in the definition of "Fixed Charge Coverage Ratio"), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

        (1)   the incurrence by Penn National and/or any of its Restricted Subsidiaries of Indebtedness and letters of credit pursuant to the Credit Facilities or otherwise; provided that the aggregate principal amount of all Indebtedness then classified as having been incurred in reliance upon this clause (1) that remains outstanding under such Credit Facilities or otherwise after giving effect to such incurrence does not exceed the greater of (A) either (x) $1.25 billion if the Argosy Acquisition has not been consummated at, or substantially concurrently with, the time of incurrence or (y) $3.025 billion if the Argosy Acquisition has been consummated at, or substantially concurrently with, the time of incurrence, less the aggregate amount of all Net Proceeds of Asset Sales consummated after the date of the indenture that have been applied by Penn National or any of its Restricted Subsidiaries to repay any Indebtedness under a Credit Facility or otherwise incurred under this clause (1) (and to reduce commitments with respect thereto in the case of any such Indebtedness that is revolving credit Indebtedness) pursuant to the covenant described above under the caption "—Repurchase at Option of Holders—Asset Sales," and (B) 2.0 times the Consolidated Cash Flow of Penn National and its Restricted Subsidiaries for the period consisting of the four full fiscal quarters for which financial statements are available that immediately precede the date on which the Indebtedness is incurred (after giving pro forma effect to the application of the net proceeds of such Indebtedness and to those matters referred to in clauses (1), (2) and (3) of the second paragraph of the definition of "Fixed Charge Coverage Ratio" that have occurred since the beginning of such four quarter period as if they had occurred at the start of such period); provided, however, that the maximum amount permitted to be outstanding under this clause (1) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

        (2)   the incurrence by Penn National and its Restricted Subsidiaries of the Existing Indebtedness;

        (3)   the incurrence by Penn National of Indebtedness represented by the notes to be issued on the date of the indenture in the principal amount of $250.0 million (and the Exchange Notes issued in exchange therefor);

        (4)   the incurrence by Penn National and/or any of its Restricted Subsidiaries of (a) Indebtedness represented by Purchase Money Indebtedness and Capital Lease Obligations, or (b) Indebtedness in connection with the construction or any new facility or facilities related to any Permitted Business or in connection with the expansion by Penn National or any Restricted Subsidiary of any of its existing facilities, in the case of each of clauses (a) and (b), including all Permitted Refinancing Indebtedness incurred to refinance any Indebtedness incurred pursuant to this clause (4), in an aggregate principal amount or accreted value, as applicable, not to exceed $150.0 million in the aggregate at any time outstanding;

        (5)   the incurrence by Penn National or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, Indebtedness

(including an Investment Guarantee) that (a) was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4), (9) or, without duplication, (15) of this paragraph or this clause (5) or (b) was incurred during any Suspension Period;

        (6)   the incurrence by Penn National or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Penn National and any of its Restricted Subsidiaries (including Indebtedness of any Restricted Subsidiary to Penn National or another Restricted Subsidiary or of Penn National to a Restricted Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the ordinary course of business); provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Penn National or a Restricted Subsidiary of Penn National and (b) any sale or other transfer (excluding Liens permitted by the indenture) of any such Indebtedness to a Person that is neither Penn National nor a Restricted Subsidiary of Penn National will be deemed, in each case, to constitute an incurrence of such Indebtedness by Penn National or such Subsidiary, as the case may be, that was not permitted by this clause (6);

        (7)   the incurrence by Penn National and/or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging interest rate risk or currency exchange risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding;

        (8)   the guarantee by Penn National or any of its Restricted Subsidiaries of Indebtedness of Penn National or a Restricted Subsidiary of Penn National that was permitted to be incurred by another provision of this covenant;

        (9)   the incurrence by Penn National or any of its Restricted Subsidiaries of any Investment Guarantee or Investment Guarantee Indebtedness;

        (10) Indebtedness in respect of workers' compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds, completion guarantees and letters of credit provided by Penn National or any of its Restricted Subsidiaries in the ordinary course of its business (including to support Penn National's and its Restricted Subsidiaries' applications for gaming licenses or such workers' compensation claims, self-insurance, obligations, bonds or guarantees);

        (11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

        (12) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

        (13) Indebtedness arising from agreements of Penn National or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing that acquisition; provided that:

          (a)   such Indebtedness is not reflected on the balance sheet of Penn National or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

          (b)   in the case of a disposition, the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Penn National and/or that Restricted Subsidiary in connection with that disposition;

        (14) incurrence of Indebtedness by Penn National or any of its Restricted Subsidiaries (in addition to Existing Indebtedness) consisting of Guarantees of Indebtedness of Pennwood in an aggregate principal amount at any time outstanding not to exceed $20.0 million; and

        (15) the incurrence or issuance by Penn National and/or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any other Indebtedness incurred pursuant to this clause (15), not to exceed $150.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Penn National will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Penn National may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph of this covenant, provided that Penn National or the applicable Restricted Subsidiary would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph of this covenant, as the case may be, at such time of reclassification. Indebtedness under the Senior Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture or to be incurred under Credit Facilities or otherwise in connection with the Argosy Acquisition (other than Acquired Debt) will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of "Permitted Debt" to the extent permitted by such exception.

        Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. The maximum amount of Indebtedness that Penn National or a Restricted Subsidiary may incur shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to fluctuations in the exchange rates of currencies.

  No Senior Subordinated Debt; No Guarantees of Senior Subordinated Debt Securities

        Penn National will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Penn National and senior in any respect in right of payment to the notes. In addition, following the date of the indenture, no Restricted Subsidiary of Penn National will directly or indirectly guarantee, or become jointly and severally liable with respect to any Debt Securities of Penn National (excluding, in any event, (x) Acquired Debt and (y) guarantees of such Acquired Debt or any other Indebtedness of Penn National and its Restricted Subsidiaries to the extent a guarantee is required as a result of the assumption by Penn National or any of its Restricted Subsidiaries of such Acquired Debt described in clause (x) pursuant to the terms thereof as they existed at the time of and after giving effect to (and are not modified in contemplation of, other than to give effect to) the assumption of or acquisition of such Acquired Debt) issued after the date of the indenture that are subordinate or junior in right of payment to any Senior Debt of Penn National, unless a senior subordinated guarantee is provided in respect of the notes by such Restricted Subsidiary. The foregoing does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral.

  Liens

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured (1) on an equal and ratable basis with the obligations so secured (if such obligations are pari passu with the notes) until such time as such obligations are no longer secured by a Lien or (2) on a senior basis to the obligations so secured to the extent such obligations are subordinated in right of payment to the notes.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to Penn National or any of its Restricted Subsidiaries, or pay any indebtedness owed to Penn National or any of its Restricted Subsidiaries;

          (2)   make loans or advances to Penn National or any of its Restricted Subsidiaries; or

          (3)   transfer any of its properties or assets to Penn National or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   the provisions of any agreements governing Existing Indebtedness or Credit Facilities and any other agreements as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are no more restrictive, taken as a whole, in the good faith judgment of Penn National, with respect to such dividend and other payment restrictions than those contained in the most restrictive of those agreements on the date of the indenture;

          (2)   (x) the indenture and the notes, in each case as the same may be amended from time to time in accordance with the terms thereof, and (y) other Indebtedness pari passu with the notes, provided that in the case of this clause (y), the restrictions contained in the agreements governing such pari passu Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the indenture and the notes;

          (3)   applicable law, rule, regulation, decree or order (including any Gaming Law and any rules, regulations, orders or requirements of any Gaming Authority);

          (4)   any agreement or instrument (including those governing Indebtedness (including Acquired Debt) or Capital Stock) of a Person acquired by Penn National or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, Disqualified Stock or preferred stock, such Indebtedness, Disqualified Stock or preferred stock was permitted by the terms of the indenture to be incurred;

          (5)   customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of Penn National or any Restricted Subsidiary;

          (6)   non-assignment provisions or other customary restrictions arising under any purchase money financing or licenses or other contracts entered into in the ordinary course of business;

          (7)   purchase money obligations or Capital Lease Obligations permitted to be incurred under the indenture that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (8)   any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restriction on action by that Restricted Subsidiary pending its sale or other disposition;

          (9)   restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under the indenture;

          (10) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the agreements governing the Indebtedness being refinanced;

          (11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (12) restrictions in respect of Equity Interests in joint ventures or non-wholly owned Restricted Subsidiaries or the property of joint ventures or non-wholly owned Restricted Subsidiaries;

          (13) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (14) Senior Debt, including the Senior Credit Facilities, provided that the restrictions contained in the agreements governing such Senior Debt are no more restrictive, taken as a whole, in the good faith judgment of Penn National, than those contained in the Senior Credit Facilities as of the date of the indenture;

          (15) any Indebtedness incurred or preferred stock issued by Foreign Subsidiaries that is permitted to be incurred after the issue date pursuant to the provisions of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (16) restrictions imposed pursuant to any of the Trust Agreements upon the occurrence of a Trigger Event;

          (17) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation; and

          (18) restrictions imposed by Gaming Authorities on entities holding, or operating pursuant to, Gaming Approvals.

        Nothing contained in this covenant shall prevent Penn National or any of its Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the covenant described under the caption "—Liens" or (2) restricting the sale or other disposition of property or assets of Penn National or any of its Restricted Subsidiaries that secure Indebtedness of Penn National or any of its Restricted Subsidiaries.

  Merger, Consolidation or Sale of Assets

        Penn National may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Penn National is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

          (1)   either (a) Penn National is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Penn National) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than Penn National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Penn National under the notes, the indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3)   immediately after such transaction no Default or Event of Default exists; and

          (4)   on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) Penn National or the Person formed by or surviving any such consolidation or merger (if other than Penn National), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or (b) Penn National (or the Person formed by or surviving any such consolidation or merger (if other than Penn National) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made) and its Restricted Subsidiaries will have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio for Penn National and its Restricted Subsidiaries immediately prior to such transaction.

        In addition, Penn National may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

        Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Penn National's and its Restricted Subsidiaries' assets, taken as a whole, in compliance with the provisions of this "Merger, Consolidation or Sale of Assets" covenant, Penn National will be released from the obligations under the notes and the indenture except with respect to any obligations that arise from, or are related to, such transaction.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

          (i)    a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among Penn National and any of its Restricted Subsidiaries;

          (ii)   a merger between Penn National and an Affiliate of Penn National incorporated solely for the purpose of reincorporating or reorganizing Penn National in another State of the United States; or

          (iii)  the Argosy Transactions.

  Transactions with Affiliates

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the Affiliate Transaction is on terms that are not materially less favorable to Penn National or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Penn National or such Restricted Subsidiary with an unrelated Person; and

          (2)   Penn National delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   any indemnification or employment agreements or arrangements and benefit plans or arrangements, and any transactions contemplated by any of the foregoing relating to compensation and employee benefits matters, in each case in respect of employees, officers or directors entered into by Penn National or any of its Restricted Subsidiaries in the ordinary course of business;

          (2)   transactions between or among Penn National and/or its Restricted Subsidiaries;

          (3)   transactions with a Person that is an Affiliate of Penn National solely because Penn National or one of its Restricted Subsidiaries owns an Equity Interest in such Person;

          (4)   payment of reasonable directors' fees and indemnity provided on behalf of officers, directors or employees of Penn National or any of its Restricted Subsidiaries;

          (5)   sales or issuances of Equity Interests (other than Disqualified Stock) of Penn National to Affiliates of Penn National;

          (6)   Permitted Investments (other than Permitted Investments in a joint venture or an Unrestricted Subsidiary, which shall be subject to clause (11) below) and Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"

          (7)   transactions disclosed in Penn National's Commission filings prior to the date of the indenture and any agreements as in effect on the date of issuance of the notes and transactions contemplated thereby and any renewals, replacements or amendments thereof (so long as the terms of such renewals, replacements or amendments are not less favorable to the Holders of the notes in any material respect, taken as a whole, as compared to the applicable agreement as in effect on the date of issuance of the notes);

          (8)   the occurrence of a Trigger Event and the transactions contemplated by the Trust Agreements;

          (9)   transactions with persons who have entered into an agreement, contract or arrangement with Penn National or any of its Restricted Subsidiaries to manage, own or operate a Gaming Facility because Penn National and its Restricted Subsidiaries have not received the requisite Gaming Approvals or are otherwise not permitted to manage, own or operate such Gaming Facility under applicable Gaming Laws; provided that such transactions shall have been approved by a majority of the disinterested members of Penn National's Board of Directors and determined by them to be in the best interests of Penn National;

          (10) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to Penn National and its Restricted Subsidiaries taken as a whole, in the determination of Penn National's Board of Directors or management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

          (11) transactions with joint ventures and Unrestricted Subsidiaries approved by a majority of the disinterested members of Penn National's Board of Directors; provided that no Affiliate of Penn National (other than Penn National and its Restricted Subsidiaries) has an interest (other than indirectly through Penn National and other than Unrestricted Subsidiaries or such joint ventures) in any such joint venture or Unrestricted Subsidiary.

  Designation of Restricted and Unrestricted Subsidiaries

        Each of the Shreveport Entities shall be an Unrestricted Subsidiary. Further, the Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Penn National and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will constitute Restricted Investments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or, if eligible, Permitted Investments, as determined by Penn National. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Business Activities

        Penn National will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Penn National and its Restricted Subsidiaries taken as a whole.

  Payments for Consent

        Penn National will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, Penn National will furnish to the trustee for mailing to the Holders of notes, within 15 days after the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual financial information that is filed or that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if or as if Penn National were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Penn National's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if Penn National were required to file such reports.

        The availability of the foregoing materials on the Commission's EDGAR service shall be deemed to satisfy Penn National's obligations to furnish such materials to the trustee for mailing to the Holders of notes.

        In addition, Penn National has agreed that, for so long as any notes remain outstanding, if Penn National is not required to file with the Commission the reports required by the first paragraph of this covenant, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

          (2)   default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

          (3)   failure by Penn National or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control and Rating Decline," "—Repurchase at the Option of Holders—Asset Sales," or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by Penn National or any of its Restricted Subsidiaries for 60 days after receipt of notice from the trustee or Holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary (or the payment of which is guaranteed by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if that default:

            (a)   is caused by a failure to pay principal of such Indebtedness at final maturity (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates in excess of $100.0 million; provided, that this clause (5) shall not apply to any Investment Guarantee or Investment Guarantee Indebtedness unless Penn National or one of its Restricted Subsidiaries defaults in the performance of its payment obligations in respect of its Investment Guarantee of such Investment Guarantee Indebtedness;

          (6)   failure by Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $100.0 million (to the extent not covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; and

          (7)   certain events of bankruptcy or insolvency described in the indenture with respect to Penn National or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Penn National, all notes then outstanding will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        Penn National is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Penn National is required to deliver to the trustee, a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or direct or indirect stockholder, past, present or future, of Penn National or any successor entity, as such, will have any liability for any obligations of Penn National under the notes or the indenture or the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Penn National may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1)   the rights of Holders of outstanding notes to receive payments in respect of the principal of or interest or premium on such notes when such payments are due from the trust referred to below;

          (2)   Penn National's obligations with respect to the notes concerning issuing temporary notes, the replacement of mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and Penn National's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, Penn National may, at its option and at any time, elect to have the obligations of Penn National released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes. Penn National may exercise Legal Defeasance regardless of whether it previously has exercised Covenant Defeasance and Penn National may, within 90 days following the exercise of Covenant Defeasance, redeem the notes in whole and not in part pursuant to an optional redemption as provided under "Redemption—Optional Redemption Prior to March 1, 2010" and apply the defeasance trust to such redemption.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Penn National must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of or interest and premium on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Penn National must specify whether the notes are being defeased to maturity or to a particular redemption date (provided that Penn National may (within 90 days of such deposit) subsequently redeem the notes in whole and not in part as provided under "Redemption—Optional Redemption Prior to March 1, 2010");

          (2)   in the case of Legal Defeasance, Penn National must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Penn National has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, Penn National must have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or other Indebtedness which is being defeased or discharged);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture or any agreement or instrument governing any other Indebtedness which is being defeased or discharged) to which Penn National or any of its Restricted Subsidiaries is a party or by which Penn National or any of its Restricted Subsidiaries is bound;

          (6)   Penn National must deliver to the trustee an officers' certificate stating that the deposit was not made by Penn National with the intent of preferring the Holders of notes over the other creditors of Penn National or with the intent of defeating, hindering, delaying or defrauding creditors of Penn National or others; and

          (7)   Penn National must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of or interest or premium on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or interest or premium on the notes;

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the provisions described above under the caption "—Repurchase at the Option of Holders"); or

          (8)   make any change in the preceding amendment and waiver provisions.

        In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

        Notwithstanding the preceding, without the consent of any Holder of notes, Penn National and the trustee may amend or supplement the indenture or the notes:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of Penn National's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Penn National's assets;

          (4)   to comply with the rules of any applicable securities depository;

          (5)   to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of notes;

          (6)   to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture, including the covenant under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (7)   to make any change that would provide any additional rights or benefits to the Holders of notes (including to provide for any guarantees of the notes or any collateral securing the notes or any guarantees of the notes) or that does not adversely affect the legal rights under the indenture of any such Holder; or

          (8)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the TIA.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and, if provided for in the indenture, thereafter repaid to Penn National, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Penn National has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the

    Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (after giving effect thereto) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Penn National is a party or by which Penn National is bound;

          (3)   Penn National has paid or caused to be paid all other sums payable by it under the indenture; and

          (4)   Penn National has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, Penn National must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Penn National, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this offering memorandum may obtain a copy of the indenture without charge by writing to Penn National Gaming, Inc., Wyomissing Professional Center, 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Chief Financial Officer.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "11 1/8% Issue Date" means March 12, 2001.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary (including by designation) of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that, for the avoidance of doubt, if such Indebtedness is repurchased, redeemed, retired, defeased, discharged or otherwise repaid (or if irrevocable deposit has been made for the purpose of such repurchase, redemption, retirement, defeasance (covenant or legal), discharge or repayment) at the time, or substantially concurrently with the consummation, of the transaction by which such Person is merged with or into or became a Restricted Subsidiary (including by designation) of such specified Person, then such Indebtedness shall not constitute Acquired Debt. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from a Person or the date a Person becomes a Restricted Subsidiary.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that Beneficial Ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Argosy" means Argosy Gaming Company, a Delaware corporation.

        "Argosy Acquisition" means the acquisition by Penn National of Argosy pursuant to the Agreement and Plan of Merger, dated as of November 3, 2004 (together with all exhibits, appendices, schedules and annexes thereto), by and among Argosy, Penn National and Thoroughbred Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Penn National, as such agreement may be amended, restated or otherwise modified or supplemented from time to time.

        "Argosy Transactions" shall mean the merger (but not the financing thereof) to occur in respect of or in connection with the Argosy Acquisition and the payment of all fees and expenses in connection with the foregoing and the financing thereof.

        "Asset Sale" means:

          (a)   the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Penn National and its Subsidiaries taken as a whole shall not constitute an Asset Sale and shall be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control and Rating Decline" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions described under the caption "—Repurchase at the Option of Holders—Asset Sales;" and

          (b)   the issuance or sale of Equity Interests in any of Penn National's Restricted Subsidiaries;

  provided, however, that notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

            (1)   solely for purposes of the provisions described under "—Repurchase at the Option of Holders—Asset Sales," any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of less than $20.0 million;

            (2)   a transfer of assets between or among Penn National and any of its Restricted Subsidiaries;

            (3)   an issuance of Equity Interests by any Restricted Subsidiary to Penn National or to any other Restricted Subsidiary;

            (4)   the sale, exchange for replacement items or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

            (5)   (a) sales, transfers or other dispositions of used, worn out, obsolete, damaged or surplus property, or property otherwise unsuitable for use in connection with the business, by Penn National and its Restricted Subsidiaries in the ordinary course of business, and (b) the abandonment or other sale, transfer or other disposition of intellectual property that is, in the judgment of Penn National, no longer economically practicable to maintain or useful in the conduct of the business of Penn National and its Restricted Subsidiaries taken as a whole;

            (6)   the sale or other disposition of cash or Cash Equivalents;

            (7)   a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

            (8)   (a) the issuance or sale of directors' qualifying shares or (b) the issuance, sale or transfer of Equity Interests of foreign Restricted Subsidiaries to foreign nationals to the extent required by applicable law;

            (9)   leases (as lessor or sublessor) of real or personal property and guaranties of any such lease in the ordinary course of business;

            (10) licenses and sublicenses by Penn National or any of its Restricted Subsidiaries of software, intellectual property and other general intangibles in the ordinary course of business;

            (11) terminations of Hedging Obligations;

            (12) any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims in the ordinary course of business;

            (13) solely for purposes of the provisions described under "—Repurchase at the Option of Holders—Asset Sales," sales of Unrestricted Subsidiaries or Equity Interests or other Investments therein or assets thereof;

            (14) solely for purposes of the provisions described under "—Repurchase at the Option of Holders—Asset Sales," the occurrence of any Trigger Event; and

            (15) the grant of any Liens not prohibited by the indenture and any exercise of remedies in respect thereof.

        In addition, for the avoidance of doubt, conveyances, sales, leases, assignments, transfers or other dispositions which would otherwise constitute Asset Sales but for the dollar thresholds contained in the definition of Asset Sales shall be permitted.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year after the date of acquisition;

          (3)   securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof (and that are rated at the time of acquisition within one of the two highest ratings for such securities by Moody's or S&P) having maturities of not more than one year after the date of acquisition;

          (4)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Facilities or with any domestic commercial bank having capital and surplus of at least $250.0 million at the time of acquisition;

          (5)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) through (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above at the time of acquisition;

          (6)   commercial paper rated at the time of acquisition within one of the two highest ratings obtainable for such securities by Moody's or S&P and maturing within one year after the date of acquisition;

          (7)   marketable short term money market and similar securities having the highest rating obtainable from Moody's & S&P at the time of acquisition and in each case maturing within one year after the date of acquisition;

          (8)   other dollar denominated securities issued by any Person incorporated in the United States rated at least "A" or the equivalent by S&P or at least "A2" or the equivalent by Moody's and in each case either (A) maturing not more than one year after the date of acquisition or (B) which are subject to a repricing arrangement (such as a Dutch auction) not more than one year after the date of acquisition (and reprices at least yearly thereafter) which the Person making the investment believes in good faith will permit such Person to sell such security at par in connection with such repricing mechanism; and

          (9)   money market funds that invest primarily in Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Penn National and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal or to Penn National or any of its Restricted Subsidiaries;

          (2)   the adoption by shareholders of a plan relating to the liquidation or dissolution of Penn National;

          (3)   the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties or any holding company which owns 100% of the Voting Stock of Penn National (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Penn National, measured by voting power rather than number of shares;

          (4)   the consummation of any transaction (including any merger or consolidation) the result of which is that the Principals and their Related Parties (or any one of them) (other than any holding company which owns 100% of the Voting Stock of Penn National (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company)), becomes the Beneficial Owner, directly or indirectly, of more than 66 2/3% of the Voting Stock of Penn National, measured by voting power rather than number of shares; or

          (5)   the first day on which a majority of the members of the Board of Directors of Penn National are not Continuing Directors.

        "Change of Control Triggering Event" means the occurrence of both (i) a Change of Control and (ii) a Rating Decline.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication):

          (1)   provision for taxes based on income or profits, plus franchise or similar taxes, of such Person and its Restricted Subsidiaries for such period, to the extent deducted in computing such Consolidated Net Income; plus

          (2)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including any amortization or write-off of deferred financing costs or debt issuance costs, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations and the interest component of all payments associated with Capital Lease Obligations, (net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (3)   any cost, charge, fee or expense (including discounts and commissions and including fees and charges incurred in respect of letters of credit or bankers acceptance financings) associated with any Financing Activity, to the extent deducted in computing such Consolidated Net Income; minus

          (4)   any gain associated with any Financing Activity, to the extent increasing such Consolidated Net Income, and any loss associated with any Financing Activity, to the extent decreasing such Consolidated Net Income; plus

          (5)   depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income (or Net Income); plus

          (6)   to the extent deducted in computing such Consolidated Net Income, any Pre-Opening Expenses; plus

          (7)   the amount of any restructuring charges (including those relating to severance, relocation costs and one-time compensation charges) and any non recurring items of loss or expense deducted in such period in computing Consolidated Net Income, minus any non-recurring items of income or gain to the extent increasing Consolidated Net Income for such period; plus

          (8)   without duplication, any other non-cash charges or items of expense, including any write off or write downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period on or prior to the final Stated Maturity of the Notes; plus

          (9)   in any fiscal quarter during which a purchase of property subject to any operating lease shall occur and during the three following fiscal quarters, an amount equal to the quarterly payment in respect of such lease (as if such purchase did not occur) times (a) 4 (in the case of the quarter in which such purchase occurs), (b) 3 (in the case of the quarter following such purchase), (c) 2 (in the case of the second quarter following such purchase) and (d) 1 (in the case of the third quarter following such purchase), all as determined on a consolidated basis for Penn National and its Restricted Subsidiaries; minus

          (10) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges for any prior period subsequent to the issue date, in each case, on a consolidated basis and determined in accordance with GAAP. Consolidated Cash Flow shall be further adjusted, in the event of any Expansion Capital Expenditures, by multiplying the Consolidated Cash Flow attributable to such Expansion Capital Expenditures (as determined by Penn

National) during the first three complete fiscal quarters following completion of such Expansion Capital Expenditures by (x) 4 (with respect to the first such quarter), (y) 2 (with respect to the first two such quarters), and (z) 4/3 (with respect to the first three such quarters).

        "Consolidated Leverage Ratio" means, with respect to any Person, as of any date of determination, the ratio of (x) Consolidated Total Indebtedness of such Person as of such date of determination (the "Calculation Date"), after giving effect to all transactions to occur on the Calculation Date (including, without limitation, the merger or consolidation comprising or giving rise to the Change of Control giving rise to the need to make the calculation of the Consolidated Leverage Ratio and other mergers, consolidations and transactions to occur in connection therewith), to (y) Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available (the "reference period") immediately preceding the Calculation Date. For purposes of this definition, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis, without duplication, to:

          (i)    acquisitions (including the occurrence of a Reverse Trigger Event) or investments that have been made by the specified Person or any of its Restricted Subsidiaries and mergers and consolidations (including, without limitation, any merger or consolidation comprising or giving rise to the Change of Control giving rise to the need to make the calculation of the Consolidated Leverage Ratio and other mergers, consolidations and transactions to occur in connection therewith) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period:

            (a)   shall include the Consolidated Cash Flow of the acquired entities or applicable to such investments, and related transactions, and shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, and

            (b)   such pro forma calculations shall, without duplication, give effect to cost savings and other operating expense reductions and improvements that have been realized or that are reasonably expected to be realized within 12 months of the Calculation Date, as determined by the chief financial officer or other senior financial officer of Penn National (in his or her reasonable judgment), in connection with the transaction which is being given pro forma effect, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Penn National or any other Person acquiring Penn National or having control over Penn National after giving effect to such Change of Control of any closing) of any facility, as applicable (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission);

          (ii)   any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period;

          (iii)  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (iv)  the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (on the applicable date of determination) for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

          (1)   any gain or loss, together with any related provision for taxes thereon), realized in connection with (a) any Asset Sale or (b) any disposition of any securities by such Person or any of its Restricted Subsidiaries, and any extraordinary gain or loss (together with any related provision for taxes thereon) shall be excluded;

          (2)   the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting or that is an Unrestricted Subsidiary or Restricted Subsidiary (or former Restricted Subsidiary) with respect to which a Trigger Event has occurred following the occurrence and during the continuance of such Trigger Event shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments (including management fees) that are actually paid or payable in cash to such Person or a Restricted Subsidiary thereof in respect of such period (or to the extent converted into cash);

          (3)   the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than limitations imposed either (x) pursuant to Acquired Debt which has been irrevocably called for redemption, repurchase or other acquisition or in respect of which the required steps have been taken to have such Acquired Debt defeased or discharged, or a deposit has been made for such purpose (provided such Acquired Debt is in fact redeemed, repurchased, repaid, defeased, discharged or otherwise acquired within 100 days of the incurrence of the Acquired Debt), or (y) by Gaming Laws generally applicable to all Persons operating a business similar to that of such Restricted Subsidiary, unless, in either case, such restriction with respect to the payment of dividends or similar distributions has been waived; provided that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein;

          (4)   any goodwill or other asset impairment charges or other asset write-offs or write-downs, including any resulting from the application of Financial Accounting Standards Board Statement Nos. 142 and No. 144, and any expenses or charges relating to the amortization of intangibles as a result of the application of Financial Accounting Standards Board Statement No. 141, shall be excluded;

          (5)   any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by the indenture, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Equity Interests or other equity-based awards or rights or equivalent instruments, shall be excluded;

          (6)   the cumulative effect of a change in accounting principles shall be excluded;

          (7)   any expenses or reserves for liabilities shall be excluded to the extent that such Person or any of its Restricted Subsidiaries is entitled to indemnification therefor under binding agreements; provided, that any such liabilities for which such Person or such Restricted Subsidiaries is not actually indemnified shall reduce Consolidated Net Income for the period in which it is determined that such Person or such Restricted Subsidiary will not be indemnified (to the extent such liabilities would otherwise reduce Consolidated Net Income without giving effect to this clause (7)); and

          (8)   gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded.

        For purposes of calculating Consolidated Net Income, any non-recurring charges or expenses of such Person or of a company or business acquired by such Person (in each case, including those relating to severance, relocation costs and one time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case, incurred in connection with the purchase or acquisition of such acquired company or business by such Person (including the Argosy Transactions) shall be added to the Consolidated Net Income of such Person, to the extent any such charges or expenses were deducted in computing such Consolidated Net Income of such Person.

        "Consolidated Total Indebtedness" means, with respect to any Person as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (i) Indebtedness which has been repaid, discharged, defeased (covenant or legal), retired, repurchased or redeemed on or prior to such date or which a Person has irrevocably made a deposit to repay, defease (covenant or legal), discharge, repurchase, retire or redeem or called for redemption, defeasance (covenant or legal), discharge, repurchase or retirement, on or prior to such date, (ii) Indebtedness constituting letters of credit, Hedging Obligations and Investment Guarantees to the extent such Investment Guarantee would not be reflected as indebtedness on Penn National's consolidated balance sheet (excluding references in footnotes not otherwise reflected on the balance sheet) in accordance with GAAP, and (iii) Indebtedness used to finance Expansion Capital Expenditures until the fiscal quarter following completion of such Expansion Capital Expenditures.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Penn National who:

          (1)   was a member of such Board of Directors on the date of the indenture; or

          (2)   was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Facilities" means one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt securities, including any related notes, guarantees, collateral documents, agreements relating to Hedging Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced, restructured or otherwise refinanced in whole or in part from time to time by one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility) or instruments (but excluding in any event Debt Securities).

        "Debt Securities" means any debt securities, as such term is commonly understood, issued in any public offering or private placement and in an outstanding principal amount of $100.0 million or more.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

          (1)   any Indebtedness outstanding under the Senior Credit Facilities; and

          (2)   after payment in full of all Obligations under the Senior Credit Facilities, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Penn National as "Designated Senior Debt."

        "Development Services" means the provision (through retained professionals or otherwise) of development, design or construction or management services with respect to any Gaming Facility or the development, design or construction thereof.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature provided, however, only the portion of Capital Stock which is so redeemable or repurchasable prior to such date will be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Penn National to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Penn National may not repurchase or redeem any such Capital Stock pursuant to such provisions (x) unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or (y) prior to any purchase of the notes as are required to be purchased pursuant to the provisions of the Indenture as described under "—Repurchase at the Option of Holders—Change of Control and Rating Decline" and "—Asset Sales."

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private issuance or sale of Equity Interests (other than Disqualified Stock) of Penn National.

        "Event of Default" means an event described under the caption "—Events of Default and Remedies."

        "Existing Indebtedness" means (a) the existing Guarantees of Penn National with respect to the Indebtedness of Pennwood, (b) the Indebtedness of Penn National under the Existing Notes (and the guarantees related thereto, including guarantees required of persons that become Restricted Subsidiaries after the date of the indenture), (c) Purchase Money Indebtedness and Capital Lease Obligations outstanding on the date of the indenture (d) up to $500,000 in aggregate principal amount of other Indebtedness of Penn National and its Subsidiaries (other than Indebtedness under the Senior Credit Facilities) in existence on the date of the indenture, until such amounts are repaid, and (e) any

Indebtedness incurred, or Disqualified Stock or preferred stock issued, during a Suspension Period to the extent it would not be permitted to be incurred or issued pursuant to other provisions of the covenant under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Existing Notes" means Penn National's 11 1/8% senior subordinated notes due 2008, Penn National's 8 7/8% senior subordinated notes due 2010 and Penn National's 6 7/8% senior subordinated notes due 2011.

        "Expansion Capital Expenditures" means any capital expenditure by Penn National or any of its Restricted Subsidiaries in respect of the purchase or other acquisition of any fixed or capital assets that adds to or significantly improves the property of Penn National and its Restricted Subsidiaries, excluding any such capital expenditures constituting a Permitted Investment or a Restricted Payment or financed with Net Proceeds of an Asset Sale and excluding capital expenditures in the ordinary course made to maintain, repair, restore or refurbish the property of Penn National and its Restricted Subsidiaries in its then existing state or to support the continuation of such Person's day to day operations as then conducted.

        "Financing Activity" means any of the following: (a) the incurrence of any Indebtedness or the issuance of any Equity Interests by Penn National or any Restricted Subsidiary or the issuance of commitments in respect thereof, (b) amending or modifying, or redeeming, refinancing, tendering for, refunding, defeasing, discharging, repaying, retiring or otherwise acquiring for value, any Indebtedness prior to the stated maturity thereof (including any premium, penalty, commissions or fees) or (c) the termination of any Hedging Obligations or other derivative instruments or any fees paid to enter into any Hedging Obligations or other derivative instruments.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of (a) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to (b) the Fixed Charges of such Person for such period.

        For purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   in the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, defeases (whether by covenant or legal defeasance), discharges, repurchases, retires or redeems (or makes an irrevocable deposit in furtherance thereof) any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter reference period and Fixed Charges relating to any such Indebtedness or preferred stock that has been repaid, defeased (whether by covenant or legal defeasance), discharged, repurchased, retired or redeemed (or with respect to which an irrevocable deposit has been made in furtherance thereof) shall be excluded;

          (2)   acquisitions (including the occurrence of a Reverse Trigger Event) or investments that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow resulting therefrom) will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period:

            (a)   shall include the Consolidated Cash Flow of the acquired entities or applicable to such investments, and related transactions, and shall otherwise be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, and

            (b)   such pro forma calculations shall, without duplication, give effect to cost savings and other operating expense reductions and improvements that have been realized or that are reasonably expected to be realized within 12 months of the Calculation Date, as determined by the chief financial officer or other senior financial officer of Penn National (in his or her reasonable judgment), in connection with the transaction which is being given pro forma effect, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Penn National of any closing) of any facility, as applicable (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission);

          (3)   (a) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, and (b) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period;

          (4)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded;

          (5)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (6)   Fixed Charges attributable to Expansion Capital Expenditures shall be excluded until the first complete fiscal quarter following completion of such Expansion Capital Expenditures;

          (7)   the occurrence of a Trigger Event during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, and the change in Consolidated Cash Flow and Fixed Charges resulting therefrom, will be given pro forma effect as if it had occurred on the first day of the four-quarter reference period;

          (8)   interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP; and

          (9)   interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as such specified Person may designate.

        "Fixed Charges" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, (x) including original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" and excluding interest expense associated with a Permitted Joint Venture Investment (including any related Investment Guarantee or Investment Guarantee Indebtedness) except as provided in clause (3) below), the interest component of any deferred payment obligations constituting Indebtedness, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but (y) excluding any amortization or write-off of deferred financing costs or debt issuance costs and excluding commitment fees and other transaction expenses associated with undertaking, or proposing to undertake, any Financing Activity; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

          (3)   any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon (provided that any interest expense in respect of any Permitted Joint Venture Investment (including any related Investment Guarantee or Investment Guarantee Indebtedness) or the Pennwood Debt will not be counted pursuant to this clause (3) except to the extent that Penn National or any of its Restricted Subsidiaries actually makes payments in respect thereof or is imminently required to actually make payments thereunder in which case, pro forma effect shall be given to all such payments that Penn National, in good faith, reasonably expects to be required to pay during the next four quarters as though such payments had been made for the relevant period (but without duplication of amounts paid so that, in any event, no more than four quarters of payments are counted); plus

          (4)   all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Penn National (other than Disqualified Stock) or to Penn National or a Restricted Subsidiary of Penn National, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of Penn National that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia, and (2) conducts substantially all of its business operations outside the United States.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which were in effect on the date of the indenture.

        "Gaming Approval" means any governmental approval or license relating to any gaming business (including pari-mutuel betting) or enterprise.

        "Gaming Authority" means any governmental agency, authority, board, bureau, commission, department, office or instrumentality with regulatory, licensing or permitting authority or jurisdiction over any gaming business or enterprise or any Gaming Facility (including the Alcohol and Gaming

Commission of Ontario, the Colorado Division of Gaming, the Colorado Limited Gaming Control Commission, the Illinois Gaming Board, Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Maine Harness Racing Commission, the Maine Gambling Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Missouri Gaming Commission, the New Jersey Racing Commission, the New Jersey Casino Control Commission, the Pennsylvania State Horse Racing Commission, the Pennsylvania State Harness Racing Commission, the West Virginia Racing Commission and the West Virginia Lottery Commission), or with regulatory, licensing or permitting authority or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by Penn National or any of its Restricted Subsidiaries.

        "Gaming Facility" means any gaming or parimutuel wagering establishment, including any casino or "racino," and other property or assets ancillary thereto or used in connection therewith, including any casinos, hotels, resorts, race tracks, off-track wagering sites, theaters, parking facilities, recreational vehicle parks, timeshare operations, retail shops, restaurants, other buildings, restaurants, theatres, related or ancillary businesses, land, golf courses and other recreation and entertainment facilities, marinas, vessels, barges, ships and equipment.

        "Gaming Laws" means all applicable provisions of all: (a) constitutions, treaties, statutes or laws governing Gaming Facilities (including card club casinos and parimutuel race tracks) and rules, regulations, codes and ordinances of, and all administrative or judicial orders or decrees or other laws pursuant to which, any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or Gaming Facility activities conducted by Borrower or any of its Restricted Subsidiaries within its jurisdiction; (b) Gaming Approvals; and (c) orders, decisions, determinations, judgments, awards and decrees of any Gaming Authority.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, currency swap agreement, interest rate cap agreements, interest rate collar agreements, commodity swap agreement, commodity cap agreement, commodity collar agreement or foreign exchange contract; and

          (2)   other agreements or arrangements designed to hedge or protect such Person against, or transfer or mitigate, fluctuations in interest rates or currency exchange rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or insurance premium financing or is payable through the issuance of Equity Interests (other than Disqualified Stock) of Penn National; or

          (6)   representing net obligations under any Hedging Obligations,

    if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of the types referred to in clauses (1) through (6) above of any other Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

        Notwithstanding the foregoing, in no event should obligations of Penn National or any Affiliate of Penn National pursuant to the put or indemnity provisions set forth in the Pocono Downs Sale Documents constitute Indebtedness.

        The amount of any Indebtedness outstanding as of any date will be:

          (a)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (b)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

          (c)   in the case of Indebtedness of others secured by a Lien on any assets of the specified Person, the lesser of the amount of such Indebtedness and the fair market value of such assets; and

          (d)   in the case of clause (5) above, the net present value thereof determined in accordance with GAAP.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Investment Guarantee" means (1) any guarantee, directly or indirectly, by Penn National or any of its Restricted Subsidiaries of Indebtedness of a Permitted Joint Venture (or any completion guarantee with respect to a Permitted Joint Venture or any agreement to advance funds, property or services on behalf of a Permitted Joint Venture to maintain the financial condition of such Permitted Joint Venture), and (2) any guarantee, directly or indirectly, by Penn National or any of its Restricted Subsidiaries of obligations of any Person to whom Penn National or any of its Restricted Subsidiaries provides Development Services (or any completion guarantee with respect to any such person or any agreement to advance funds, property or services on behalf of such Person to maintain the financial condition of such Person); provided that any such guarantee will continue to constitute an Investment Guarantee in the event that the Permitted Joint Venture whose obligations are so guaranteed ceases to qualify as a Permitted Joint Venture after such guarantee was entered into.

        "Investment Guarantee Indebtedness" means the obligations of a Permitted Joint Venture to the extent guaranteed by Penn National or one of its Restricted Subsidiaries or subject to an Investment Guarantee, on and after the time Penn National or one of its Restricted Subsidiaries makes any interest, debt service payment or other comparable payment under such Investment Guarantee with respect to such guaranteed obligations.

        "Investment Guarantee Payments" means any payments made pursuant to any Investment Guarantee.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans including Guarantees (or other obligations), advances or capital contributions (excluding (x) commission, travel and similar advances to officers and employees made in the ordinary course of business, (y) advances to customers made in the ordinary course of business, and (z) accounts receivable, trade credits, endorsements for collection or deposits arising in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of determining the amount of any Investment at any time outstanding, (a) the amount of an Investment will equal the aggregate amount of such Investments, minus (b) the amounts received by Penn National and its Restricted Subsidiaries with respect to such Investment, including (as applicable) principal, interest, dividends, distributions, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Penn National or any of its Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligation which have been guaranteed by Penn National or any of its Restricted Subsidiaries, including any Investment Guarantee), and payments under relevant management contracts or services agreements. In addition:

          (1)   "Investments" shall not include the occurrence of a Trigger Event; and

          (2)   if Penn National or any Restricted Subsidiary of Penn National sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Penn National such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Penn National, Penn National will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "issue date" means March 9, 2005, the date of first issuance of notes under the indenture.

        "Legal Holiday" means a Saturday, a Sunday or a day on which commercial banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, or security interest of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by Penn National or any of its Restricted Subsidiaries in respect of any Asset Sale, net of (a) any payments, fees, commissions, costs and other expenses incurred in connection with or relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (b) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (c) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness pursuant to the Senior Credit Facilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (e) all distributions and other payments required to be made as a result of such Asset Sale to any person (other than Penn National and its Restricted Subsidiaries) having a beneficial interest in the assets subject to such Asset Sale, and (f) amounts reserved, in accordance with GAAP, against any liabilities associated with the Asset Sale and related thereto, including pension and other retirement benefit liabilities, purchase price adjustments, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, liquidated damages, other damages and other liabilities and obligations payable under the documentation governing any Indebtedness, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable instrument governing or evidencing such Indebtedness.

        "Pennwood" collectively, means Pennwood Racing, Inc., a Delaware corporation, and its subsidiaries, including GS Park Services, L.P., FR Park Services, L.P., GS Park Racing, L.P. and FR Park Racing, L.P.

        "Pennwood Debt" means the existing Indebtedness of Pennwood Racing, Inc. pursuant to that certain Term Loan and Security Agreement dated July 29, 1999, as amended, by and among FR Park Racing, L.P., GS Park Racing, L.P. and Commerce Bank, N.A., that is guaranteed by Penn National.

        "Permitted Business" means any business of the type in which Penn National and its Restricted Subsidiaries are engaged on the date of the indenture, or propose to engage in after giving effect to the Argosy Transactions, or any business reasonably related, incidental or ancillary thereto (including assets or businesses complementary thereto).

        "Permitted Business Assets" means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Penn National's Board of Directors or management in its good faith judgment.

        "Permitted Investments" means:

          (1)   any Investment in Penn National or in a Restricted Subsidiary of Penn National;

          (2)   any Investment in cash and Cash Equivalents;

          (3)   any Investment by Penn National or any Subsidiary of Penn National in a Person if, as a result of, or in connection with, such Investment:

            (a)   such Person becomes a Restricted Subsidiary of Penn National; or

            (b)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Penn National or a Restricted Subsidiary of Penn National;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provisions described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

          (5)   any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Penn National or made with the proceeds of a substantially concurrent sale of such Equity Interests made for such purpose;

          (6)   any Investments received (a) in exchange for or in compromise of obligations incurred in the ordinary course of business, including in satisfaction of judgments, in settlement of delinquent or overdue accounts or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, customer or other debtor, or (b) as a result of a foreclosure by Penn National or any of its Restricted Subsidiaries with respect to a secured Investment or transfer of title with respect to any secured Investment in default;

          (7)   Hedging Obligations;

          (8)   the extension of credit to customers of Penn National or its Restricted Subsidiaries consistent with gaming industry practice in the ordinary course of business;

          (9)   loans and advances to officers, directors and employees for payroll, business-related travel expenses, moving or relocation expenses, drawing accounts and other similar expenses, in each case, incurred in the ordinary course of business;

          (10) loans and advances to officers, directors and employees other than incurred pursuant to clause (9) of this definition in an aggregate amount not to exceed $10.0 million outstanding at any time;

          (11) receivables owing to Penn National or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business;

          (12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits (including deposits made with respect to gaming licenses) made in the ordinary course of business;

          (13) Investments in Pennwood arising from any payment in respect of the Existing Indebtedness related to Pennwood;

          (14) any Investment existing on the issue date of the notes;

          (15) Investments of any Person in existence at the time such Person becomes a Subsidiary of Penn National, provided such Investment was not made in connection with or in anticipation of such Person becoming a Subsidiary of Penn National;

          (16) Indebtedness under the notes, the Senior Credit Facilities, the Existing Notes and the guarantees related thereto (other than any of the foregoing constituting Indebtedness subordinated in right of payment to the notes);

          (17) (a) a Permitted Joint Venture Investment and (b) any Investment Guarantee Payments with respect to a guarantee, agreement or other extension of credit that qualified as a Permitted Joint Venture Investment at the time the guarantee or extension of credit was made or the agreement was entered into, unless, in the case of this clause (b), such guarantee, agreement or extension of credit no longer qualifies as a Permitted Joint Venture Investment (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise) (it being understood that, in such circumstance, such Investment Guarantee Payments will be permitted to be made but shall be included (at the option of Penn National) (to the extent that the Permitted Joint Venture Investment to which such Investment Guarantee Payment relates was not previously included in the second proviso of the definition of "Permitted Joint Venture Investment" or in clause (x), (y) or (z) of the last proviso of the definition of "Permitted Joint Venture Investment") in (x) the calculation of Investments utilizing the basket set forth in the second proviso of the definition of "Permitted Joint Venture Investment" or (y) Permitted Investments (other than this clause (17)) or (z) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of the covenant entitled "—Restricted Payments" (as if such Investment were not a Permitted Investment), in which case, for the purpose of clause (z) only, any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph);

          (18) any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding, not to exceed 15% of Total Assets, less the amount of any Investments made and outstanding under the second proviso of the definition of "Permitted Joint Venture Investment" and calculated at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (19) consummation of the Argosy Transactions;

          (20) the occurrence of a Reverse Trigger Event; and

          (21) the acquisition by Penn National or any of its Restricted Subsidiary of the Pocono Downs Assets pursuant to the terms of the Pocono Downs Put Obligation and any other transactions contemplated by the Pocono Downs Put Obligation.

        "Permitted Joint Venture" means any joint venture arrangement (which may be structured as an unincorporated joint venture, corporation, partnership, association or limited liability company or as a management contract or services agreement but other than an Unrestricted Subsidiary) with respect to which Penn National or any of its Restricted Subsidiaries (i) owns directly or indirectly in the aggregate at least 25% but not more than 50% of the voting power thereof or (ii) controls or manages the day-to-day gaming operation of another person pursuant to a written agreement or (iii) provides, has provided, or has entered into a written agreement to provide, Development Services with respect to such entity or the applicable Gaming Facility, including, without limitation, with respect to or on behalf of any Native North American tribe or any agency or instrumentality thereof, in any such case; provided, however, (a) such joint venture is primarily engaged in a Permitted Business (or the development thereof) and (b) none of the Principals or any Affiliate of such Persons, other than Penn National or its Restricted Subsidiaries, is a direct or indirect obligor, contingently or otherwise, of any Indebtedness of such entity or a direct or indirect holder of any Capital Stock of such entity, other than through their respective direct or indirect ownership interests in Penn National.

        "Permitted Joint Venture Investment" means any Investment in a Permitted Joint Venture, including by means of any Investment Guarantee; provided that, at the time of and after giving effect to any such Investment (and any other adjustments pursuant to the definition of "Fixed Charge Coverage Ratio"), the Fixed Charge Coverage Ratio of Penn National is at least 2.25 to 1.0; provided, however, that Penn National and its Restricted Subsidiaries may make a Permitted Joint Venture Investment while the pro forma Fixed Charge Coverage Ratio is less than 2.25 to 1.0 so long as such Permitted Joint Venture Investment to be made, together with all other Permitted Joint Venture Investments made while the pro forma Fixed Charge Coverage Ratio is less than 2.25 to 1.0 (or which have ceased to qualify as Permitted Joint Venture Investments and Penn National has elected to include as Investments under this proviso as provided in clause (x) of the final proviso of this definition or clause (17)(b)(x) of the definition of "Permitted Investments," do not exceed $300.0 million in the aggregate at any time outstanding; provided, further, that if a Permitted Joint Venture Investment (other than Permitted Joint Venture Investments made pursuant to the second proviso of this definition) would, at any time after the date such Permitted Joint Venture Investment is made or a binding agreement to make such Permitted Joint Venture Investment is entered into, cease to qualify as a Permitted Joint Venture Investment pursuant to this definition due to a failure of the relevant investee to constitute a Permitted Joint Venture for any reason (whether by reason of a change in the ownership thereof, the continued existence of a written control or management arrangements or of a written agreement for Development Services or otherwise), then the outstanding amount of such Permitted Joint Venture Investment at such time and additional Investments pursuant to such agreements as then in effect shall, for the period such Investment does not so qualify, be included (at the option of Penn National) (to the extent not previously included in clause (17)(b)(x), (y) or (z) of the definition of "Permitted Investments") in (x) the calculation of Investments utilizing the basket set forth in the immediately preceding proviso or (y) Permitted Investments (other than clause (17) of such definition) or (z) the calculation of the aggregate amount of Restricted Payments available pursuant to clause (3) of the first paragraph of the covenant entitled "—Restricted Payments" (as if such Investment were not a Permitted Investment, in which case, for the purposes of clause (z) only, any payments received at any time in respect of such Investment will be included in clause (3)(c) of such paragraph).

        "Permitted Junior Securities" means

          (1)   Equity Interests in Penn National or

          (2)   Debt Securities of Penn National that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt under the indenture.

        "Permitted Liens" means:

          (1)   (a) Liens on property of Penn National or any Restricted Subsidiary securing obligations under Senior Debt of Penn National or in respect of any Credit Facilities evidencing obligations (other than subordinated Indebtedness or pari passu Indebtedness), in each case that was permitted by the terms of the indenture to be incurred and (b) Liens on property of any Restricted Subsidiary securing obligations of such Restricted Subsidiary (other than guarantees of Debt Securities of Penn National that are subordinate or junior in right of payment to any Senior Debt of Penn National, it being understood that distinctions between categories of Indebtedness that exist by reason of any Liens securing some but not all of such Indebtedness or securing such Indebtedness with greater or lesser priority or with different collateral will not result in Indebtedness being subordinate or junior in right of payment);

          (2)   Liens in favor of Penn National or any Restricted Subsidiary;

          (3)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Penn National or any Subsidiary of Penn National or otherwise becomes a Subsidiary of Penn National and amendments or modifications thereto and replacements or refinancings thereof; provided that such Liens were not granted in connection with, or in anticipation of, such merger or consolidation or acquisition and do not extend to any assets other than those of such Person merged into or consolidated with Penn National or the Subsidiary;

          (4)   Liens (including extensions, renewals or replacements thereof) on property existing at the time of acquisition of the property by Penn National or any Subsidiary of Penn National, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (5)   (a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of insurance or social security or premiums with respect thereto; (c) Liens imposed by Gaming Laws or Gaming Authorities, and Liens on deposits made to secure gaming license applications or to secure the performance of surety or other bonds; and (d) Liens securing obligations with respect to letters of credit issued in connection with any of the items referred to in this paragraph (5);

          (6)   Liens to secure Indebtedness (including Purchase Money Indebtedness and Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets being financed with such Indebtedness (and directly related assets, including proceeds and replacements thereof or assets which were financed with Indebtedness permitted by such clauses that has been refinanced (including successive refinancings));

          (7)   Liens existing on the date of the indenture;

          (8)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that any reserve required by GAAP has been made therefor;

          (9)   Liens incurred during any Suspension Period;

          (10) Liens securing obligations to the trustee pursuant to the compensation and indemnity provisions of the indenture and Liens owing to an indenture trustee in respect of any other Indebtedness permitted to be incurred under the covenant "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (11) Liens on trusts, cash or Cash Equivalents or other funds provided in connection with the defeasance, discharge or redemption of Indebtedness permitted to occur under the indenture;

          (12) Liens arising out of judgments or awards not resulting in a default;

          (13) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Penn National or any of its Restricted Subsidiaries in the ordinary course of business;

          (14) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Penn National or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

          (15) Permitted Vessel Liens;

          (16) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

          (17) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $25.0 million.

        "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Capital Stock of Penn National or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, redeem, tender for, repay, refund or otherwise retire or acquire for value, in whole of in part (collectively, a "refinancing"), any Indebtedness or Disqualified Capital Stock of Penn National or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness refinanced (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Indebtedness being refinanced (or, if earlier, 91 days after the stated maturity of the notes), and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

          (3)   if the Indebtedness being refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being refinanced; and

          (4)   such Indebtedness is incurred either by Penn National or by the Restricted Subsidiary who is the obligor (as primary obligor or guarantor) on the Indebtedness being refinanced.

        "Permitted Vessel Liens" shall mean maritime Liens on ships, barges or other vessels for damages arising out of a maritime tort, wages of a stevedore, when employed directly by a person listed in 46 U.S.C. Section 31341, crew's wages, salvage and general average, whether now existing or hereafter arising and other maritime Liens which arise by operation of law during normal operations of such ships, barges or other vessels.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Pocono Downs Assets" shall mean the "Partnership Interests," as such term is defined in the Pocono Downs Sale Documents.

        "Pocono Downs Put Obligation" shall mean the obligation of Penn National, the "Sellers" (as such term is defined in the definition of Pocono Downs Sale Documents) or any of their respective affiliates to repurchase from the buyer thereof the Pocono Downs Assets in accordance with the terms of the Pocono Downs Sale Documents.

        "Pocono Downs Sale Documents" shall mean the Purchase Agreement, dated as of October 14, 2004, by and between PNGI Pocono, Corp. ("PNGI Corp."), PNGI, LLC ("PNGI LLC" and together with PNGI Corp., "Pocono Sellers") and the Mohegan Tribal Gaming Authority, and all documents thereto and all exhibits, appendices, schedules and annexes to any thereof relating to the sale of the Pocono Downs Assets as in effect on the issue date or as amended or modified after the issue date to the extent such amendment or modification is not materially adverse to the Holders of notes.

        "Pre-Opening Expenses" shall mean, with respect to any fiscal period, the amount of expenses (including Fixed Charges) incurred with respect to capital projects which are classified as "pre-opening expenses" on the applicable financial statements of Penn National and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

        "Principals" means Peter D. Carlino, Peter M. Carlino, Richard T. Carlino, Harold Cramer and The Carlino Family Trust.

        "Purchase Money Indebtedness" means Indebtedness of Penn National or any of its Restricted Subsidiaries incurred for the purpose of financing, within 180 days of incurrence, all or any part of the purchase price or cost of installation, construction or improvement of any property.

        "Rating Agencies" mean (a) Moody's and S&P or (b) if Moody's or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Penn National (as certified by a resolution of Penn National's Board of Directors) which shall be substituted for Moody's or S&P or both, as the case may be.

        "Rating Category" means (a) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories); (b) with respect to Moody's, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (c) the equivalent of any such category of S&P or Moody's used by another Rating Agency selected by Penn National. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories ((i) + and - for S&P; (ii) 1, 2 and 3 for Moody's; and (iii) the equivalent gradations for another Rating Agency selected by Penn National) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "Rating Date" means the date which is 90 days prior to the earlier of (a) a Change of Control or (b) public notice of the occurrence of a Change of Control or of the intention by Penn National to effect a Change of Control.

        "Rating Decline" shall be deemed to occur if, within 90 days after public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), the rating of the notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) as compared to the rating of the notes on the Rating Date.

        "refinancing" has the meaning set forth in the definition of "Permitted Refinancing Indebtedness" and "refinance" has a corresponding meaning.

        "Registration Rights Agreement" means the registration rights agreement dated as of the date of the indenture among Penn National and the initial purchasers.

        "Related Party" means:

          (1)   any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2)   any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Reverse Trigger Event" means after the occurrence of a Trigger Event, the transfer of the shares of the capital stock of Empress Casino Corporation or the Equity Interests of any other Person that was previously a Restricted Subsidiary to Penn National or any of its Restricted Subsidiaries pursuant to the terms of any Trust Agreement.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

        "Senior Credit Facilities" means the amended and restated Credit Agreement dated as of December 5, 2003 among Penn National, as borrower, the guarantors party thereto, the several lenders from time to time party thereto and Bear, Stearns & Co. Inc. as Sole Lead Arranger and Sole Bookrunner, Merrill Lynch, Pierce, Fenner & Smith Incorporated as Syndication Agent, Bear Stearns Corporate Lending Inc. as Swingline Lender, Administrative Agent and Collateral Agent, and Société Générale and Credit Lyonnais New York Branch as Joint Documentation Agents and the lenders from time to time party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Senior Credit Facilities or other agents or other lenders).

        "Senior Debt" means, with respect to Penn National, as applicable:

          (1)   any Indebtedness of Penn National under the Credit Facilities or otherwise permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it shall not be senior in right of payment to any Indebtedness of Penn National, and

          (2)   all Obligations with respect to the items listed in the preceding clause (1).

          Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

            (a)   any liability for federal, state, local or other taxes owed or owing by Penn National;

            (b)   any Indebtedness of Penn National to any of its Subsidiaries;

            (c)   any trade payables;

            (d)   any Existing Notes or guarantees thereof; or

            (e)   the portion of any Indebtedness that is incurred in violation of the indenture.

        "Shreveport Entities" means collectively, HWCC-Shreveport Inc., a Louisiana corporation, HCS I, Inc., a Louisiana corporation, HCS II Inc., a Louisiana corporation, Hollywood Casino Shreveport, a Louisiana partnership, Shreveport Capital Corporation, a Louisiana corporation, HCS-Golf Course LLC, a Delaware limited liability company, and HWCC-Louisiana Inc., a Louisiana corporation.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Total Assets" means the total assets of Penn National and its Restricted Subsidiaries, as shown on the most recent balance sheet of Penn National.

        "Trigger Event" shall mean the transfer of shares of capital stock of Empress Casino Corporation or the Equity Interests of any other Restricted Subsidiary into trust pursuant to the terms of any Trust Agreements.

        "Trust Agreements" means (a) the Transfer of Ownership Agreement by and among Argosy, Empress Casino Corporation and the Illinois Gaming Board and the Trust Agreement by and between Argosy and LaSalle Bank National Association, each dated as of July 24, 2001, and (b) any other trust or similar arrangement required by any Gaming Authority or any other governmental agency or authority (whether in connection with an acquisition or otherwise) from time to time, in the case of each of clauses (a) and (b), together with any agreements, instruments and documents executed or delivered pursuant to or in connection with such agreements, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed or otherwise modified from time to time.

        "Unrestricted Subsidiary" means any Subsidiary of Penn National (other than a Permitted Joint Venture) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that:

          (1)   either (A) such Subsidiary to be so designated has total assets of $100,000 or less or (B) immediately after giving pro forma effect to such designation, Penn National could incur $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (2)   such Subsidiary is not, at the time of such designation, party to any agreement, contract, arrangement or understanding with Penn National or any Restricted Subsidiary of Penn National unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Penn National or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Penn National, or would otherwise be permitted if entered into at the time of such designation pursuant to the covenant described above under the caption "—Certain Covenants—Transactions With Affiliates;" and

          (3)   such Subsidiary is a Person with respect to which neither Penn National nor any of its Restricted Subsidiaries has any direct or indirect Investment (including a deemed Investment at the time of designation in an amount equal to the fair market value of the relevant Subsidiary) that could not have been made at the time of such designation pursuant to the covenant described above under the caption "—Certain Covenants—Restricted Payments;"

provided that the Shreveport Entities shall initially be designated as Unrestricted Subsidiaries.

        Any designation of a Subsidiary of Penn National (other than any of the Shreveport Entities) as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Penn National as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Penn National will be in default of such covenant. The Board of Directors of Penn National may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Penn National of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life To Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

BOOK ENTRY; DELIVERY AND FORM

        Except as described in the next paragraph, the new notes initially will be represented by a single, permanent global certificate in definitive fully registered book-entry form (the "Global Note"). The Global Note will be deposited upon issuance with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of a nominee of DTC.

        The Global Note.    We expect that pursuant to procedures established by DTC:

  •
  upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of new notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

  •
  ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders of new notes may hold their interests in the Global Note directly through DTC if they are participants in such system or directly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by such Global Note for all purposes under the indenture governing the new notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the new notes.

        Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in the Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the new notes.

        DTC has advised us that it will take action permitted to be taken by a holder of new notes (including the presentation of new notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the new notes, DTC will exchange the Global Note for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities.    If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and we do not appoint a successor depositary within 90 days, Certificated Securities will be issued in exchange for the Global Note.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the anticipated material United States federal income tax consequences to a holder of old notes relating to the exchange of old notes for new notes. This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and foreign or domestic tax-exempt organizations (including private foundations) and partnerships and their partners), or to persons that hold the old notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not address any state, local, or non-United States tax considerations. Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of the acquisition, ownership, and disposition of the new notes.

Exchange of Old Notes for New Notes

        An exchange of old notes for new notes pursuant to the exchange offer will be ignored for United States federal income tax purposes. Consequently, a holder of old notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging old notes for new notes pursuant to the exchange offer. The holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the adjusted tax basis in the old notes as determined immediately before the exchange.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed, that for a period of 180 days after the consummation of the exchange offer (or such shorter time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not less than 90 days), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the new notes, or

  •
  a combination of methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices.

        Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of new notes may be considered an underwriter within the meaning of the Securities Act (and any profit of any resale of new notes and any commissions or concessions received by any person may be deemed to be underwriting compensation under the Securities Act) and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of the old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus and delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the consummation of the exchange offer (or such shorter time after the exchange offer is completed as we reasonably believe that there are no participating broker-dealers owning new notes but not less than 90 days), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealer and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with the offering, including the validity and enforceability of the new notes, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.

EXPERTS

        The consolidated balance sheets of Penn National Gaming, Inc. and its subsidiaries as of December 31, 2003, and the related consolidated statements of income, shareholders' equity and cash flows, for each of the three years in the period ended December 31, 2003, incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2003, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements and management's assessment of internal control over financial reporting as of December 31, 2004 incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

Available Information

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith we file periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        You may find additional information about us and our subsidiaries on our website at http://www.pngaming.com. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your decision to participate in the exchange offer.

Incorporation by Reference

        We incorporate by reference into this prospectus certain information that we file with the SEC. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated by reference. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than current reports furnished under Item 2.01 or 7.01 of Form 8-K and other information in future filings deemed, under SEC rules, not to have been filed), after the date of this prospectus and prior to the earlier of the time we sell all notes offered by this prospectus and the termination of this offering:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 30, 2005;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005; and

  •
  Current Reports on Form 8-K filed with the SEC on January 27, 2005, February 8, 2005 (Item 8.01 only), February 9, 2005, February 23, 2005, February 25, 2005, March 9, 2005, March 15, 2005, March 16, 2005, March 30, 2005, April 8, 2005, June 6, 2005, June 16, 2005, June 22, 2005 and June 23, 2005.

        If you make a request for such information in writing or by telephone, we will provide you without charge a copy of any and all of the information incorporated by reference in the registration statement of which this prospectus is a part. Requests for such information should be in writing to us at the following address:

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, PA 19610
Attention: Robert S. Ippolito
Telephone: (610) 373-2400

        Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

ARGOSY INFORMATION

        On November 3, 2004, we announced that our and Argosy's boards of directors unanimously approved the Merger Agreement under which we will acquire all of the outstanding shares of Argosy. Information about the Merger Agreement, the Argosy merger and the other Acquisition Transactions described in this prospectus is contained in our Current Report on Form 8-K, which we filed with the SEC on November 5, 2004, and in our subsequent filings with the SEC, and in the definitive proxy statement of Argosy Gaming Company, which was filed by Argosy with the SEC on December 23, 2004. These documents may be read and copied at the SEC's Public Reference Room listed above or accessed electronically by means of the SEC's website listed above.

        None of Argosy's public information is incorporated by reference herein and we do not make any representations with respect to, or assume any responsibility for the accuracy or completeness of the information contained in, the proxy statement or any other filings by Argosy with the SEC. We have not obtained any cold comfort or other support for information contained in Argosy's public information or used in the pro forma financial information contained herein. Subject to the foregoing cautionary statements, you are urged to review Argosy's public filings, any information relating to Argosy included herein, and the pro forma financial information included herein, and to consider, in any event, the potential impact of the Argosy merger and the other Acquisition Transactions described in this prospectus, whether or not consummated.

INDEX TO UNAUDITED PRO FORMA
COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Balance Sheet as of March 31, 2005	PF-3
Unaudited Pro Forma Combined Statement of Income for the Three Months Ended March 31, 2005	PF-4
Unaudited Pro Forma Combined Statement of Income for the Year Ended December 31, 2004	PF-5
Notes to Unaudited Pro Forma Combined Financial Statements	PF-6

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements are presented to illustrate the estimated effects of the Transactions on our historical financial position and results of operations. The following unaudited pro forma combined financial statements are based on our historical audited and unaudited financial statements and the historical audited and unaudited consolidated financial statements of Argosy Gaming Company which are available in the reports that were previously filed with the SEC. See "Where You Can Find More Information" and "Argosy Information" for additional information on where you can locate periodic reports, proxy statements and other information filed with the SEC.

        None of Argosy's public information is incorporated by reference herein and we do not make any representations with respect to, or assume any responsibility for the accuracy or completeness of the information contained in, the proxy statement or any other filings by Argosy with the SEC. We have not obtained any cold comfort or other support for information contained in Argosy's public information or used in the pro forma financial information contained herein. Subject to the foregoing cautionary statements, you are urged to review Argosy's public filings, and any information relating to Argosy included herein, and the pro forma financial information included herein, and to consider, in any event, the potential impact of the Argosy merger and the other Acquisition Transactions described in this prospectus, whether or not consummated.

        The unaudited pro forma combined balance sheet at March 31, 2005 gives effect to the Acquisition Transactions as if they had occurred on that date. The unaudited pro forma combined statements of income for the year ended December 31, 2004 and the three months ended March 31, 2005 give effect to the Transactions as if they had occurred on January 1, 2004.

        The information presented in the unaudited pro forma combined financial statements is not necessarily indicative of our financial position or results of operations that would have occurred if the Transactions had been consummated as of the dates indicated, nor should it be construed as being a representation of our future financial position or results of operations. The pro forma information for the three months ended March 31, 2005 is not necessarily indicative of, and may be significantly different from, the pro forma results to be expected for the year ended December 31, 2005. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma combined financial statements below.

PENN NATIONAL GAMING INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2005

	Historical Penn National	Historical Argosy	Pro Forma Adjustments for Acquisition Transaction		Combined Pro Forma
	(in thousands)
Assets
Cash and cash equivalents	210,502	77,434	(147,936	)(c)	140,000
Restricted Cash	96,961		(96,961	)(c)	—
Receivables, net of allowance for doubtful debt	36,002	4,333			40,335
Prepaid income taxes	2,277	—			2,277
Prepaid expenses and other assets	26,687	10,077			36,764
Deferred income taxes	19,924	14,560	12,920	(a)	47,404

Total current assets	392,353	106,404	(231,977)		266,780

Net property and equipment	597,682	547,864	(4,187	)(b)	1,141,359
Other assets:
Investment in and advances to unconsolidated affiliate	16,072	—			16,072
Excess of cost over fair market value of net assets acquired	588,085	727,470	1,886,612	(c)	2,474,697
			(727,470	)(c)	27,706
Management service contract	15,887				15,887
Deferred financing costs, net	20,305	18,782	(18,782	)(d)	65,048
			48,875(e	)
			(4,132	)(e)
Deferred Income taxes	97,650				97,650
Other assets including intangibles	32,534	30,576			63,110
Assets held for sale	139,124	—			139,124
Restricted assets for sale	50,983				50,983

Total other assets	960,640	776,828	1,185,103		2,922,571

Total assets	1,950,675	1,431,096	948,939		4,330,710

Liabilities and Shareholders' Equity
Current maturities of long-term debt	161,104	2,559	(2,559	)(f)	18,300
			(142,804	)(g)
Accounts payable	15,575	12,131			27,706
Accrued expenses	40,617	49,173	7,793	(h)	97,583
Accrued interest	6,379	7,194			13,573
Accrued salaries and wages	21,795	24,365			46,160
Gaming, pari-mutuel, property and other taxes	19,728	21,672			41,400
Income taxes payable	128,730	2,722	(1,529	)(e)	129,923
Other current liabilities	13,122	—			13,122

Total current liabilities	407,050	119,816	(139,099)		387,767

Long term liabilities
Long-term debt, net of current maturities	636,863	800,622	(800,622	)(f)	2,922,652
			(309,914	)(f)
			2,595,703	(i)
Deferred income taxes	32,611	113,673			146,284
Liabilities held for sale	168,532	—			168,532
Other long-term liabilities	274,523	2,459			276,982

Total long-term liabilities	1,112,529	916,754	1,485,167		3,514,450

Shareholders' equity:
Common stock	844	296	(296	)(j)	844
Restricted stock	(1,995)	—	—		(1,995)
Treasury stock	(2,379)	—	—		(2,379)
Additional paid-in capital	197,464	99,020	(99,020	)(j)	197,464
Retained earnings	235,341	295,210	(295,210	)(j)	232,738
			(2,603	)(e)
Accumulated other comprehensive income	1,821	—			1,821

Total shareholders' equity	431,096	394,526	(397,129)		428,493

Total liabilities and shareholders' equity	1,950,675	1,431,096	948,939		4,330,710

PENN NATIONAL GAMING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2005

	Historical Penn National	Penn National Refinancing Transaction Pro Forma Adjustments		Penn National after Refinancing Transactions Pro Forma Adjustments	Historical Argosy	Pro Forma Adjustments For Acquisition Transactions		Combined Pro Forma
	(in thousands)
Revenue
Gaming	253,051			253,051	274,983			528,034
Racing	11,793			11,793	—			11,793
Management service fee	4,067			4,067	—			4,067
Food, beverage and other revenue	37,280			37,280	33,827			71,107

Gross revenues	306,191	—		306,191	308,810	—		615,001
Less: Promotional allowances	(16,885)			(16,885)	(37,793)			(54,678)

Net revenues	289,306	—		289,306	271,017	—		560,323
Operating Expenses
Gaming	138,609			138,609	138,095			276,704
Racing	8,842			8,842	—			8,842
Food, beverage and other expenses	23,848			23,848	20,133			43,981
Selling general and administrative	46,213			46,213	44,166			90,379
Depreciation and amortization	15,495			15,495	15,626	(105	)(p)	29,697
				—		(1,319	)(q)	—

Total operating expenses	233,007	—		233,007	218,020	(1,424)		449,603

Income from operations	56,299	—		56,299	52,997	1,424		110,720

Other income (expenses)
Interest expense	(16,503)	4,743	(k)	(14,890)	(14,653)	(13,071	)(r)	(43,572)
		(3,234	)(l)			(1,222	)(s)
		190	(m)			264	(t)
		(86	)(n)
Interest income	1,293			1,293	78			1,371
Earnings from joint venture	343			343	—			343
Other	(21)			(21)	—			(21)
Loss on early extinguishment of debt	(15,805)			(15,805)	—			(15,805)

Total other expenses, net	(30,693)	1,613		(29,080)	(14,575)	(14,029)		(57,684)

Income (loss) from continuing operations before income taxes	25,606	1,613		27,219	38,422	(12,605)		53,036

Taxes (benefit) on income	9,352	597	(o)	9,949	17,098	(4,750	)(u)	22,297

Income (loss) from continuing operations	16,254	1,016		17,270	21,324	(7,855)		30,739

PENN NATIONAL GAMING, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2004

	Historical Penn National	Penn National Refinancing Transaction Pro Forma Adjustments		Penn National After Refinancing Adjustments	Historical Argosy	Pro Forma Adjustments For Acquisition Transactions		Combined Pro Forma
Revenue
Gaming	992,088			992,088	1,054,000			2,046,088
Racing	49,948			49,948	—			49,948
Management service fee	16,277			16,277	—			16,277
Food, beverage and other revenue	147,991			147,991	127,412			275,403

Gross revenues	1,206,304	—		1,206,304	1,181,412	—		2,387,716
Less: Promotional allowances	(65,615)			(65,615)	(140,562)			(206,177)

Net revenues	1,140,689	—		1,140,689	1,040,850	—		2,181,539

Operating Expenses
Gaming	544,746			544,746	491,827			1,036,573
Racing	38,997			38,997	—			38,997
Food, beverage and other expenses	97,712			97,712	115,731			213,443
Selling general and administrative	179,669			179,669	167,980			347,649
Depreciation and amortization	65,785			65,785	61,961	(419	)(p)	122,593
				—		(4,734	)(q)	—

Total operating expenses	926,909	—		926,909	837,499	(5,153)		1,759,255

Gain on sale of assets held for sale	—			—	(3,155)			(3,155)
Income from continuing operations	213,780	—		213,780	206,506	5,153		425,439

Other income (expenses)
Interest expense	(75,720)	24,750	(k)	(67,436)	(65,015)	(37,996	)(r)	(174,279)
		(16,875	)(l)			(4,888	)(s)
		975	(m)			1,056	(t)
		(566	)(n)
Interest income	2,093			2,093	151			2,244
Earnings from joint venture	1,634			1,634	—			1,634
Other	(392)			(392)	—			(392)
Loss on early extinguishment of debt	(3,767)			(3,767)	(26,040)			(29,807)

Total other expenses, net	(76,152)	8,284		(67,868)	(90,904)	(41,828)		(200,600)

Income (loss) from continuing operations before income taxes	137,628	8,284		145,912	115,602	(36,675)		224,839

Taxes (benefit) on income	50,288	3,065	(o)	53,353	54,057	(13,000	)(u)	94,410

Income (loss) from continuing operations	87,340	5,219		92,559	61,545	(23,675)		130,429

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.    Argosy Merger

        On November 3, 2004, we announced that our and Argosy Gaming Company's ("Argosy") boards of directors unanimously approved a definitive merger agreement (the "Merger Agreement") under which we will acquire all of the outstanding shares of Argosy for an all-cash price of $47.00 per share. The transaction is valued at approximately $2.2 billion, including approximately $805 million of long-term debt of Argosy and its subsidiaries. On January 20, 2005, Argosy's stockholders approved the Merger Agreement. The transaction is subject to approval by each of our and Argosy's respective state regulatory bodies, and to certain other necessary regulatory approvals and other customary closing conditions contained in the Merger Agreement.

        The estimated aggregate consideration to be paid in the merger is as follows (in thousands):

Cash consideration for shares Argosy's common stock(1)	$1,410,552
Estimated merger costs (excluding financing costs related to new debt)	125,274

Net aggregate estimated merger consideration	1,535,826
Argosy's debt to be refinanced by Penn National	803,181

Estimated aggregate purchase price	$2,339,007

(1)
Calculated based on a $47.00 price per share for 29.5 million shares of common stock and 1.4 million outstanding stock options at a weighted average exercise price of $29.20 per share.

        The allocation of the estimated aggregate purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the merger, is as follows (in thousands):

Current assets	$106,404
Property and equipment	543,677
Goodwill	1,886,612
Other assets	30,576
Restructuring cost (liability)	(7,793)
Assumed liabilities (excluding long-term debt)	(233,389)
Deferred tax effect of purchase price allocation	12,920

$2,339,007

        The allocation of the estimated aggregate purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and the fair values of liabilities assumed as of the closing date of the Argosy merger. The excess of the purchase price over the fair values of assets acquired and liabilities assumed is allocated to goodwill. The purchase price allocation will remain preliminary until we obtain a third party valuation of significant identifiable intangible assets acquired and determine the fair value of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable after the closing date of the Argosy merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements, thereby resulting in a potential income statement impact for the amortization of other identifiable intangible assets or fixed asset adjustments.

2.    Pro Forma Adjustments

        The unaudited pro forma combined financial statements give effect to the following adjustments:

  (a)
  To reflect additional deferred taxes related to the proposed acquisition of Argosy.

  (b)
  To write down Argosy corporate office assets to a preliminary fair market value as estimated by Penn National.

  (c)
  To reflect the excess of acquisition costs over the preliminary estimated fair value of net assets acquired in the acquisition and write-off of Argosy historical goodwill. This valuation will remain preliminary until a final determination is made after the closing of the Argosy merger.

  (d)
  To reflect the payment of the call premium on the $200.0 million principal amount of 11 1/8% notes, and the related income tax benefits.

  (e)
  To reflect the deferred financing costs incurred in connection with the issuance of debt to finance the purchase of Argosy and the refinancing of Penn National's existing senior secured credit facility.

  (f)
  To eliminate Argosy's current portion of debt and long term debt as a result of the proposed refinancing of the debt and repay a portion of Penn National's existing debt.

  (g)
  To reflect the excess of acquisition costs over the preliminary estimated fair value of net assets acquired in the acquisition and write-off of Argosy historical goodwill.

  (h)
  To reflect a restructuring charge of $7.8 million resulting from the Argosy acquisition in which the corporate office will be shut down and certain employees will be terminated.

  (i)
  To reflect the issuance of new debt to finance the Argosy acquisition, including related transaction costs of $67.3 million.

  (j)
  To eliminate the historical equity of Argosy.

  (k)
  To adjust the interest expense on the call of the 11 1/8% notes and the payment of $50.0 million of the senior credit facility.

  (l)
  To reflect interest relating to the issuance of the old notes.

  (m)
  To write-off the amortization of deferred financing costs for the 11 1/8% notes and the related payment of the senior credit facility.

  (n)
  To reflect deferred financing costs relating to the issuance of the old notes.

  (o)
  To reflect a combined United States Federal and state effective tax rate on items (k) through (n) of 37% for the year ended December 31, 2004 and for the three months ended March 31, 2005 on the pro forma pre-tax income.

  (p)
  To eliminate depreciation of the assets written down to fair market value in item (b).

  (q)
  To adjust depreciation and amortization as a result of the purchase of Argosy.

  (r)
  To reflect pro forma interest expense resulting from the issuance of debt and refinancing of debt related to the Argosy merger. For purposes of the pro forma calculation, approximately $803 million of Argosy historical debt is eliminated, and it has been assumed that Penn will borrow approximately $2,477 billion of new debt, after applying $245.0 million of cash and restricted cash on hand, as part of the refinancing and funding of the Argosy acquisition, resulting in incremental interest expense of approximately $7.2 million for the three months ended March 31, 2005, assuming a blended effective interest rate of approximately 5.93%. A 0.125% change in estimated interest rate may affect pro forma interest expense by $0.8 million for the three months ended March 31, 2005.

  (s)
  To recognize the deferred financing amortization of fees relating to the new senior secured credit facilities used to purchase Argosy and refinance Penn National's existing senior secured credit facility.

  (t)
  To eliminate amortization of deferred financing fees relating to Penn's existing senior secured credit facility.

  (u)
  To reflect a combined United States Federal and state effective tax rate of 42% on the pro forma pre-tax income of the combined company.

Penn National Gaming, Inc.
Offer to Exchange All Outstanding
6 3/4% Senior Subordinated Notes due 2015
for 6 3/4% Senior Subordinated Notes due 2015
which have been registered under the Securities Act of 1933, as amended

PROSPECTUS
Dated                        , 2005

Until    , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Our bylaws require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was one of our directors or officers or any other person designated by our Board of Directors (which may include any person serving at our request as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise), in each case, against certain liabilities (including, damages, judgments, amounts paid in settlement, fines, penalties and expenses (including attorneys' fees and disbursements)), except where such indemnification is expressly prohibited by applicable law, where such person has engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Pennsylvania law permits us to provide similar indemnification to our employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the shareholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by us or in our right to procure a judgment in our favor. Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

        We have in force and effect policies insuring our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of August 7, 2002, by and among Hollywood Casino Corporation, Penn National Gaming, Inc. and P Acquisition Corp. (Incorporated by reference to the Company's current report on Form 8-K, dated August 7, 2002.)
2.2
Purchase Agreement by and among PNGI Pocono Corp., PNGI, LLC, and the Mohegan Tribal Gaming Authority, dated October 14, 2004. (Incorporated by reference to exhibit 2.1 of the Company's current report on Form 8-K, filed October 20, 2004.)
2.3
Agreement and Plan of Merger, dated as of November 3, 2004, among Penn National Gaming, Inc., Argosy Gaming Company and Thoroughbred Acquisition Corp. (Incorporated by reference to exhibit 2.1 of the Company's current report on Form 8-K, filed November 5, 2004.)

3.1
Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on October 15, 1996. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
3.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on November 13, 1996. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
3.3
Statement with respect to shares of Series A Preferred Stock of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on March 16, 1999. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
3.4
Articles of Amendment to the Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on July 23, 2001. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
3.5	Second Amended and Restated Bylaws of Penn National Gaming, Inc. (Incorporated by reference to exhibit 3.1 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
4.1	Specimen copy of Common Stock Certificate (Incorporated by reference to Exhibit 3.6 of Penn National Gaming Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 2003.)
4.2
Rights Agreement dated as of March 2, 1999, between Penn National Gaming, Inc. and Continental Stock Transfer and Trust Company. (Incorporated by reference to the Company's current report on Form 8-K, dated March 17, 1999.)
4.3
Indenture dated as of March 12, 2001 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the Series A and Series B 11 1/8% Senior Subordinated Notes due 2008. (Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001.)
4.4	Form of Penn National Gaming, Inc. Series A 11 1/8% Senior Subordinated Note due 2008. (Included as Exhibit A to Exhibit 4.3.)
4.5	Form of Penn National Gaming, Inc. Series B 11 1/8% Senior Subordinated Note due 2008. (Included as Exhibit A to Exhibit 4.3.)
4.6
Form of Supplemental Indenture to be Delivered by Subsequent Guarantors by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 11 1/8% Senior Subordinated Notes due 2008. (Included as Exhibit F to Exhibit 4.3.)
4.7
Supplemental Indenture dated as of December 20, 2002 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 11 1/8% Senior Subordinated Notes due 2008. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002.)

4.8
Indenture dated as of February 28, 2002 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 8 7/8% Senior Subordinated Notes due 2010. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
4.9	Form of Penn National Gaming, Inc. 8 7/8% Senior Subordinated Note due 2010. (Included as Exhibit A to Exhibit 4.8.)
4.10
Form of Supplemental Indenture to be Delivered by Subsequent Guarantors by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 8 7/8% Senior Subordinated Notes due 2010. (Included as Exhibit F to Exhibit 4.8.)
4.11
Supplemental Indenture dated as of December 20, 2002 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 8 7/8% Senior Subordinated Notes due 2010. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
4.12
Indenture dated as of December 4, 2003 by and among Penn National Gaming, Inc., certain guarantors and U.S. Bank National Association relating to the 6 7/8% Senior Subordinated Notes due 2011. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.)
4.13	Form of Penn National Gaming, Inc. 6 7/8% Senior Subordinated Note due 2011. (Included as Exhibit A to Exhibit 4.12.)
4.14
Form of Supplemental Indenture to be Delivered by Subsequent Guarantors by and among Penn National Gaming, Inc., certain guarantors and U.S. Bank National Association relating to the 6 7/8% Senior Subordinated Notes due 2011. (Included as Exhibit F to Exhibit 4.12.)
4.15
Supplemental Indenture dated as of July 19, 2004 by and among Penn National Gaming, Inc., certain guarantors and U.S. Bank National Association relating to the 6 7/8% Senior Subordinated Notes due 2011. (Incorporated by reference to exhibit 4.15 of the Company's registration statement on Form S-4, File #333-114287, dated July 27, 2005.)
4.16
Indenture dated as of March 9, 2005 by and among Penn National Gaming, Inc. and Wells Fargo Bank, National Association relating to the 6 3/4% Senior Subordinated Notes due 2015. (Incorporated by reference to exhibit 10.1 of the Company's current report on Form 8-K, filed March 15, 2005.)
4.17	Form of Penn National Gaming, Inc. 6 3/4% Senior Subordinated Note due 2015. (Included as Exhibit A to Exhibit 4.15.)
4.18
Indenture among Hollywood Casino Shreveport and Shreveport Capital Corporation ("SCC") as Co-Issuers, and HWCC-Louisiana, Inc. ("HCL"), HCS I, Inc. and HCS II, Inc., as Guarantors, and State Street Bank and Trust Company, as Trustee, dated as of August 10, 1999. (Incorporated by reference to exhibit 4.1 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.19
Collateral Assignment of Contracts and Documents dated August 10, 1999 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.3 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)

4.20
Security Agreement dated August 10, 1999 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.4 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.21
Partnership Interest Pledge Agreement dated August 10, 1999 made by HCS I, Inc. in favor of State Street Bank and Trust Company, as Trustee and Secured Party. (Incorporated by reference to exhibit 4.5 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.22
Cash Collateral and Disbursement Agreement dated August 10, 1999 between Hollywood Casino Shreveport, SCC, First American Title Insurance Company, as Disbursement Agent and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.6 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.23
First Amendment to Cash Collateral and Disbursement Agreement dated January 1, 2000 between Hollywood Casino Shreveport, SCC, First American Title Insurance Company and State Street Bank and Trust Company. (Incorporated by reference to exhibit 4.24 of Hollywood Casino Shreveport's annual report on Form 10-K for the fiscal year ended December 31, 1999, File #333-88679.)
4.24
Stock Pledge Agreement dated August 10, 1999 made by HCL in favor of State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.7 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.25
Security Agreement dated August 10, 1999 made by SCC, HCL, HCS I, Inc. and HCS II, Inc. to State Street Bank and Trust Company, as Trustee and Secured Party. (Incorporated by reference to exhibit 4.8 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.26
Security Agreement—Vessel Construction dated August 10, 1999 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.9 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.27
Mortgage, Leasehold Mortgage and Assignment of Leases and Rents made by Hollywood Casino Shreveport in favor of State Street Bank and Trust Company, as Mortgagee, dated August 10, 1999. (Incorporated by reference to exhibit 4.10 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.28
Partnership Interest Pledge Agreement dated August 10, 1999 made by HCS II, Inc. in favor of State Street Bank and Trust Company, as Trustee and Secured Party. (Incorporated by reference to exhibit 4.11 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.29
First Amendment to Security Agreement dated August 10, 1999 between HWCC-Shreveport, Inc. and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.12 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)

4.30
Indenture among Hollywood Casino Shreveport and SCC as Issuers and State Street Bank and Trust Company, as Trustee, dated as of June 15, 2001. (Incorporated by reference to exhibit 4.1 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.31
Collateral Assignment of Contracts and Documents dated June 15, 2001 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.3 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.32
Security Agreement dated June 15, 2001 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.4 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.33
Security Agreement dated June 15, 2001 made by SCC to State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.5 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarterly period ended June 30, 2001, File #333-88679.)
4.34
Preferred Ship Mortgage made by Hollywood Casino Shreveport in favor of State Street Bank and Trust Company, as Trustee, on Hollywood Dreams Official No. 1099497 dated as of June 15, 2001. (Incorporated by reference to exhibit 4.6 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.35
Mortgage, Leasehold Mortgage and Assignments of Leases and Rents made by Hollywood Casino Shreveport in favor of State Street Bank and Trust Company, as Trustee, dated as of June 15, 2001. (Incorporated by reference to exhibit 4.7 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
5.1†	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
9.1
Form of Trust Agreement of Peter D. Carlino, Peter M. Carlino, Richard J. Carlino, David E. Carlino, Susan F. Harrington, Anne de Lourdes Irwin, Robert M. Carlino, Stephen P. Carlino and Rosina E. Carlino Gilbert. (Incorporated by reference to the Company's registration statement on Form S-1, File #33-77758, dated May 26, 1994.)
10.1#	1994 Stock Option Plan. (Incorporated by reference to the Company's registration statement on Form S-1, File #33-77758, dated May 26, 1994.)
10.2#
Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan. (Incorporated by reference to Appendix A of Penn National Gaming, Inc.'s Proxy Statement dated April 22, 2003 filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.)
10.2(a)#
Form of Non-Qualified Stock Option Certificate for the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.2(b)#
Form of Incentive Stock Option Certificate for the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)

10.3#
Employment Agreement dated May 26, 2004 between Penn National Gaming, Inc. and Peter M. Carlino. (Incorporated by reference to exhibit 10.1 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
10.4#
Employment Agreement dated May 26, 2004 between Penn National Gaming, Inc. and Kevin DeSanctis. (Incorporated by reference to exhibit 10.2 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
10.5#
Employment Agreement dated April 12, 1994 between Penn National Gaming, Inc. and Robert S. Ippolito. (Incorporated by reference to the Company's registration statement on Form S-1, File #33-77758, dated May 26, 1994.)
10.6#
Amendment to Employment Agreement dated June 1, 1999, between Penn National Gaming, Inc. and Robert S. Ippolito. (Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1999.)
10.7#
Employment Agreement dated June 10, 2005 between Penn National Gaming, Inc. and William J. Clifford (Incorporated by reference to exhibit 10.1 to the Company's current report on Form 8-K, filed June 16, 2005.)
10.8#
Employment Agreement dated June 10, 2005 between Penn National Gaming, Inc. and Jordan B. Savitch (Incorporated by reference to exhibit 10.2 to the Company's current report on Form 8-K, filed June 16, 2005.)
10.9#
Employment Agreement dated June 10, 2003 between Penn National Gaming, Inc. and Leonard DeAngelo. (Incorporated by reference to the Company's Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2003.)
10.10
Consulting Agreement dated August 29, 1994, between Penn National Gaming, Inc. and Peter D. Carlino. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1994, File #000-24206.)
10.11
Lease dated January 25, 2002 between Wyomissing Professional Center II, LP and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.12(a)
Commencement Agreement, dated May 21, 2002, in connection with Lease dated January 25, 2002 Wyomissing Professional Center II, LP and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.12(b)
First Lease Amendment, dated December 4, 2002, to Lease dated January 25, 2002 Wyomissing Professional Center II, LP and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.13
Lease dated August 22, 2003 between The Corporate Campus at Spring Ridge 1250, L.P. and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.14
Lease Agreement dated April 5, 2005 between Wyomissing Professional Center, Inc. and Penn National Gaming, Inc. (Incorporated by reference to exhibit 10.2 of the Company's current report on Form 8-K, filed April 8, 2005.)

10.15(a)
Amendment and Restated Lease Agreement, dated April 5, 2005 between Wyomissing Professional Center III, Limited Partnership and Penn National Gaming for a portion of the Wyomissing Corporate Office. (Incorporated by reference to exhibit 10.1 of the Company's current report on Form 8-K, filed April 8, 2005.)
10.15(b)
Letter Agreement, dated April 5, 2005, between COG Commercial Builders, Inc. and Penn National Gaming, Inc. for improvements. (Incorporated by reference to exhibit 10.3 of the Company's current report on Form 8-K, filed April 8, 2005.)
10.16
Agreement dated July 14, 2003 between Mountainview Thoroughbred Racing Association and Pennsylvania National Turf Club, Inc. and Sports Arena Employees' Union Local 137 (non-primary location.) (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.17
Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.)
10.18(a)
Addendum No. 1, dated December 27, 2004, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.18(b)
Addendum No. 2, dated February 18, 2005, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.18(c)
Addendum No. 3, dated March 21, 2005, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.18(d)
Addendum No. 4, dated April 27, 2005, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's quarterly report on Form 10-Q for the three months ended March 31, 2005.)
10.19
Memorandum of Agreement dated December 10, 2004 between Pennsylvania National Turf Club, Inc., Mountainview Racing Association and Sports Arena Employees' Union Local No. 137 (Primary Location.) (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.20
Live Racing Agreement dated October 1, 2004 among Pennsylvania National Turf Club, Inc., Mountainview Thoroughbred Racing Association and Pennsylvania Horsemen's Benevolent and Protection Association, Inc. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.)

10.21
Agreement dated December 21, 2004 between PNGI Charles Town Gaming, LLC and Charles Town H.B.P.A., Inc. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.22
Credit Agreement, dated March 3, 2003, as amended and restated as of December 5, 2003, among Penn National Gaming, Inc., Bear Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Socìete Generale, Credit Lyonnais New York Branch and the lenders party thereto. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.)
10.23(a)
Amendment No. 1, dated June 9, 2004, to Credit Agreement, dated March 3, 2003, as amended and restated as of December 5, 2003, among Penn National Gaming, Inc., Bear Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Socìete Generale, Credit Lyonnais New York Branch and the lenders party thereto. (Incorporated by reference to exhibit 10.4 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
10.23(b)
Waiver, effective February 18, 2005, to certain terms of Credit Agreement, dated March 3, 2003, as amended and restated as of December 5, 2003, among Penn National Gaming, Inc., Bear Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Socìete Generale, Credit Lyonnais New York Branch and the lenders party thereto. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.24
Ground Lease dated as of October 11, 1993 between R.M. Leatherman and Hugh M. Mageveney, III, as Landlord, and SRCT, as Tenant. (Incorporated by reference to exhibit 10.4 of HWCC-Tunica, Inc.'s registration statement on Form S-1, File #33-82182, dated August 1, 1994.)
10.25
Letter Agreement dated as of October 11, 1993 between R.M. Leatherman and Hugh M. Mageveney, III, as Landlord, and SRCT, as Tenant (relating to Ground Lease.) (Incorporated by reference to exhibit 10.5 of HWCC-Tunica, Inc.'s registration statement on Form S-1, File #33-82182, dated August 1, 1994.)
10.26
Assignment of Lease and Assumption Agreement dated as of May 31, 1994 between SRCT and STP (relating to Ground Lease.) (Incorporated by reference to exhibit 10.7 of HWCC-Tunica, Inc.'s registration statement on Form S-1, File #33-82182, dated August 1, 1994.)
10.27
Manager Subordination Agreement, dated as of August 10, 1999, by and among State Street Bank and Trust Company, as Trustee, HWCC-Shreveport, Inc. and Hollywood Casino Shreveport. (Incorporated by reference to exhibit 10.3 of Amendment No. 1 to Hollywood Casino Corporation's registration statement on Form S-4, File #333-83081, filed August 13, 1999.)
10.28
Ground Lease, dated May 19, 1999, by and between the City of Shreveport, Louisiana and QNOV. (Incorporated by reference to exhibit 10.13 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)

10.29
Manager Subordination Agreement, dated as of June 15, 2001, by and among State Street Bank and Trust Company, as Trustee, HWCC-Shreveport, Inc. and Hollywood Casino Shreveport. (Incorporated by reference to exhibit 10.1 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
10.30#
Penn National Gaming, Inc. Nonqualified Stock Option granted to Peter M. Carlino, dated February 6, 2003. (Incorporated by reference to Exhibit 26 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
10.31
Ground Lease, dated October 19, 1993, between Raphael Skrmetta as Landlord and Mississippi—I Gaming, L.P. as Tenant. (Incorporated by reference to Exhibit 10.33 of Pinnacle Entertainment, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 1997, File #000-10619.)
10.32(a)
First Amendment to Ground Lease dated October 19, 1993, between Raphael Skrmetta and Mississippi—I Gaming, L.P. (Incorporated by reference to Exhibit 10.34 of Pinnacle Entertainment, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 1997, File #000-10619.)
10.32(b)
Second Amendment to Ground Lease dated October 19, 1993, between Raphael Skrmetta and Mississippi—I Gaming, L.P. (Incorporated by reference to Exhibit 10.35 of Pinnacle Entertainment, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 1997, File #000-10619.)
10.33
Senior Secured Financing Commitment Letter, dated November 3, 2004, among Penn National Gaming, Inc., Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Lehman Commercial Paper Inc. (Incorporated by reference to exhibit 10.1 to the Company's current report on Form 8-K, filed November 5, 2004.)
10.34#	Revised Non-Employee Director Compensation Policy.
10.35#	Compensatory Arrangements with Certain Executive Officers.
10.36
Agreement to Execute Securities Purchase Agreement, dated June 20, 2005, by and among Penn National Gaming, Inc., Columbia Sussex Corporation and CP Baton Rouge Casino, L.L.C. (Incorporated by reference to exhibit 10.1 to the Company's current report on Form 8-K, filed June 23, 2005.)
10.37*	First Supplemental Indenture dated as of July 5, 2005 between Penn National Gaming, Inc. and Wells Fargo Bank, National Association relating to the 6 3/4% Senior Subordinated Notes due 2015.
12.1†	Statement Regarding Computation of Earnings to Fixed Charges.
14.1	Penn National Gaming, Inc. Code of Business Conduct. (Incorporated by reference to Exhibit 14 of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.)
21.1	Subsidiaries of the Registrant. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
23.1*	Consent of BDO Seidman, LLP.
23.2†	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
24.1†	Power of attorney (included on the signature page.)

25.1†	Statement of Eligibility of Trustee on Form T-1
99.1†	Form of Letter of Transmittal
99.2†	Form of Notice of Guaranteed Delivery
99.3†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4†	Form of Letter to Clients.

#
Compensation plans and arrangements for executives and others.

*
Filed herewith.

†
Previously filed.

Item 22.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wyomissing, Commonwealth of Pennsylvania, on May 26, 2005.

PENN NATIONAL GAMING, INC.
By:	/s/ PETER M. CARLINO
	Name:	Peter M. Carlino
	Title:	Chairman of the Board and Chief Executive Officer

        Each person whose signature to this registration statement appears below hereby severally constitutes and appoints Peter M. Carlino and Robert S. Ippolito, and each of them singly, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and herby grants to each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER M. CARLINO Peter M. Carlino	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 7, 2005
/s/ WILLIAM J. CLIFFORD William J. Clifford	Senior Vice President Finance and Chief Financial Officer (Principal Financial Officer)	July 7, 2005
/s/ ROBERT S. IPPOLITO Robert S. Ippolito	Vice President, Secretary and Treasurer (Principal Accounting Officer)	July 7, 2005
* Harold Cramer	Director	July 7, 2005
* David A. Handler	Director	July 7, 2005

* Robert P. Levy	Director	July 7, 2005
* John M. Jacquemin	Director	July 7, 2005
* Barbara Z. Shattuck	Director	July 7, 2005
*By:	/s/ ROBERT S. IPPOLITO Robert S. Ippolito Power-of-attorney

EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of August 7, 2002, by and among Hollywood Casino Corporation, Penn National Gaming, Inc. and P Acquisition Corp. (Incorporated by reference to the Company's current report on Form 8-K, dated August 7, 2002.)
2.2
Purchase Agreement by and among PNGI Pocono Corp., PNGI, LLC, and the Mohegan Tribal Gaming Authority, dated October 14, 2004. (Incorporated by reference to exhibit 2.1 of the Company's current report on Form 8-K, filed October 20, 2004.)
2.3
Agreement and Plan of Merger, dated as of November 3, 2004, among Penn National Gaming, Inc., Argosy Gaming Company and Thoroughbred Acquisition Corp. (Incorporated by reference to exhibit 2.1 of the Company's current report on Form 8-K, filed November 5, 2004.)
3.1
Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on October 15, 1996. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
3.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on November 13, 1996. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
3.3
Statement with respect to shares of Series A Preferred Stock of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on March 16, 1999. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
3.4
Articles of Amendment to the Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on July 23, 2001. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
3.5	Second Amended and Restated Bylaws of Penn National Gaming, Inc. (Incorporated by reference to exhibit 3.1 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
4.1	Specimen copy of Common Stock Certificate (Incorporated by reference to Exhibit 3.6 of Penn National Gaming Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 2003.)
4.2
Rights Agreement dated as of March 2, 1999, between Penn National Gaming, Inc. and Continental Stock Transfer and Trust Company. (Incorporated by reference to the Company's current report on Form 8-K, dated March 17, 1999.)
4.3
Indenture dated as of March 12, 2001 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the Series A and Series B 11 1/8% Senior Subordinated Notes due 2008. (Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001.)
4.4	Form of Penn National Gaming, Inc. Series A 11 1/8% Senior Subordinated Note due 2008. (Included as Exhibit A to Exhibit 4.3.)

4.5	Form of Penn National Gaming, Inc. Series B 11 1/8% Senior Subordinated Note due 2008. (Included as Exhibit A to Exhibit 4.3.)
4.6
Form of Supplemental Indenture to be Delivered by Subsequent Guarantors by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 11 1/8% Senior Subordinated Notes due 2008. (Included as Exhibit F to Exhibit 4.3.)
4.7
Supplemental Indenture dated as of December 20, 2002 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 11 1/8% Senior Subordinated Notes due 2008. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002.)
4.8
Indenture dated as of February 28, 2002 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 8 7/8% Senior Subordinated Notes due 2010. (Incorporated by reference to the Company's registration statement on Form S-3, File #333-63780, dated June 25, 2001.)
4.9	Form of Penn National Gaming, Inc. 8 7/8% Senior Subordinated Note due 2010. (Included as Exhibit A to Exhibit 4.8.)
4.10
Form of Supplemental Indenture to be Delivered by Subsequent Guarantors by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 8 7/8% Senior Subordinated Notes due 2010. (Included as Exhibit F to Exhibit 4.8.)
4.11
Supplemental Indenture dated as of December 20, 2002 by and among Penn National Gaming, Inc., certain guarantors and State Street Bank and Trust Company relating to the 8 7/8% Senior Subordinated Notes due 2010. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
4.12
Indenture dated as of December 4, 2003 by and among Penn National Gaming, Inc., certain guarantors and U.S. Bank National Association relating to the 6 7/8% Senior Subordinated Notes due 2011. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.)
4.13	Form of Penn National Gaming, Inc. 6 7/8% Senior Subordinated Note due 2011. (Included as Exhibit A to Exhibit 4.12.)
4.14
Form of Supplemental Indenture to be Delivered by Subsequent Guarantors by and among Penn National Gaming, Inc., certain guarantors and U.S. Bank National Association relating to the 6 7/8% Senior Subordinated Notes due 2011. (Included as Exhibit F to Exhibit 4.12.)
4.15
Supplemental Indenture dated as of July 19, 2004 by and among Penn National Gaming, Inc., certain guarantors and U.S. Bank National Association relating to the 6 7/8% Senior Subordinated Notes due 2011. (Incorporated by reference to exhibit 4.15 of the Company's registration statement on Form S-4, File #333-114287, dated July 27, 2005.)
4.16
Indenture dated as of March 9, 2005 by and among Penn National Gaming, Inc. and Wells Fargo Bank, National Association relating to the 6 3/4% Senior Subordinated Notes due 2015. (Incorporated by reference to exhibit 10.1 of the Company's current report on Form 8-K, filed March 15, 2005.)
4.17	Form of Penn National Gaming, Inc. 6 3/4% Senior Subordinated Note due 2015. (Included as Exhibit A to Exhibit 4.15.)

4.18
Indenture among Hollywood Casino Shreveport and Shreveport Capital Corporation ("SCC") as Co-Issuers, and HWCC-Louisiana, Inc. ("HCL"), HCS I, Inc. and HCS II, Inc., as Guarantors, and State Street Bank and Trust Company, as Trustee, dated as of August 10, 1999. (Incorporated by reference to exhibit 4.1 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.19
Collateral Assignment of Contracts and Documents dated August 10, 1999 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.3 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.20
Security Agreement dated August 10, 1999 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.4 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.21
Partnership Interest Pledge Agreement dated August 10, 1999 made by HCS I, Inc. in favor of State Street Bank and Trust Company, as Trustee and Secured Party. (Incorporated by reference to exhibit 4.5 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.22
Cash Collateral and Disbursement Agreement dated August 10, 1999 between Hollywood Casino Shreveport, SCC, First American Title Insurance Company, as Disbursement Agent and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.6 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.23
First Amendment to Cash Collateral and Disbursement Agreement dated January 1, 2000 between Hollywood Casino Shreveport, SCC, First American Title Insurance Company and State Street Bank and Trust Company. (Incorporated by reference to exhibit 4.24 of Hollywood Casino Shreveport's annual report on Form 10-K for the fiscal year ended December 31, 1999, File #333-88679.)
4.24
Stock Pledge Agreement dated August 10, 1999 made by HCL in favor of State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.7 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.25
Security Agreement dated August 10, 1999 made by SCC, HCL, HCS I, Inc. and HCS II, Inc. to State Street Bank and Trust Company, as Trustee and Secured Party. (Incorporated by reference to exhibit 4.8 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.26
Security Agreement—Vessel Construction dated August 10, 1999 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.9 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.27
Mortgage, Leasehold Mortgage and Assignment of Leases and Rents made by Hollywood Casino Shreveport in favor of State Street Bank and Trust Company, as Mortgagee, dated August 10, 1999. (Incorporated by reference to exhibit 4.10 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)

4.28
Partnership Interest Pledge Agreement dated August 10, 1999 made by HCS II, Inc. in favor of State Street Bank and Trust Company, as Trustee and Secured Party. (Incorporated by reference to exhibit 4.11 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.29
First Amendment to Security Agreement dated August 10, 1999 between HWCC-Shreveport, Inc. and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.12 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
4.30
Indenture among Hollywood Casino Shreveport and SCC as Issuers and State Street Bank and Trust Company, as Trustee, dated as of June 15, 2001. (Incorporated by reference to exhibit 4.1 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.31
Collateral Assignment of Contracts and Documents dated June 15, 2001 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.3 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.32
Security Agreement dated June 15, 2001 between Hollywood Casino Shreveport and State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.4 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.33
Security Agreement dated June 15, 2001 made by SCC to State Street Bank and Trust Company, as Trustee. (Incorporated by reference to exhibit 4.5 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarterly period ended June 30, 2001, File #333-88679.)
4.34
Preferred Ship Mortgage made by Hollywood Casino Shreveport in favor of State Street Bank and Trust Company, as Trustee, on Hollywood Dreams Official No. 1099497 dated as of June 15, 2001. (Incorporated by reference to exhibit 4.6 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
4.35
Mortgage, Leasehold Mortgage and Assignments of Leases and Rents made by Hollywood Casino Shreveport in favor of State Street Bank and Trust Company, as Trustee, dated as of June 15, 2001. (Incorporated by reference to exhibit 4.7 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
5.1†	Opinion of Ballard Spahr Andrews & Ingersoll, LLP
9.1
Form of Trust Agreement of Peter D. Carlino, Peter M. Carlino, Richard J. Carlino, David E. Carlino, Susan F. Harrington, Anne de Lourdes Irwin, Robert M. Carlino, Stephen P. Carlino and Rosina E. Carlino Gilbert. (Incorporated by reference to the Company's registration statement on Form S-1, File #33-77758, dated May 26, 1994.)
10.1#	1994 Stock Option Plan. (Incorporated by reference to the Company's registration statement on Form S-1, File #33-77758, dated May 26, 1994.)

10.2#
Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan. (Incorporated by reference to Appendix A of Penn National Gaming, Inc.'s Proxy Statement dated April 22, 2003 filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.)
10.2(a)#
Form of Non-Qualified Stock Option Certificate for the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.2(b)#
Form of Incentive Stock Option Certificate for the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.3#
Employment Agreement dated May 26, 2004 between Penn National Gaming, Inc. and Peter M. Carlino. (Incorporated by reference to exhibit 10.1 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
10.4#
Employment Agreement dated May 26, 2004 between Penn National Gaming, Inc. and Kevin DeSanctis. (Incorporated by reference to exhibit 10.2 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
10.5#
Employment Agreement dated April 12, 1994 between Penn National Gaming, Inc. and Robert S. Ippolito. (Incorporated by reference to the Company's registration statement on Form S-1, File #33-77758, dated May 26, 1994.)
10.6#
Amendment to Employment Agreement dated June 1, 1999, between Penn National Gaming, Inc. and Robert S. Ippolito. (Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1999.)
10.7#
Employment Agreement dated June 10, 2005 between Penn National Gaming, Inc. and William J. Clifford (Incorporated by reference to exhibit 10.1 to the Company's current report on Form 8-K, filed June 16, 2005.)
10.8#
Employment Agreement dated June 10, 2005 between Penn National Gaming, Inc. and Jordan B. Savitch (Incorporated by reference to exhibit 10.2 to the Company's current report on Form 8-K, filed June 16, 2005.)
10.9#
Employment Agreement dated June 10, 2003 between Penn National Gaming, Inc. and Leonard DeAngelo. (Incorporated by reference to the Company's Incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2003.)
10.10
Consulting Agreement dated August 29, 1994, between Penn National Gaming, Inc. and Peter D. Carlino. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1994, File #000-24206.)
10.11
Lease dated January 25, 2002 between Wyomissing Professional Center II, LP and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.12(a)
Commencement Agreement, dated May 21, 2002, in connection with Lease dated January 25, 2002 Wyomissing Professional Center II, LP and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)

10.12(b)
First Lease Amendment, dated December 4, 2002, to Lease dated January 25, 2002 Wyomissing Professional Center II, LP and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.13
Lease dated August 22, 2003 between The Corporate Campus at Spring Ridge 1250, L.P. and Penn National Gaming, Inc. for portion of the Wyomissing Corporate Office. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.14
Lease Agreement dated April 5, 2005 between Wyomissing Professional Center, Inc. and Penn National Gaming, Inc. (Incorporated by reference to exhibit 10.2 of the Company's current report on Form 8-K, filed April 8, 2005.)
10.15(a)
Amendment and Restated Lease Agreement, dated April 5, 2005 between Wyomissing Professional Center III, Limited Partnership and Penn National Gaming for a portion of the Wyomissing Corporate Office. (Incorporated by reference to exhibit 10.1 of the Company's current report on Form 8-K, filed April 8, 2005.)
10.15(b)
Letter Agreement, dated April 5, 2005, between COG Commercial Builders, Inc. and Penn National Gaming, Inc. for improvements. (Incorporated by reference to exhibit 10.3 of the Company's current report on Form 8-K, filed April 8, 2005.)
10.16
Agreement dated July 14, 2003 between Mountainview Thoroughbred Racing Association and Pennsylvania National Turf Club, Inc. and Sports Arena Employees' Union Local 137 (non-primary location.) (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.17
Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000.)
10.18(a)
Addendum No. 1, dated December 27, 2004, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.18(b)
Addendum No. 2, dated February 18, 2005, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.18(c)
Addendum No. 3, dated March 21, 2005, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)

10.18(d)
Addendum No. 4, dated April 27, 2005, to Agreement dated January 1, 2001 by and between PNGI Charles Town Gaming Limited Liability Company, or its successors, and the West Virginia Union of Mutuel Clerks, Local 553, Service Employees International Union, AFL-CIO. (Incorporated by reference to the Company's quarterly report on Form 10-Q for the three months ended March 31, 2005.)
10.19
Memorandum of Agreement dated December 10, 2004 between Pennsylvania National Turf Club, Inc., Mountainview Racing Association and Sports Arena Employees' Union Local No. 137 (Primary Location.) (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.20
Live Racing Agreement dated October 1, 2004 among Pennsylvania National Turf Club, Inc., Mountainview Thoroughbred Racing Association and Pennsylvania Horsemen's Benevolent and Protection Association, Inc. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.)
10.21
Agreement dated December 21, 2004 between PNGI Charles Town Gaming, LLC and Charles Town H.B.P.A., Inc. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.22
Credit Agreement, dated March 3, 2003, as amended and restated as of December 5, 2003, among Penn National Gaming, Inc., Bear Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Socìete Generale, Credit Lyonnais New York Branch and the lenders party thereto. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.)
10.23(a)
Amendment No. 1, dated June 9, 2004, to Credit Agreement, dated March 3, 2003, as amended and restated as of December 5, 2003, among Penn National Gaming, Inc., Bear Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Socìete Generale, Credit Lyonnais New York Branch and the lenders party thereto. (Incorporated by reference to exhibit 10.4 of the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2004.)
10.23(b)
Waiver, effective February 18, 2005, to certain terms of Credit Agreement, dated March 3, 2003, as amended and restated as of December 5, 2003, among Penn National Gaming, Inc., Bear Stearns & Co., Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear Stearns Corporate Lending Inc., Socìete Generale, Credit Lyonnais New York Branch and the lenders party thereto. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
10.24
Ground Lease dated as of October 11, 1993 between R.M. Leatherman and Hugh M. Mageveney, III, as Landlord, and SRCT, as Tenant. (Incorporated by reference to exhibit 10.4 of HWCC-Tunica, Inc.'s registration statement on Form S-1, File #33-82182, dated August 1, 1994.)
10.25
Letter Agreement dated as of October 11, 1993 between R.M. Leatherman and Hugh M. Mageveney, III, as Landlord, and SRCT, as Tenant (relating to Ground Lease.) (Incorporated by reference to exhibit 10.5 of HWCC-Tunica, Inc.'s registration statement on Form S-1, File #33-82182, dated August 1, 1994.)

10.26
Assignment of Lease and Assumption Agreement dated as of May 31, 1994 between SRCT and STP (relating to Ground Lease.) (Incorporated by reference to exhibit 10.7 of HWCC-Tunica, Inc.'s registration statement on Form S-1, File #33-82182, dated August 1, 1994.)
10.27
Manager Subordination Agreement, dated as of August 10, 1999, by and among State Street Bank and Trust Company, as Trustee, HWCC-Shreveport, Inc. and Hollywood Casino Shreveport. (Incorporated by reference to exhibit 10.3 of Amendment No. 1 to Hollywood Casino Corporation's registration statement on Form S-4, File #333-83081, filed August 13, 1999.)
10.28
Ground Lease, dated May 19, 1999, by and between the City of Shreveport, Louisiana and QNOV. (Incorporated by reference to exhibit 10.13 of the registration statement of Hollywood Casino Shreveport and SCC on Form S-4, File #333-88679, dated October 8, 1999.)
10.29
Manager Subordination Agreement, dated as of June 15, 2001, by and among State Street Bank and Trust Company, as Trustee, HWCC-Shreveport, Inc. and Hollywood Casino Shreveport. (Incorporated by reference to exhibit 10.1 of Hollywood Casino Shreveport's quarterly report on Form 10-Q for the quarter ended June 30, 2001, File #333-88679.)
10.30#
Penn National Gaming, Inc. Nonqualified Stock Option granted to Peter M. Carlino, dated February 6, 2003. (Incorporated by reference to Exhibit 26 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.)
10.31
Ground Lease, dated October 19, 1993, between Raphael Skrmetta as Landlord and Mississippi—I Gaming, L.P. as Tenant. (Incorporated by reference to Exhibit 10.33 of Pinnacle Entertainment, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 1997, File #000-10619.)
10.32(a)
First Amendment to Ground Lease dated October 19, 1993, between Raphael Skrmetta and Mississippi—I Gaming, L.P. (Incorporated by reference to Exhibit 10.34 of Pinnacle Entertainment, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 1997, File #000-10619.)
10.32(b)
Second Amendment to Ground Lease dated October 19, 1993, between Raphael Skrmetta and Mississippi—I Gaming, L.P. (Incorporated by reference to Exhibit 10.35 of Pinnacle Entertainment, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 1997, File #000-10619.)
10.33
Senior Secured Financing Commitment Letter, dated November 3, 2004, among Penn National Gaming, Inc., Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Lehman Commercial Paper Inc. (Incorporated by reference to exhibit 10.1 to the Company's current report on Form 8-K, filed November 5, 2004.)
10.34#	Revised Non-Employee Director Compensation Policy.
10.35#	Compensatory Arrangements with Certain Executive Officers.
10.36
Agreement to Execute Securities Purchase Agreement, dated June 20, 2005, by and among Penn National Gaming, Inc., Columbia Sussex Corporation and CP Baton Rouge Casino, L.L.C. (Incorporated by reference to exhibit 10.1 to the Company's current report on Form 8-K, filed June 23, 2005.)

10.37*	First Supplemental Indenture dated as of July 5, 2005 between Penn National Gaming, Inc. and Wells Fargo Bank, National Association relating to the 6 3/4% Senior Subordinated Notes due 2015.
12.1†	Statement Regarding Computation of Earnings to Fixed Charges.
14.1	Penn National Gaming, Inc. Code of Business Conduct. (Incorporated by reference to Exhibit 14 of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003.)
21.1	Subsidiaries of the Registrant. (Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004.)
23.1*	Consent of BDO Seidman, LLP.
23.2†	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.1)
24.1†	Power of attorney (included on the signature page.)
25.1†	Statement of Eligibility of Trustee on Form T-1
99.1†	Form of Letter of Transmittal
99.2†	Form of Notice of Guaranteed Delivery
99.3†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4†	Form of Letter to Clients.

#
Compensation plans and arrangements for executives and others.

*
Filed herewith.

†
Previously filed.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Properties
Our Strengths and Business Strategy
Pro Forma Information
Address and Telephone Number
The Exchange Offer
Consequences of Not Exchanging Your Old Notes
Summary Description of the New Notes
Risk Factors
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
THE EXCHANGE OFFER
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NEW NOTES
BOOK ENTRY; DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ARGOSY INFORMATION
INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
PENN NATIONAL GAMING INC. UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2005
PENN NATIONAL GAMING, INC. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2005
PENN NATIONAL GAMING, INC. UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2004
PENN NATIONAL GAMING, INC. NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
EXHIBIT INDEX
SIGNATURES
EXHIBIT INDEX